Form 10-K405, Exhibit 13
ALTERA CORP
filed 1995-03-30
CIK 768251

                                                                    EXHIBIT 13.1

                             ABOUT YOUR INVESTMENT


STOCK OWNERSHIP PROFILE

At December 31, 1994, there were approximately 374 holders of record of Altera stock. Since most holders' shares are listed under their brokerage firm's name, the actual number of shareholders is much higher, and is estimated by the Company to be over 10,000.


STOCK PRICE

Altera's initial public offering took place on March 31, 1988. The Company's price-to-earnings ratio at each year-end for the last five years was as follows:

                  1990     1991     1992     1993    1994
                  ----     ----     ----     ----    ----
                  16.0     32.5     23.0     32.4    26.0*

*Excludes R&D in process write-off associated with the acquisition of Intel's programmable logic business.


TRADING VOLUME

The average trading volume in the Company's stock increased 83% in 1994 over 1993, as measured by Nasdaq. Trading volume in 1994 averaged 767,000 shares per day, compared to 420,000 per day in 1993, and 330,000 in 1992.


Page 12                                                       Altera Corporation

    S E L E C T E D   C O N S O L I D A T E D   F I N A N C I A L   D A T A



FIVE-YEAR SUMMARY

                                                            Year Ended December 31
                                            ---------------------------------------------------
(In thousands, except per share amounts)      1994       1993       1992       1991       1990
----------------------------------------------------   --------   --------   --------   -------
Statements of Operations Data:
Sales                                       $198,796   $140,279   $101,470   $106,862   $78,304
Cost of sales                                 77,672     58,470     43,994     43,846    32,515
----------------------------------------------------   --------   --------   --------   -------
Gross profit                                 121,124     81,809     57,476     63,016    45,789
Research and development                      45,994     16,847     15,826     14,381    10,672
Selling, general, and administrative          45,771     35,202     25,147     22,423    16,381
----------------------------------------------------   --------   --------   --------   -------
Income from operations                      $ 29,359   $ 29,760   $ 16,503   $ 26,212   $18,736
                                            ========   ========   ========   ========   =======
Income before income taxes                  $ 31,496   $ 31,392   $ 18,024   $ 27,845   $20,717
                                            ========   ========   ========   ========   =======
Net income                                  $ 14,608   $ 21,195   $ 11,539   $ 17,807   $13,385
                                            ========   ========   ========   ========   =======
Net income per share                        $   0.68   $   1.01   $   0.56   $   0.87   $  0.67
                                            ========   ========   ========   ========   =======
Shares used in computing net
   income per share                           21,623     20,996     20,643     20,567    19,992
                                            ========   ========   ========   ========   =======



                                                              December 31
                                        -----------------------------------------------------
                                          1994       1993        1992        1991      1990
------------------------------------------------   ---------   ---------   --------   -------
Balance Sheets Data:
Working capital                         $121,479    $ 94,895    $ 66,508   $ 51,414   $37,971
Total assets                            $213,882    $155,757    $114,693   $102,206   $74,947
Shareholders' equity                    $158,019    $121,699    $ 95,606   $ 81,450   $61,010
Book value per share                    $   7.35    $   5.96    $   4.76   $   4.11   $  3.14




QUARTERLY DATA (UNAUDITED)

                                                           Year Ended December 31, 1994
                                                     ----------------------------------------
                                                       First     Second      Third     Fourth
(In thousands, except per share amounts)             Quarter    Quarter    Quarter    Quarter
-----------------------------------------------      -------    -------    -------    -------
Sales                                                $43,510    $47,061    $49,051    $59,174
Gross profit                                         $26,531    $28,854    $30,180    $35,559
Net income                                           $ 7,657    $ 8,292    $ 8,448    $(9,789)
                                                     =======    =======    =======    =======
Net income per share                                 $  0.36    $  0.39    $  0.40    $ (0.44)
                                                     =======    =======    =======    =======


                                                           Year Ended December 31, 1993
                                                     ----------------------------------------
                                                       First     Second      Third     Fourth
(In thousands, except per share amounts)             Quarter    Quarter    Quarter    Quarter
-----------------------------------------------      -------    -------    -------    -------
Sales                                                $29,059    $33,068    $37,071    $41,081
Gross profit                                         $16,023    $19,175    $21,918    $24,693
Net income                                           $ 3,139    $ 4,605    $ 6,269    $ 7,182
                                                     =======    =======    =======    =======
Net income per share                                 $  0.15    $  0.22    $  0.30    $  0.34
                                                     =======    =======    =======    =======


Altera Corporation                                                       Page 13

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

SALES     1994 sales were $198.8 million, a 42% increase from 1993 sales of
$140.3 million, and a 96% increase from 1992 sales of $101.5 million. The increase from 1993 was driven by increased volumes of the Company's newer MAX 7000 component family, and to a lesser extent by the FLEX 8000 family. Sales of the mature Classic and MAX 5000 product lines have been flat for the last two years, although unit volume has generally been increasing. Percentage sales growth was generally consistent across all regions, with the exception of Europe where sales growth in percentage terms was less than that for the other regions.

On October 1, 1994, the Company acquired Intel's Programmable Logic Device (PLD) division. The acquired division consisted of two product families--the larger (measured in sales volume) and more mature of the two families consists of devices similar (and in some cases identical) in form and function to the Company's Classic product line. The other family, introduced in 1992 and marketed by Intel as the FLEXlogic family, consists of medium-density, feature-rich components. Fourth quarter sales of the products acquired from Intel totaled approximately $5 million.

Sales of development systems and software used by customers to design and program Altera components were approximately 9% of sales in 1994, compared to 10% and 9% of sales in 1993 and 1992, respectively. Licensed installations grew approximately 20% during the year and now total approximately 19,000.

Sales of the MAX 7000 family more than doubled from 1993, accounting for 75% of the Company's growth in sales. The family comprised more than 35% of total Company sales for the year. The MAX 7000 family, introduced in the first quarter of 1992, offers users some of the fastest mid-density parts available in the marketplace today. All members of the family are electrically erasable. Average selling prices for the family declined significantly through the year, commensurate with manufacturing cost reductions.

Sales of the FLEX 8000 family also doubled from prior year, although from a much smaller base. The family accounts for less than 10% of Company sales. This family was introduced in the fourth quarter of 1992 and includes some of the largest programmable logic devices offered by any vendor. All members of the family may be reprogrammed without being removed from the end-user's system (in-circuit reconfigurability). Average selling prices for the family declined more than 50% as a result of lower pricing generally, and as a result of a product mix shift to lower-density products.

Altera believes that it is common for the prices of high-technology products to decline as the technology matures, as availability and competition increase, and as new, more advanced products are introduced. The Company expects this trend to continue.


Page 14                                                       Altera Corporation

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS


Altera's major markets continue to be in telecommunications, office automation, and industrial applications. Altera's 1994 international sales were 48% of total sales, compared to 49% in 1993 and 48% in 1992.

Major items in the statements of operations, expressed as a percentage of sales, were as follows:

                                          Year Ended December 31
                                          ----------------------
                                          1992     1993     1994
----------------------------------------------------------------
Cost of sales                              43%      42%      39%
Gross margin                               57%      58%      61%
Research and development                   16%      12%      23%
Selling, general, and administrative       25%      25%      23%
Operating income                           16%      21%      15%
Other income, net                           1%       1%       1%
Provision for income taxes                  6%       7%       9%
Net income                                 11%      15%       7%

GROSS MARGIN     As a percentage of revenue, gross margin improved to 61%, the highest level in more than five years. Margin percentage showed quarter-to-quarter improvement in each of the first three quarters of the year, but declined in the fourth quarter as a result of lower margins on the products acquired from Intel. Relative to prior years, margin percentage improved as a result of scale efficiencies on higher production volumes and improvements in production yields. These improvements were partially negated by higher costs for silicon wafers purchased from Sharp Corporation of Japan as a result of a weaker dollar versus the yen.

RESEARCH & DEVELOPMENT     The Company, through its research and development
efforts, attempts to bring new products to market and to improve and update its existing products. In the last three years, the Company has brought to market enhanced versions of the MAX 7000 family, the entire FLEX 8000 family, three new major software releases, and several new package technologies, and has introduced the MAX 9000 family. Additionally, the Company has redesigned a number of its products to accommodate their manufacture on new wafer fabrication processes, including a new eight inch wafer process using triple-layer metal technology.

In the fourth quarter of 1994, the Company charged $23.7 million of the purchase price of the Intel programmable logic business to "research and development in process." Excluding this charge, research and development expenditures increased by 32% from 1993 to 1994, and 6% from 1992 to 1993. The increase over the prior year was driven by larger expenditures for the design of new products, including more design engineering labor, prototype wafers, and masks. Also contributing to the increase was higher labor expense for the development of software to support new products and design environments.



Altera Corporation                                                       Page 15

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS


SELLING, GENERAL & ADMINISTRATIVE     Selling, general, and administrative
expenses rose 30% in 1994 compared to a 40% increase from 1992 to 1993. Selling expenses increased 36% over 1993, driven by higher marketing and field sales headcount, new offices both domestically and internationally, increases in advertising and promotional expenditures, and higher commissions due to increased sales. Altera has eleven domestic and seven international field sales offices and markets its products through distributors, representatives, and its own direct sales force. Approximately 74% of the Company's worldwide sales are made through distributors. The Company will continue to increase sales resources in markets and regions where it anticipates such actions will increase sales or improve customer service.

General and administrative expenses increased 19% in 1994 over 1993, and 74% in 1993 over 1992, primarily as a result of increased legal expenses. Legal expenses in 1994 were up 8% over 1993 and included continued expenses associated with the patent litigation with Xilinx, Inc., which commenced in June 1993, and to a much lesser degree, patent litigation with AMD, which commenced in August 1994. The shareholder class action suit brought against the Company in 1992 was settled in the third quarter of 1994 with minimal impact to 1994 results. Excluding these litigation expenses, general and administrative expenses, which include accounting, other legal, data processing, human resources management, and corporate administration costs, were up 27% in 1994, primarily as a result of increased headcount.

OPERATING INCOME     Operating income in 1994 was $29.4 million, flat as
compared to 1993 and up from the $16.5 million reported in 1992. Excluding the research and development in process charge, operating income was $53.1 million or 27% of revenue compared to 21% of revenue in 1993. On this basis, the improvement came from both improved gross margins (60.9% compared to 58.3%), and lower operating expenses (34.2% compared to 37.1%). The lower operating expenses stemmed from a lower percentage of selling, general, and administrative expenses, partially offset by an increase in research and development.

INTEREST & OTHER INCOME     Increased cash balances in 1994 combined with
improved interest rates increased interest income 55% versus 1993 to $2.9 million.

TAXES     Altera's tax rate was 54% percent in 1994, compared to 33% in 1993 and
36% in 1992. The higher rate in 1994 relative to 1993 resulted from the accounting treatment of the research and development in process charge. The tax rate in 1993 includes a favorable adjustment for taxes related to prior tax years. Excluding the effect of the research and development in process charge, the effective rate was 37% in 1994.



Page 16                                                       Altera Corporation

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS


FUTURE RESULTS     Future operating results depend on the Company's ability to develop, manufacture, and sell complicated semiconductor components and complex software that offer customers greater value than solutions offered by competing vendors. The Company's efforts in this regard may not be successful. Also, a number of factors outside of the Company's control, including general economic conditions and cycles in world markets, exchange rate fluctuations, or a lack of growth in the Company's end markets could adversely impact future results. The Company is highly dependent upon subcontractors to manufacture silicon wafers and perform assembly and testing services. Disruptions or adverse supply conditions arising from market conditions, political strife, labor disruptions, natural or man-made disasters, other factors, normal process fluctuations, and variances in manufacturing yields could have adverse consequences on the Company's future results. Additionally, litigation relating to competitive patents and intellectual property, competitive breakthroughs, and aggressive competitive pricing could also adversely affect future operating results.

For instance, in 1994, the Company found it necessary to significantly reduce the prices for its FLEX 8000 family of products in order to stimulate customer interest and design activity. In 1992 and 1993, competition resulted in severe price erosion on the MAX 5000 line of products resulting in lower margins. The Company expects price competition and other competitive threats to continue. Because of the foregoing and other factors that might affect the Company's operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate future results. In addition, the cyclical nature of the semiconductor industry and other factors have resulted in a highly volatile price of the Company's common stock.


FINANCIAL CONDITION

Total assets increased $58 million to a total of $214 million at year end. Cash, cash equivalents, and short-term investments increased $11.0 million and receivables increased $9.8 million; property, plant, and equipment increased $4.5 million, while intangible assets and acquired technology increased $5.2 million. Cash paid for the acquisition of Intel Corporation's programmable logic business was $22.9 million. The increased asset base was funded primarily through operating income. Working capital of $121 million increased $26 million over year-end 1993 working capital of $95 million.

CASH, CASH EQUIVALENTS & SHORT-TERM INVESTMENTS     Altera's cash, cash
equivalents, and short-term investments (total cash) increased by $11.0 million in 1994 to $92.6 million. $38.2 million in cash generated from operating activity and $4.5 million in proceeds from stock sold to employees were partially consumed by the Intel programmable logic business acquisition ($22.9 million) and capital expenditures ($10.5 million). At year-end 1994, total cash represented 43% of total assets and 59% of total shareholders' equity.



Altera Corporation                                                       Page 17

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS



ACCOUNTS RECEIVABLE     Accounts receivable increased 45% to $31.7 million. This
increase roughly parallels the 44% increase in fourth quarter 1994 sales versus fourth quarter of 1993 sales.

INVENTORIES     Year-end inventories of $38.5 million more than doubled from year-end 1993 levels. Inventory levels have risen to support increasing customer demand, provide improved customer delivery response, and also as a result of the purchase of Intel's programmable logic business.

ACQUIRED TECHNOLOGY     $7.0 million of the purchase price of the Intel
programmable logic business was classified as acquired technology and is being amortized to cost of goods sold over a four-year period on a straight-line basis.

CURRENT LIABILITIES     Current liabilities increased by $22 million (64%) over
the prior year as a result of increases in accrued liabilities to vendors and employees, and an increase in the accruals for returns and allowances stemming from higher sales volumes and increased world-wide distributor inventories.

SHAREHOLDERS' EQUITY     Shareholders' equity increased by $36.3 million in
1994. Retained earnings increased $14.6 million, and common stock increased $21.7 million, primarily as a result of the stock issued to purchase Intel's programmable logic business. In addition to $22.5 million in cash paid for the division, the Company also paid Intel 701,350 shares valued at $14.9 million.

CAPITAL EXPENDITURES      Capital expenditures for the year totaled $10.5
million, a $5.0 million increase over 1993 expenditures. A major portion of the increase was for additional test and automated handling capacity to accommodate increased sales of the Company's newer products, which have higher pin-counts, larger densities, and faster speeds than the Company's more mature families. Altera's capital expenditures in the past three years have been primarily for semiconductor design and test equipment, as well as data processing software and equipment.


Page 18                                                       Altera Corporation

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS


EMPLOYEES     Over the course of 1994, the number of regular employees increased
27% to 667 at year end. At year end, there were 207 employees in research and development, 200 in manufacturing, 197 in sales and marketing, and 63 in finance and administration. Sales per average employee count was $335,000 compared to $279,000 in 1993, and $220,000 in 1992.

LIQUIDITY & CAPITAL RESOURCES

At December 31, 1994, Altera had $92.6 million of cash, cash equivalents, and short-term investments available to finance future growth, and no long-term debt. The Company also has a banking facility available for standby and commercial letters of credit. Management believes that capital expenditures in 1995 will increase from 1994 commensurate with sales growth. In addition, the Company may consider an expansion of its facilities, which may increase capital expenditures beyond this level. Altera believes the available sources of funds and the cash expected to be generated from operations will be adequate to finance current operations and capital expenditures through 1995.

IMPACT OF CURRENCY & INFLATION

In 1994 and prior years, the Company purchased the majority of its materials and services in U.S. dollars, and its foreign sales were also billed in U.S. dollars. Thus, the Company has not been subject to substantial currency exchange fluctuations in the past. However, certain contracts for silicon wafer purchases are denominated in Japanese yen, and the volume of such contracts increased significantly in 1994; further increases are anticipated in 1995. The increase of yen-denominated purchases in 1994 and the declining value of the dollar with respect to the yen had an adverse impact on the Company's margins. The Company was able to mitigate much of that impact with improved yields and efficiencies. However, there is no assurance that such improvements will occur in future years, or that the value of the dollar with respect to the yen will not deteriorate further. Moreover, market conditions may change such that Altera might choose to bill foreign customers in local currencies. Accordingly, the impacts of other foreign currency exchange rate fluctuations may be material in the future. The effects of inflation upon Altera's financial results have not been significant to date.



Altera Corporation                                                       Page 19

                          CONSOLIDATED BALANCE SHEETS


                                                                  December 31
                                                             ---------------------
(In thousands, except share amounts)                             1994         1993
---------------------------------------------------------------------     --------
ASSETS

 Current assets:
 Cash and cash equivalents                                  $ 41,639     $ 16,832
 Short-term investments                                       50,955       64,805
--------------------------------------------------------------------     --------
     Total cash, cash equivalents, and short-term
       investments                                            92,594       81,637
 Accounts receivable, less allowance for doubtful
     accounts of $727 and $471                                31,662       21,858
 Inventories                                                  38,477       16,242
 Deferred income taxes                                        12,365        7,798
 Other current assets                                          2,244        1,418
--------------------------------------------------------------------     --------
     Total current assets                                    177,342      128,953
 Property and equipment, net                                  18,212       13,693
 Investments                                                  11,772       13,111
 Acquired technology                                           6,556            -
--------------------------------------------------------------------     --------
                                                            $213,882     $155,757
                                                            ========     ========

LIABILITIES & SHAREHOLDERS' EQUITY

 Current liabilities:
 Accounts payable                                            $ 11,313     $  5,312
 Accrued liabilities                                           34,573       19,703
 Accrued compensation                                           8,631        5,590
 Income taxes payable                                           1,346        3,453
---------------------------------------------------------------------     --------
     Total current liabilities                                 55,863       34,058
                                                             --------     --------
 Commitments and contingencies (Note 6)
 Shareholders' equity:
 Common stock; no par value; 40,000,000 shares authorized;
    21,487,814 and 20,408,087 shares issued and outstanding    73,146       51,434
 Retained earnings                                             84,873       70,265
---------------------------------------------------------------------     --------
     Total shareholders' equity                               158,019      121,699
                                                             --------     --------
                                                             $213,882     $155,757
                                                             ========     ========

See accompanying notes to consolidated financial statements.



Page 20                                                       Altera Corporation

          CONSOLIDATED STATEMENTS OF OPERATIONS & SHAREHOLDERS' EQUITY



                                                        Year Ended December 31
                                                    ------------------------------
(In thousands, except per share amounts)                1994       1993       1992
------------------------------------------------------------   --------   --------
OPERATIONS
 Sales                                              $198,796   $140,279   $101,470
 Cost of sales                                        77,672     58,470     43,994
 ----------------------------------------------     --------   --------   --------
 Gross profit                                        121,124     81,809     57,476

 Research and development                             22,249     16,847     15,826
 Research and development in process                  23,745          -          -
 Selling, general, and administrative                 45,771     35,202     25,147
 ----------------------------------------------     --------   --------   --------
 Income from operations                               29,359     29,760     16,503

 Interest and other income                             2,137      1,632      1,521
 ----------------------------------------------     --------   --------   --------
 Income before income taxes                           31,496     31,392     18,024
 Provision for income taxes                           16,888     10,197      6,485
 ----------------------------------------------     --------   --------   --------
 Net income                                         $ 14,608   $ 21,195   $ 11,539
                                                    ========   ========   ========
 Net income per common share and common
   equivalent                                       $   0.68   $   1.01   $   0.56
                                                    ========   ========   ========
 Shares and equivalents used in calculation of
   net income per share                               21,623     20,996     20,643
                                                    ========   ========   ========



                                                                  Common     Retained
 (In thousands, except share amounts)                              Stock     Earnings
 -----------------------------------------------------------------------     --------
SHAREHOLDERS' EQUITY
 Balance, December 31, 1991                                      $43,919      $37,531

 Tax benefit resulting from stock option transactions              2,000
 Issuance of 456,860 shares                                        2,292
 Repurchase of 175,000 shares                                     (1,675)
 Net income                                                                    11,539
 ---------------------------------------------------------       -------      -------
 Balance, December 31, 1992                                       46,536       49,070

 Tax benefit resulting from stock option transactions              2,049
 Issuance of 332,285 shares                                        2,849
 Net income                                                                    21,195
 ---------------------------------------------------------       -------      -------
 Balance, December 31, 1993                                       51,434       70,265

 Tax benefit resulting from stock option transactions              2,265
 Issuance of 1,079,727 shares                                     19,447
 Net income                                                                    14,608
 ---------------------------------------------------------       -------      -------
 Balance, December 31, 1994                                      $73,146      $84,873
                                                                 =======      =======

  See accompanying notes to consolidated financial statements.



Altera Corporation                                                       Page 21

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              Year Ended December 31
                                                          ------------------------------
(In thousands)                                                1994       1993       1992
------------------------------------------------------------------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                               $ 14,608    $21,195    $11,539
 Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation                                            7,001      6,504      6,592
     Amortization                                            2,527      1,310        759
     Research and development in process                    23,745          -          -
     Deferred taxes                                         (4,568)    (3,780)         5
     Changes in assets and liabilities net of
      effects from purchase of Intel programmable
      logic business:
        Accounts receivable, net                            (9,804)    (7,377)     1,737
        Inventories                                        (12,235)    (1,211)    (4,135)
        Other current assets                                  (825)        69       (487)
        Accounts payable                                     6,001      2,765       (501)
        Accrued liabilities                                 10,799      9,342      2,300
        Accrued compensation                                 3,041      2,559       (239)
        Income taxes payable                                (2,107)       418       (145)
------------------------------------------------------------------    -------    -------
 Cash provided by operating activities                      38,183     31,794     17,425
                                                          --------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures                                      (10,509)    (5,520)    (6,029)
 Acquisition of Intel programmable logic
  business                                                 (22,911)         -          -
 Other long-term investments                                  (600)      (112)    (3,584)
 Net change in short-term investments                       13,850    (24,356)   (25,540)
------------------------------------------------------------------    -------    -------
 Cash used for investing activities                        (20,170)   (29,988)   (35,153)
                                                          --------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
 Repurchase of capital stock                                     -          -     (1,675)
 Tax benefit from employee stock dispositions                2,265      2,049      2,000
 Net proceeds from issuance of capital stock                 4,529      2,849      2,292
------------------------------------------------------------------    -------    -------
 Cash provided by financing activities                       6,794      4,898      2,617
                                                          --------    -------    -------
 Net increase (decrease) in cash and cash
   equivalents                                              24,807      6,704    (15,111)
 Cash and cash equivalents at beginning of year             16,832     10,128     25,239
------------------------------------------------------------------    -------    -------
 Cash and cash equivalents at end of year                 $ 41,639   $ 16,832   $ 10,128
 Cash paid during the year for:                           ========   ========   ========
     Income taxes                                         $ 21,106   $ 11,390   $  3,987

 See accompanying notes to consolidated financial statements



Page 22                                                       Altera Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  COMPANY, FORMATION & BUSINESS

Altera Corporation (the Company) designs, develops, manufactures, and markets CMOS programmable logic integrated circuits and associated engineering development software and hardware. The Company was incorporated in California in January 1984.

The Company's export sales were $95.5, $69.2, and $48.6 million for 1994, 1993, and 1992, respectively. Sales to Europe were $42.6, $34.5, and $27.8 million and to Japan were $37.6, $24.7, and $13.3 million in 1994, 1993, and 1992, respectively. In 1994, the two largest distributors accounted for 15% and 14% of sales, whereas in 1993, they each accounted for approximately 10% of sales. In 1992, one distributor accounted for more than 10% of sales.

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION     The consolidated financial statements include the
accounts of the Company and its wholly-owned subsidiaries: Altera Germany GmbH, Altera France SARL, Altera Italia SARL, Altera U.K. Limited, Altera Japan K.K., and Altera Foreign Sales Corporation. The statements also include results from the acquired Intel programmable logic business only for the period subsequent to the acquisition.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS     Cash equivalents consist of
highly liquid investments with original maturities of three months or less. Short-term investments are principally composed of government obligations and money market investments with remaining maturities of three months to one year.

INVENTORIES     Inventories are recorded on a first-in-first-out basis at the lower of standard cost, which approximates actual cost, or market.

        DEPRECIATION AND AMORTIZATION     Depreciation and amortization are
computed using the straight-line method. Estimated useful lives of two to five years are used for equipment and office furniture. Amortization of leasehold improvements is computed using the shorter of the remaining facility lease term or the estimated useful life of the improvements. Depreciation for tax purposes is computed using accelerated methods.

REVENUE RECOGNITION     The Company recognizes revenue for product sales upon
shipment. Product sales to distributors are made under agreements allowing a limited right-of-return and price adjustments under certain circumstances. Estimated returns and allowances are recorded at the time of shipment.

FOREIGN EXCHANGE CONTRACTS     At present, the Company has no open forward
contracts for the purchase or sale of foreign currencies, but may choose to enter into such contracts in the future should conditions appear favorable. The Company maintains a yen-dominated bank account, which is accounted for as an identifiable hedge against wafer purchases.

INCOME TAXES     Effective January 1, 1993, the Company adopted Statement of
Financial Accounting Standard No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, the liability method is used in accounting for income taxes, and future events can be considered to support recognition of deferred tax assets. Prior to the adoption of FAS 109, the Company used the liability method under FAS 96. Generally, FAS 96 prohibited consideration of future events in calculating deferred taxes.

EARNINGS PER SHARE     Net income per share is computed using the weighted
average number of common and dilutive common equivalent shares attributable to stock options outstanding during the period, using the treasury stock method.



Altera Corporation                                                       Page 23

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3:  BALANCE SHEET DETAILS

                                                   December 31
                                              ---------------------
(In thousands)                                    1994         1993
------------------------------------------------------     --------
Inventories:
Purchased parts and raw materials             $  2,185     $  1,343
Work in process                                 22,230       11,316
Finished goods                                  14,062        3,583
------------------------------------------------------     --------
                                              $ 38,477     $ 16,242
                                              ========     ========
Property and equipment:
Equipment                                     $ 43,284     $ 36,531
Office furniture and equipment                   4,124        2,904
Leasehold improvements                           2,852        1,800
------------------------------------------------------     --------
                                                50,260       41,235
Accumulated depreciation and amortization      (32,048)     (27,542)
------------------------------------------------------     --------
                                              $ 18,212     $ 13,693
                                              ========     ========

Accrued liabilities include provisions for returns and allowances of $22.5 million and $12.6 million for December 31, 1994, and 1993, respectively.

NOTE 4:  SIGNIFICANT TRANSACTION

On October 1, 1994, Altera purchased Intel Corporation's Programmable Logic Device (PLD) product line, including certain directly associated capital equipment, a credit towards the purchase of inventory, and certain intellectual property. By separate agreements related to the acquisition, Intel Corporation agreed to supply Altera with associated PLD wafers for up to three years and to license Altera to make PLDs under certain Intel Corporation patents, and Altera agreed to supply Intel Corporation for the same three-year period with finished PLDs that Intel Corporation had previously manufactured for internal consumption. The PLD product line was purchased for a price of $37.8 million, consisting of $22.9 million in cash and 701,350 shares of the Company's common stock (valued at $14.9 million). The stock received by Intel is not registered, but Intel received certain registration rights that can be exercised beginning October 1, 1995. The transaction was accounted for as a purchase, and accordingly the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair market values at the date of acquisition. The excess of the purchase price over the fair market value of the net tangible assets acquired was allocated to research and development in process ($23.7 million), and to acquired technology ($7.0 million) that is being amortized over four years on a straight-line basis.

The following unaudited pro forma information reflects the results of operations for the years ended December 31, 1994 and 1993 as if the acquisition of the programmable logic business had occurred as of the beginning of 1993, and includes certain adjustments, including amortization of acquired technology, lost interest income, revaluation of the fixed assets acquired, and related income tax effects. The pro forma information excludes the $23.7 million charged to research and development in process. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been if the acquisition had actually taken place at the beginning of 1993, or of operating results that may occur in the future.

                                                           Year Ended December 31
                                                          ------------------------
(In thousands, except per share amounts)                      1994            1993
------------------------------------------------------------------        --------
Sales                                                     $244,544        $175,421
Net income                                                $ 29,694        $ 21,406
Net income per common share and common equivalent         $   1.33        $   0.99

NOTE 5:  CREDIT FACILITIES

The Company has available a $15 million bank credit facility for letters of credit only. The terms of this facility require immediate funding of any draws against any letters of credit issued under the facility. The facility requires the Company to comply with certain covenants regarding net worth and financial ratios.



Page 24                                                       Altera Corporation

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6:  COMMITMENTS & CONTINGENCIES

The Company leases its facilities under non-cancelable lease agreements. The major facility lease expires in July 1997; the Company then has the option to extend the lease for an additional two and one-half year period, followed by three five-year options. The lease requires the Company to pay property taxes, insurance, maintenance, and repair costs. Future minimum lease payments under all non-cancelable operating leases as of December 31, 1994, are $2,451,000, $2,527,000, and $1,663,000, in 1995, 1996, and 1997, respectively, and none therafter. Rental expense under all operating leases amounted to $2,567,000, $2,100,000, and $2,051,000 in 1994, 1993, and 1992, respectively.

In June 1992, a class action lawsuit was filed against the Company and certain of its current and former officers and directors, alleging violations of the federal securities laws. A second complaint, containing similar allegations, was filed in August 1992. The two complaints were subsequently consolidated into one class action. This matter was settled out of court in July 1994.

In June 1993, a lawsuit was filed against the Company by Xilinx, Inc., alleging infringement of certain of Xilinx's patents by the Altera FLEX 8000 products. The complaint seeks unspecified compensatory damages and costs and attorneys' fees, and an injunction prohibiting continuing infringement. Xilinx subsequently filed a Motion for Preliminary Injunction to prohibit the manufacture and sale of FLEX 8000 products. In February 1994, Xilinx expanded its infringement claims to cover the Company's MAX 5000 and MAX 7000 products. The court ruled against the Motion for Preliminary Injunction in April 1994. Limited discovery has taken place in the case. The Company disputes the merits of Xilinx's allegations and intends to defend this action vigorously.

In June 1993, a lawsuit was filed by the Company against Xilinx for infringement of certain of the Company's patents by the Xilinx XC3000 and XC4000 product families. The complaint seeks unspecified compensatory damages and costs and attorneys' fees, and an injunction prohibiting continuing infringement. The complaint was amended in July 1993 to add allegations of infringement of an additional patent. In June 1994, Xilinx filed motions for Summary Judgment seeking dismissal of most of Altera's suit against Xilinx; these motions were denied in December 1994. Significant discovery has taken place, but the court has not yet set a schedule for trial. The Company intends to pursue this action vigorously.

Xilinx has moved to consolidate the two lawsuits, and in October 1994, the court denied this motion. Due to the nature of the litigation with Xilinx and because the lawsuits are still in pre-trial stage, management cannot estimate the total expenses, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that Xilinx will not succeed in obtaining an injunction against the manufacture and sale of the MAX 5000, MAX 7000, or FLEX 8000 families of products, or succeed in invalidating any of the Company's patents. However, based on the facts currently known, management does not believe that these matters will have a material adverse effect on the financial position of the Company.

In August 1994, a lawsuit was filed against the Company by Advanced Micro Devices (AMD) alleging infringement of certain of AMD's patents by the MAX 7000 product family. The complaint seeks unspecified compensatory damages and costs and attorneys fees, and an injunction prohibiting continuing infringement. In September 1994 Altera filed a counterclaim against AMD alleging infringement of certain patents held by the Company. Limited discovery has taken place. The Company intends to defend against AMD's claim, and to pursue its counterclaim, vigorously. Due to the nature of the litigation with AMD, and because the lawsuit is at an early stage, management cannot estimate the total expenses, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that AMD will not succeed in obtaining an injunction against the manufacturer and sale of the MAX 7000 product family, or succeed in invalidating any of the Company's patents. However, based on the facts currently known, management does not believe that this matter will have a material adverse effect on the financial position of the Company.



Altera Corporation                                                       Page 25

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7:  INVESTMENTS

Altera Corporation's long-term investments primarily represent the Company's 17% equity interest in Cypress Semiconductor (Texas) Inc. (CSTI), a subsidiary of Cypress Semiconductor Corporation. Altera has the right to purchase a percentage of the wafers produced by CSTI approximately equal to the Company's percentage ownership of CSTI. The Company accounts for this investment under the cost method.

NOTE 8:  CAPITAL STOCK

        STOCK OPTION AND PURCHASE PLANS   3.4 million shares of common stock
are reserved for issuance under the 1987 Stock Option Plan. The Company commenced option grants under the 1987 Stock Option Plan in February 1988.

The Company's 1988 Director Stock Option Plan was approved by the shareholders in April 1989. A total of 150,000 shares of common stock are reserved for issuance thereunder. The plan provides for the periodic issuance of stock options to members of the Company's Board of Directors who are not also employees of the Company.

600,000 shares of common stock are reserved for issuance under the 1987 Employee Stock Purchase Plan. The Plan permits eligible employees to purchase common stock through payroll deductions not to exceed 10% of an employee's compensation, at 85% of the lower of the closing price at the beginning or at the end of each six-month offering period.

The Company received a $2,265,000, $2,049,000, and $2,000,000 tax benefit in 1994, 1993, and 1992, respectively, on the exercise of non-qualified stock options and on the disposition of stock acquired with an incentive stock option or through the employee purchase plan. The number of shares for which options were exercisable was approximately 466,000 and 547,000 at December 31, 1994 and 1993, respectively. Subsequent to December 31, 1994, the Company's Board of Directors authorized increases in the share reserves for the 1987 Stock Option Plan, the 1988 Director Stock Option Plan, and the 1987 Employee Stock Purchase Plan of 650,000, 50,000, and 100,000 shares, respectively, subject to shareholder approval at the Company's next annual meeting. A summary of transactions relating to the Company's stock plans follows:

                                                         Shares
                                                     Subject to
                                          Shares    Outstanding         Per Share
                                        Reserved        Options             Price
------------------------------------------------    -----------    --------------
BALANCE AT DECEMBER 31, 1991             918,749      1,661,581    $ 0.10 - 26.75
Shares purchased                         (89,922)                  $ 9.67 - 17.64
Stock options:  Granted                 (910,467)       910,467    $ 8.38 - 33.25
                Exercised                              (366,938)   $ 0.10 - 17.63
                Canceled                 502,748       (502,748)   $ 4.63 - 33.25
------------------------------------------------      ---------    --------------
BALANCE AT DECEMBER 31, 1992             421,108      1,702,362    $ 0.10 - 33.25
Shares authorized                      1,400,000
Shares purchased                        (117,995)                  $ 9.67 - 14.34
Stock options:  Granted                 (697,467)       697,467    $14.13 - 32.25
                Exercised                              (214,290)   $ 0.10 - 11.38
                Canceled                  82,692        (82,692)   $ 5.50 - 19.38
------------------------------------------------      ---------    --------------
BALANCE AT DECEMBER 31, 1993           1,088,338      2,102,847    $ 0.10 - 32.25
Shares purchased                         (76,589)                  $22.79 - 23.91
Stock options:  Granted                 (640,166)       640,166    $24.13 - 41.00
                Exercised                              (301,950)   $ 5.50 - 38.75
                Canceled                 159,163       (159,163)   $ 9.13 - 35.00
------------------------------------------------      ---------    --------------
BALANCE AT DECEMBER 31, 1994             530,746      2,281,900    $ 0.10 - 41.00
                                       =========      =========



Page 26                                                       Altera Corporation

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9:  MARKETABLE SECURITIES

The portfolio of marketable securities is carried at market as of the balance sheet date, and consists primarily of fixed maturity securities. The carrying value of fixed maturities at December 31, 1994 consists of municipal bonds ($70.1 million), municipal preferred stock ($0.9 million), and money market investments ($15.0 million). Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115), and accordingly, the Company has categorized its marketable securities as available-for-sale. Realized gains or losses are determined on the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in shareholders' equity except that those unrealized losses that are deemed to be other than temporary are reflected in income. At December 31, 1994, the net unrealized holding losses on securities are immaterial, the contractual maturities for all fixed maturity securities are one year or less, and securities classified as cash equivalents equal $35.0 million.

NOTE 10:  INCOME TAXES

The components of the provision for income taxes were as follows:

                                                   Year Ended December 31
                                               ------------------------------
(In thousands)                                    1994        1993       1992
------------------------------------------------------     -------     ------
Current tax expense:
United States                                  $17,687     $11,302     $4,944
State                                            3,568       2,406      1,435
Foreign                                            200         146        101
------------------------------------------------------     -------     ------
   Total current tax expense                    21,455      13,854      6,480
Deferred taxes                                  (4,567)     (3,657)         5
------------------------------------------------------     -------     ------
   Total provision for income taxes            $16,888     $10,197     $6,485
                                               =======     =======     ======

The 1994 tax provision includes taxes related to the acquisition of Intel's programmable logic business. The 1993 tax provision includes a reduction of previously provided taxes due to the change in tax rate that resulted from the 1993 Omnibus Budget Reconciliation Act and the settlement of various tax matters.

Deferred tax assets (liabilities) under Financial Accounting Standard No. 109 (FAS 109) were as follows:


                                                December 31
                                             ------------------
(In thousands)                                  1994       1993
----------------------------------------------------     ------
Assets:
Inventory reserves                           $ 2,149     $1,621
Pricing reserves                               2,953      2,301
Other reserves and accruals                    5,509      3,828
Acquisition costs                              7,300          -
Other                                            492        705
----------------------------------------------------     ------
   Gross deferred tax assets                  18,403      8,455
Deferred tax liabilities                        (805)      (657)
Deferred tax asset valuation allowance        (5,233)         -
----------------------------------------------------     ------
   Net deferred tax assets                   $12,365     $7,798
                                             =======     ======

A valuation allowance of $5.2 million was created in 1994, attributable to deferred tax assets from the acquisition of Intel's programmable logic business. Sufficient uncertainty exists regarding the realizability of these assets and, accordingly, a valuation allowance is required.



Altera Corporation                                                       Page 27

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The provision for taxes reconciles to statutory taxes as follows:

                                                    Year Ended December 31
                                            ---------------------------------
(In thousands)                                 1994         1993         1992
---------------------------------------------------      -------       ------
Tax provision at U.S. statutory rates       $11,024      $10,987       $6,128
State taxes, net of federal benefit           2,319        1,564          947
Foreign sales corporation                      (995)      (1,026)        (330)
Valuation allowance                           5,233            -            -
Other, net                                     (693)      (1,328)        (260)
---------------------------------------------------      -------       ------
    Total provision for income taxes        $16,888      $10,197       $6,485
                                            =======      =======       ======




                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors of Altera Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Altera Corporation and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP
San Jose, California
January 18, 1995



Page 28                                                       Altera Corporation

                              CORPORATE DIRECTORY


Board of Directors
Rodney Smith
Chairman, Chief Executive Officer & President
Altera Corporation

Michael A. Ellison
Venture Capitalist

Paul Newhagen
Vice President, Administration
Altera Corporation

Robert W. Reed
Senior Vice President
Intel Corporation

William E. Terry
Former Director & Executive Vice President
Hewlett-Packard Company

CORPORATE OFFICERS
Rodney Smith
President & Chief Executive Officer

Denis Berlan
Vice President, Operations/Product Engineering

Erik Cleage
Vice President, Marketing

Clive McCarthy
Vice President, Development Engineering

Paul Newhagen
Vice President, Administration

Thomas J. Nicoletti
Vice President, Finance & Chief Financial Officer

James Sansbury
Vice President, Technology

Sandra Scarsella
Vice President, Human Resources

Peter Smyth
Vice President, Sales

REGISTRAR/TRANSFER AGENT
Bank of Boston
Investor Relations
P.O. Box 644
Boston, MA 02102-0644
(617) 575-3100

CORPORATE HEADQUARTERS
2610 Orchard Parkway
San Jose, California 95134-2020
(408) 894-7000

CORPORATE COUNSEL
Wilson, Sonsini, Goodrich & Rosati
Palo Alto, California

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
San Jose, California

FORM 10-K
A copy of the Company's Form 10-K, filed with the Securities and Exchange Commission (without exhibits) is available from:

SHAREHOLDER RELATIONS
Altera Corporation
2610 Orchard Parkway
San Jose, California 95134-2020
(408) 894-7000

STOCK LISTING
Altera's common stock has been traded on the over-the-counter market since the Company's initial public offering (IPO) on March 31, 1988, and is quoted on The Nasdaq National Market under the symbol "ALTR." The Company has never paid cash dividends on its common stock and has no present plans to do so.

For the past two years, the quarterly high and low sales prices for the common stock were:

                            1994                    1993
Quarter                High       Low          High      Low
--------------------------------------------------------------
First                 37-3/8    27-1/4        18-7/8    12 1/4
Second                38-7/8    25-1/8        20-1/8    14 1/2
Third                 32        22-3/4        33-7/8    18 3/8
Fourth                42-3/4    26-13/16      35-1/8    23 1/4

Altera, MAX, FLEX, and MAX+PLUS are registered trademarks, and MAX+PLUS II, Classic, MAX 5000, MAX 7000, MAX 9000, FLEX 8000, FLASHlogic, FLEXlogic, FastTrack, and individual device designations are trademarks of Altera Corporation. Altera Corporation acknowledges the trademarks of other organizations for their respective products or services mentioned in this document.