Form 10-K405, Exhibit 13
period 1995-12-31
ALTERA CORP
filed 1996-03-29
CIK 768251

                                                                EXHIBIT 13.1


EXCERPT FROM ALTERA CORPORATION
1995 ANNUAL REPORT

ABOUT YOUR INVESTMENT

        Stock Ownership Profile. At December 31, 1995, there were approximately 410 holders of record of Altera stock. Since most holders' shares are listed under their brokerage firm's name, the actual number of shareholders is much higher, and is estimated by the Company to be over 10,000.

                       [ESTIMATED STOCK OWNERSHIP GRAPH]

        Stock Price. Altera's initial public offering took place on March 31, 1988. The Company's price-to-earnings ratio at each year-end for the last five years, was as follows:


        1991            1992            1993            1994            1995
        --------------------------------------------------------------------
        32.5            23.0            32.4            26.0*           22.2


        * Excludes R&D in-process write-off associated with the acquisition of Intel's programmable logic business.

                     [COMPARATIVE STOCK PERFORMANCE GRAPH]

        Trading Volume. The average trading volume in the Company's stock increased 13% in 1995 over 1994, as measured by Nasdaq. Trading volume in 1995 averaged 1.7 million shares per day, compared to 1.5 million per day in 1994, and 840,000 in 1993, retroactively adjusted for a 2 for 1 split of the Company's common stock in the second quarter of 1995.

                      [AVERAGE DAILY TRADING VOLUME GRAPH]

ALTERA CORPORATION                                                           13

SELECTED CONSOLIDATED FINANCIAL DATA


FIVE-YEAR SUMMARY


                                                               Year Ended December 31
        (In thousands,                     -------------------------------------------------------------------------
        except per share amounts)               1995            1994            1993            1992            1991
        --------------------------------------------        --------        --------        --------        --------
        Statements of Operations Data:
        Sales                               $401,598        $198,796        $140,279        $101,470        $106,862
        Cost of sales                        158,808          77,672          58,470          43,994          43,846
        --------------------------------------------        --------        --------        --------        --------
        Gross profit                         242,790         121,124          81,809          57,476          63,016
        Research and development              33,849          45,994          16,847          15,826          14,381
        Selling, general, and
          administrative                      74,658          45,771          35,202          25,147          22,423
        --------------------------------------------        --------        --------        --------        --------
        Income from operations              $134,283        $ 29,359        $ 29,760        $ 16,503        $ 26,212
                                            ========        ========        ========        ========        ========
        Income before income taxes          $137,891        $ 31,496        $ 31,392        $ 18,024        $ 27,845
                                            ========        ========        ========        ========        ========
        Net income                          $ 86,871        $ 14,608        $ 21,195        $ 11,539        $ 17,807
                                            ========        ========        ========        ========        ========
        Net income per share                $   1.91        $   0.34        $   0.51        $   0.28        $   0.43
                                            ========        ========        ========        ========        ========
        Shares used in computing net
          income per share                    45,577          43,246          41,992          41,286          41,134
                                            ========         =======        ========        ========        ========


                                                                          December 31
        (In thousands,                     -------------------------------------------------------------------------
        except per share amounts)               1995            1994            1993            1992            1991
        --------------------------------------------        --------        --------        --------        --------
        Balance Sheets Data:
        Working capital                     $346,242        $121,479        $ 94,895        $ 66,508        $ 51,414
        Total assets                        $715,554        $213,882        $155,757        $114,693        $102,206
        Long-term debt                      $288,600              --              --              --              --
        Shareholders' equity                $255,189        $158,019        $121,699        $ 95,606        $ 81,450
        Book value per share                $   5.86        $   3.68        $   2.98        $   2.38        $   2.06



QUARTERLY DATA (UNAUDITED)

                                                                         Year Ended December 31, 1995
                                                           --------------------------------------------------------
        (In thousands,                                         First          Second           Third         Fourth
        except per share amounts)                            Quarter         Quarter         Quarter        Quarter
       --------------------------------                     --------        --------        --------        --------
        Sales                                                $75,038         $92,165        $109,079        $125,316
        Gross profit                                         $44,987         $54,676        $ 66,262        $ 76,865
        Net income                                           $15,097         $19,632        $ 23,729        $ 28,413
                                                             =======         =======        ========        ========
        Net income per share                                 $  0.34         $  0.43        $   0.52        $   0.62
                                                             =======         =======        ========        ========

                                                                         Year Ended December 31, 1994
                                                           --------------------------------------------------------
        (In thousands,                                         First          Second           Third         Fourth
        except per share amounts)                            Quarter         Quarter         Quarter        Quarter
       --------------------------------                     --------        --------        --------        --------
        Sales                                                $43,510         $47,061         $49,051         $59,174
        Gross profit                                         $26,531         $28,854         $30,180         $35,559
        Net income                                           $ 7,657         $ 8,292         $ 8,448         $(9,789)
                                                             =======         =======        ========        ========
        Net income per share                                 $  0.18         $  0.20         $  0.20         $ (0.22)
                                                             =======         =======        ========        ========

14                                                           ALTERA CORPORATION

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

        Sales. 1995 sales were $401.6 million, a 102% increase from 1994 sales of $198.8 million, and a 186% increase from 1993 sales of $140.3 million. The increase in sales from 1994 was driven by increased unit volumes of the Company's MAX 7000 component family, and to a lesser extent by the FLEX 8000 family, as well as by sales of products acquired from Intel on October 1, 1994, including the Classic and FLEXlogic (now called FLASHlogic) product lines. Sales of the mature Classic and MAX 5000 product lines have been flat for the last two years, although unit volume has generally been increasing. Percentage sales growth was generally consistent across all regions.

        Sales of development systems and software used by customers to design and program Altera components were approximately 6% of sales in 1995, compared to 9% and 10% of sales in 1994 and 1993, respectively. Licensed installations grew approximately 21% during the year and now cumulatively total approximately 23,000.

        Sales of the MAX 7000 family more than doubled from 1994 and comprised more than 40% of total Company sales for the year. The MAX 7000 family offers users some of the fastest mid-density parts available in the marketplace today. All members of the family are electrically erasable. Average selling prices for the family declined approximately 30% through the year, commensurate with manufacturing cost reductions.

        Sales of the FLEX 8000 family increased by a factor of six from the prior year and the family now accounts for 18% of Company sales. This family includes some of the largest programmable logic devices offered by any vendor. All members of the family may be reprogrammed without being removed from the end-user's system (in-circuit reconfigurability). During 1995, average selling prices for the family declined approximately 35%, as a result of lower pricing generally, and somewhat as a result of a product mix shift.

        In the second quarter of 1995, the Company began shipping the MAX 9000 product family. This family has a feature-rich, high-density architecture. All members of the family can be programmed after being soldered onto the circuit board for manufacturing ease. Also in 1995, the Company introduced the FLEX 10K family. This family offers logic capacities that were once associated exclusively with gate arrays, combined with the time-to-market advantages of programmable logic devices. Various combinations of memory configurations and complex logic functions can be implemented in FLEX 10K devices.

        Altera believes that it is common for the prices of high-technology products to decline as the technology matures, as availability and competition increase, and as new, more advanced products are introduced. The Company expects this trend to continue.

        Altera's major markets are in communications, computing, and industrial applications. Altera's 1995 international sales were 47% of total sales, compared to 48% in 1994 and 49% in 1993.




        ALTERA CORPORATION                                                   15

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS & RESULTS OF
OPERATIONS

Major items in the statements of operations, expressed as a percentage of sales, were as follows:

                                              Year Ended December 31
                                            ---------------------------
                                            1995        1994       1993
                                            -----       ----       ----
Cost of sales                                40%         39%        42%
Gross margin                                 61%         61%        58%
Research and development                      8%         23%        12%
Selling, general, and administrative         19%         23%        25%
Operating income                             33%         15%        21%
Other income, net                             1%          1%         1%
Provision for income taxes                   13%          9%         7%
Net income                                   22%          7%        15%

Gross Margin. As a percentage of sales, gross margin declined slightly from 60.9% in 1994 to 60.6% in 1995. The margin percentage showed quarter-to-quarter decline in each of the first three quarters of the year, due to lower prices to end customers and higher costs for purchased silicon wafers. As the Company purchases the majority of its silicon wafers in yen, the appreciation of the yen versus the dollar resulted in higher costs to the Company during the first half of 1995. The increased silicon costs were partially offset by a reduction in other manufacturing costs as a result of scale efficiencies on higher production volumes and improvements in production yields. The margin percentage increased in the fourth quarter of 1995 to 61.3%, due to improved yields of the Company's newer, higher-density products and a strengthening of the dollar to the yen.

Research & Development. The Company, through its research and development efforts, attempts to bring new products to market and to improve and update its existing products. In the last three years, the Company has introduced the FLEX 8000, MAX 9000, and FLEX 10K families of products, three major new software releases, and several new package technologies. Additionally, the Company has redesigned a number of its products to accommodate their manufacture on new wafer fabrication processes, including a new eight-inch wafer process using triple-layer metal technology.

In the fourth quarter of 1994, the Company charged $23.7 million of the purchase price of the Intel programmable logic business to "research and development in process." Excluding this charge, research and development expenditures increased by 52% from 1994 to 1995, and 32% from 1993 to 1994. The increases were driven by larger expenditures for the design of new products, including more design engineering labor, prototype wafers, and masks. Also contributing to the increase in 1995 were the higher labor expenses for the development of software to support new products and design environments, and pre-production costs related to the introductions of the MAX 9000 and FLEX 10K families.

Selling, General & Administrative. Selling, general, and administrative expenses rose 63% in 1995, compared to a 30% increase from 1993 to 1994. Selling expenses increased 69% over 1994, driven by higher marketing and field sales headcount, new offices both domestically and internationally, increases in advertising and promotional expenditures, and higher commissions due to increased sales. Altera has about twenty field sales offices and markets its products through distributors, representatives, and its own direct sales force.

16                                                            ALTERA CORPORATION

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS

Approximately 79% of the Company's worldwide sales are made through distributors. The Company will continue to increase sales resources in markets and regions where it anticipates such actions will increase sales or improve customer service.

General and administrative expenses increased 51% in 1995 over 1994, and 19% in 1994 over 1993. General and administrative expenses include legal, accounting, data processing, human resources management, and corporate administration costs. The expenses increased in 1995 primarily as a result of increased headcount. The increase in general and administrative expenses in 1994 compared to 1993 was a result of increased legal expenses associated with the patent litigation with Xilinx, Inc., which commenced in June 1993, and to a much lesser degree, patent litigation with AMD, which commenced in August 1994.

Operating Income. Operating income in 1995 was $134.3 million, compared to $29.4 million in 1994. The 1994 operating income includes a $23.7 million charge for research and development in process. Excluding this charge, operating income for 1994 was $53.1 million or 27% of sales compared to 33% of sales in 1995. On this basis, the operating income as a percentage of sales increased from 1994 to 1995, primarily due to lower operating expenses. The lower operating expenses stemmed from a lower percentage of selling, general and administrative, and research and development expenses.

Interest & Other Income. In 1995, increased cash balances, as a result of the issuance of $230 million of convertible notes, combined with improved interest rates, increased interest income to $11.0 million, compared to $2.9 million in 1994. The increase in interest income was partially offset by interest expense and amortization of debt issuance costs of $7.4 million related to the convertible notes issued in June 1995.

Taxes. Altera's tax rate was 37% percent in 1995, compared to 54% in 1994 and 33% in 1993. The higher rate in 1994 resulted from the tax treatment of the research and development in-process charge. The tax rate in 1993 includes a favorable adjustment for taxes related to prior tax years. Excluding the effect of the research and development in-process charge, the effective rate was 37% in 1994, which is consistent with the 1995 rate.

Future Results. Future operating results depend on the Company's ability to develop, manufacture, and sell complicated semiconductor components and complex software that offer customers greater value than solutions offered by competing vendors. The Company's efforts in this regard may not be successful. Also, a number of factors outside of the Company's control, including general economic conditions and cycles in world markets, exchange rate fluctuations, or a lack of growth in the Company's end markets could adversely impact future results. The Company is highly dependent upon subcontractors to manufacture silicon wafers and perform assembly and testing services. Disruptions or adverse supply conditions arising from market conditions, political strife, labor disruptions, natural or man-made disasters, normal process fluctuations, variances in manufacturing yields, and other factors could have adverse consequences on the Company's future results. Additionally, litigation relating to competitive patents and intellectual property, competitive breakthroughs, and aggressive competitive pricing could also adversely affect future operating results.

ALTERA CORPORATION                                                            17

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
RESULTS OF OPERATIONS

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

FINANCIAL CONDITION

     Total assets increased $501.7 million to a total of $715.6 million at year end. Cash, cash equivalents, and short-term investments increased $272.6 million and receivables increased $22.9 million; property, plant, and equipment increased $36.6 million, including the purchase of land for $19.9 million for the development of a multiple-building corporate headquarters. In addition, total assets include a $122.9 million prepayment to secure future wafer capacity allocations extending into 2001. The increased asset base was funded primarily through operating income and the issuance of $230 million of convertible notes. Working capital of $346.2 million increased $224.7 million over year-end 1994 working capital of $121.5 million.


     Cash, Cash Equivalents & Short-term Investments. Altera's cash, cash equivalents, and short-term investments (total cash) increased by $272.6 million in 1995 to $365.2 million. $83.8 million in cash generated from operating activity and $224.8 million in net proceeds from convertible debt issued in June 1995 were partially consumed by capital expenditures ($45.8 million) and an option fee paid to Taiwan Semiconductor Manufacturing Co., Ltd. (TSMC) to secure future wafer capacity ($2.4 million). At year-end 1995, total cash represented 51% of total assets and 143% of total shareholders' equity.

     Accounts Receivable. Accounts receivable increased 72% to $54.5 million. This increase is less than the 112% increase in fourth quarter 1995 sales versus fourth quarter of 1994 sales due to increased collections in December 1995 versus December 1994.

     Inventories. Year-end inventories of $55.4 million increased 44% compared to year-end 1994 levels. Inventory levels have risen as a result of the introduction of two new product families in 1995 (MAX 9000 and FLEX 10K), as well as to support increasing customer demand and provide improved customer delivery response.

     Current Liabilities. Current liabilities increased by $115.9 million (207%) over the prior year. Excluding $61.9 million of short-term notes payable to TSMC to secure future wafer capacity allocations, current liabilities increased 97% over the prior year. The increase reflects increases in accrued liabilities to vendors and employees, and an increase in the accruals for returns and allowances stemming from higher sales volumes and increased worldwide distributor inventories.


     18                                                      ALTERA CORPORATION

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS &
                             RESULTS OF OPERATIONS



Long-Term Debt. Long-term debt consists of the convertible subordinated notes issued in June 1995 ($230.0 million) and notes payable to TSMC to secure future wafer capacity allocations ($58.6 million). The convertible subordinated notes are due in June of 2002 and bear an interest rate of 5.75%, payable semiannually. The notes are convertible at the option of the holder into shares of the Company's common stock at a price of $51.17 per share. Discounts, commissions, and expenses, which are amortized over the seven-year life of the notes, reduced the proceeds to $224.8 million. The notes are callable by the Company no sooner than June of 1998. The long-term notes payable relate to several agreements with TSMC securing future wafer capacity allocations extending into 2001. The long-term portion of the notes with TSMC totals
$58.6 million of which $53.8 million and $4.8 million are due in 1997 and 1998, respectively.

To further secure wafer capacity, in 1995 Altera entered into a letter of intent concerning the formation of a joint-venture company with TSMC and several other prospective partners to build a U.S.-based wafer fab. Under the terms of the letter of intent, Altera will receive 16% equity ownership in the joint-venture company and up to 24% capacity in the wafer fab. Altera's investment in the joint venture is expected to be $125 million to be paid over the next two years. The Company can give no assurance at this time as to the final terms of the joint venture or the capacity of the planned wafer fab.

Shareholders' Equity. Shareholders' equity increased by $97.2 million in 1995. Retained earnings increased $86.9 million, and common stock increased $10.3 million, primarily as a result of stock sold to employees. In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." FAS 123 provides an alternative to APB 25, requires additional disclosure, and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans under APB 25 and provide additional disclosure required by FAS 123.

Capital Expenditures. Capital expenditures for the year totaled $45.8 million, a $35.3 million increase over 1994 expenditures. A major portion of the increase ($19.9 million) was the purchase, for cash, of approximately 25 acres of land near the Company's present headquarters for the long-term development of a multiple-building corporate headquarters. The Company is formulating development plans for the site and presently anticipates building approximately 500,000 square feet of office and light manufacturing space on the new site. The construction is expected be completed in 1997. The remaining increase in capital represents additional test and automated handling capacity to accommodate increased sales and more rigorous test requirements of the Company's newer products. Altera's capital expenditures in the past three years, excluding the land purchase in 1995, have been primarily for semiconductor design and test equipment, as well as data processing software and equipment.


ALTERA CORPORATION                                                           19

           MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITIONS
                            & RESULTS OF OPERATIONS


Employees. Over the course of 1995, the number of regular employees increased 32% to 881 at year end. At year end, there were 240 employees in research and development, 289 in manufacturing, 249 in sales and marketing, and 103 in finance and administration. Sales per employee was $519,000 compared to $335,000 in 1994, and $279,000 in 1993.

LIQUIDITY & CAPITAL RESOURCES

At December 31, 1995, Altera had $365.2 million of cash, cash equivalents, and short-term investments available to finance future growth, $61.9 million of short-term notes payable, and $288.6 million of long-term debt. The Company also has a banking facility available for standby and commercial letters of credit. Management believes that capital expenditures in 1996 will increase from 1995 commensurate with sales growth. In addition, the Company expects $35 to $40 million of costs in 1996 related to the construction of its corporate headquarters. Payments related to Altera's investment in the joint venture with TSMC are expected to aggregate $125 million, spread over 1996 and 1997. Altera believes the available sources of funds and the cash expected to be generated from operations will be adequate to finance current operations, notes payable, and capital expenditures through at least 1996.

IMPACT OF CURRENCY & INFLATION

The Company purchases the majority of its materials and services in U.S. dollars, and its foreign sales are also billed in U.S. dollars. Thus, the Company has not been subject to substantial currency exchange fluctuations in the past. However, certain contracts for silicon wafer purchases are denominated in Japanese yen, and the volume of such contracts increased significantly in 1994 and in 1995. The increase of yen-dominated purchases in 1995 and the declining value of the dollar with respect to the yen had an adverse impact on the Company's margins during the first six months of the year. The Company was able to mitigate much of that impact with improved yields and efficiencies. In addition, in the third quarter of 1995, the Company purchased yen forward contracts in an amount approximately equal to its expected yen requirements for that quarter. As of December 31, 1995, the Company had no open foreign exchange contracts for the purchase or sale of foreign currencies. If market conditions change, however, Altera may choose to bill foreign customers in local currencies. In addition, the impacts of other foreign currency exchange rate fluctuations may be material in the future, as a result of increased material purchases in yen. The effects of inflation upon Altera's financial results have not been significant to date.




20                                                           ALTERA CORPORATION

CONSOLIDATED BALANCE SHEETS


ASSETS                                                        -----December 31-----
     (In thousands)                                               1995         1994
     -----------------------------------------------------------------     --------
     Current assets:
     Cash and cash equivalents                                $ 79,409     $ 41,639
     Short-term investments                                    285,810       50,955
     -----------------------------------------------------------------     --------
           Total cash, cash equivalents, and
             short-term investments                            365,219       92,594
     Accounts receivable, less allowance for doubtful
       accounts of $1,005 and $727                              54,518       31,662
     Inventories                                                55,421       38,477
     Deferred income taxes                                      37,339       12,365
     Other current assets                                        5,510        2,244
     -----------------------------------------------------------------     --------
           Total current assets                                518,007      177,342
     Property and equipment, net                                54,846       18,212
     Investments                                               131,331       11,772
     Other assets                                               11,370        6,556
     -----------------------------------------------------------------     --------
                                                              $715,554     $213,882
                                                              ========     ========

LIABILITIES & SHAREHOLDERS' EQUITY                            -----December 31-----
     (In thousands, except share amounts)                         1995         1994
     -----------------------------------------------------------------     --------
     Current liabilities:
     Accounts payable                                         $ 17,049     $ 11,313
     Accrued liabilities                                        72,209       34,573
     Notes payable                                              61,920            -
     Accrued compensation                                       16,347        8,631
     Income taxes payable                                        4,240        1,346
     -----------------------------------------------------------------     --------
           Total current liabilities                           171,765       55,863
     Notes payable                                              58,600            -
     Convertible notes                                         230,000            -
     -----------------------------------------------------------------     --------
           Total liabilities                                   460,365       55,863
                                                              --------     --------
     Commitments and contingencies (Notes 6, 7, 8)
     Shareholders' equity:
     Common stock; no par value; 80,000,000 shares
       authorized; 43,558,321 and 42,975,628 shares
         issued and outstanding                                 83,445       73,146
     Retained earnings                                         171,744       84,873
     -----------------------------------------------------------------     --------
           Total shareholders' equity                          255,189      158,019
                                                              --------     --------

                                                              $715,554     $213,882
                                                              ========     ========

See accompanying notes to consolidated financial statements.

     ALTERA CORPORATION                                                      21

CONSOLIDATED STATEMENTS OF OPERATIONS & SHAREHOLDERS' EQUITY



OPERATIONS

                                                                     Year Ended December 31
                                                          ------------------------------------------
        (In thousands, except per share amounts)                1995            1994            1993
        ------------------------------------------------------------        --------        --------
        Sales                                               $401,598        $198,796        $140,279
        Cost of sales                                        158,808          77,672          58,470
        ------------------------------------------------------------        --------        --------
        Gross profit                                         242,790         121,124          81,809

        Research and development                              33,849          22,249          16,847
        Research and development in process                       --          23,745              --
        Selling, general, and administrative                  74,658          45,771          35,202
        ------------------------------------------------------------        --------        --------
        Income from operations                               134,283          29,359          29,760

        Interest expense                                       7,401              --              --
        Interest and other income, net                        11,009           2,137           1,632
        ------------------------------------------------------------        --------        --------
        Income before income taxes                           137,891          31,496          31,392
        Provision for income taxes                            51,020          16,888          10,197
        ------------------------------------------------------------        --------        --------
        Net income                                          $ 86,871        $ 14,608        $ 21,195
                                                            ========        ========        ========
        Net income per common share and
          common equivalent                                 $   1.91        $   0.34        $   0.51
                                                            ========        ========        ========
        Shares and equivalents used in calculation
          of net income per share                             45,577          43,246          41,992
                                                            ========        ========        ========




SHAREHOLDERS' EQUITY

                                                                              Common        Retained
        (In thousands, except per share amounts)                               Stock        Earnings
        ----------------------------------------------------------------------------        --------
        Balance, December 31, 1992                                           $46,536        $ 49,070

        Tax benefit resulting from stock option transactions                   2,049
        Issuance of 664,570 shares                                             2,849
        Net  income                                                                           21,195
        ----------------------------------------------------------------------------        --------
        Balance, December 31, 1993                                            51,434          70,265

        Tax benefit resulting from stock option transactions                   2,265
        Issuance of 2,159,454 shares                                          19,447
        Net income                                                                            14,608
        ----------------------------------------------------------------------------        --------
        Balance, December 31, 1994                                            73,146          84,873

        Tax benefit resulting from stock option transactions                   5,269
        Issuance of 582,693 shares                                             5,030
        Net income                                                                            86,871
        ----------------------------------------------------------------------------        --------
        Balance, December 31, 1995                                           $83,445        $171,744
                                                                            ========        ========


        See accompanying notes to consolidated financial statements.




        22                                                    ALTERA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                              Year Ended December 31,
                                                      --------------------------------------
(in thousands)                                          1995           1994            1993
--------------------------------------------------    --------       --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                            $ 86,871       $ 14,608        $ 21,195
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                         9,269          7,001           6,504
    Amortization                                         2,897          2,527           1,310
    Research and development in process                     --         23,745              --
    Deferred taxes                                     (24,974)        (4,568)         (3,780)
    Changes in assets and liabilities:
      Accounts receivable, net                         (22,856)        (9,804)         (7,377)
      Inventories                                      (16,944)       (12,235)         (1,211)
      Other assets                                      (4,341)          (825)             69
      Accounts payable                                   5,736          6,001           2,765
      Accrued liabilities                               37,553         10,799           9,342
      Accrued compensation                               7,716          3,041           2,559
      Income taxes payable                               2,894         (2,107)            418
--------------------------------------------------    --------       --------        --------
Cash provided by operating activities                   83,821         38,183          31,794
                                                      --------       --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                   (45,820)       (10,509)         (5,520)
Acquisition of Intel programmable
   logic business                                           --        (22,911)             --
Other long-term investments                               (500)          (600)           (112)
Net change in short-term investments                  (234,855)        13,850         (24,356)
--------------------------------------------------    --------       --------        --------
Cash used for investing activities                    (281,175)       (20,170)        (29,988)
                                                      --------       --------        --------

CASH FLOWS FROM FINANCING ACTIVITIES

Convertible notes                                      224,825             --              --
Tax benefit from employee stock dispositions             5,269          2,265           2,049
Net proceeds from issuance of capital stock              5,030          4,529           2,849
--------------------------------------------------    --------       --------        --------
Cash provided by financing activities                  235,124          6,794           4,898
                                                      --------       --------        --------
Net increase in cash and cash equivalents               37,770         24,807           6,704
Cash and cash equivalents at beginning of year          41,639         16,832          10,128
--------------------------------------------------    --------       --------        --------
Cash and cash equivalents at end of year              $ 79,409       $ 41,639        $ 16,832
                                                      ========       ========        ========
Cash paid during the year for:
  Income taxes                                        $ 64,122       $ 21,106        $ 11,390
  Interest                                            $  6,392             --              --



See accompanying notes to consolidated financial statements.


ALTERA CORPORATION                                                            23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: COMPANY & BUSINESS

        Altera Corporation (Altera or the Company) designs, develops, manufactures, and markets CMOS programmable logic integrated circuits and associated engineering development software and hardware. The Company's major markets are communications, computing, and industrial applications.

        The Company's export sales were $187.4, $95.5, and $69.2 million for 1995, 1994, and 1993, respectively. Sales to Europe were $84.2, $42.6, and $34.5 million and to Japan were $78.9, $37.6, and
        $24.7 million in 1995, 1994, and 1993, respectively. In 1995, the two largest distributors accounted for 21% and 15% of sales. In 1994, the two largest distributors accounted for 15% and 14% of sales, whereas in 1993, they each accounted for approximately 10% of sales.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Altera Germany GmbH, Altera France SARL, Altera Italia SARL, Altera U.K. Limited, Altera Japan K.K., Altera Corporation (M) Sdn Bhd, and Altera Foreign Sales Corporation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts; actual results could differ from those estimates.

        CASH EQUIVALENTS & SHORT-TERM INVESTMENTS. Cash equivalents consist of highly liquid investments with original maturities of three months or less. Short-term investments are held as securities available for sale and are carried at their market value as of the balance sheet date. Realized gains or losses are determined on the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in shareholders' equity except that those unrealized losses that are deemed to be other than temporary are reflected in income.

        INVENTORIES. Inventories are recorded on a first-in first-out basis at the lower of standard cost, which approximates actual cost, or market. The inventories at December 31, 1995 and 1994, were comprised of the following components (in thousands):

                                              ----December 31----
                                                1995         1994
        --------------------------------------------     --------
        Inventories:
        Purchased parts and raw materials    $ 2,067      $ 2,185
        Work in process                       38,617       22,230
        Finished goods                        14,737       14,062
        --------------------------------------------      -------
                                             $55,421      $38,477
                                             =======      =======

        DEPRECIATION & AMORTIZATION. Depreciation and amortization are computed using the straight-line method. Estimated useful lives of two to five years are used for equipment and office furniture. Amortization of leasehold improvements is computed using the


        24                                                  ALTERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     shorter of the remaining facility lease term or the estimated useful life of the improvements. Property and equipment at December 31, 1995 and 1994, was comprised of the following components (in thousands):


                                                              -----December 31-----
                                                                  1995         1994
     -----------------------------------------------------------------     --------
     Property and equipment:
     Land                                                     $ 19,925            -
     Building                                                    1,605            -
     Equipment                                                  64,703     $ 43,284
     Office furniture and equipment                              4,908        4,124
     Leasehold improvements                                      3,512        2,852
     -----------------------------------------------------------------     --------
                                                                94,653       50,260
     Accumulated depreciation and amortization                 (39,807)     (32,048)
     -----------------------------------------------------------------     --------
                                                              $ 54,846     $ 18,212
                                                              ========     ========

     Intangibles. The Company evaluates the recoverability of its intangible assets in accordance with Statement of Financial Accounting Standard No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." FAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

     Revenue Recognition. The Company recognizes revenue from product sales upon shipment. Product sales to distributors are made under agreements allowing a limited right-of-return and price adjustments under certain circumstances. Estimated returns and allowances are recorded at the time of shipment. Accrued liabilities include provisions for returns and allowances of $54.5 million and $22.5 million at December 31, 1995 and 1994, respectively.

     Foreign Exchange Contracts. The Company purchases the majority of its materials and services in U.S. dollars and its foreign sales are also billed in U.S. Dollars. However, certain contracts for silicon wafer purchases are denominated in Japanese yen. At times, the Company enters into foreign exchange option or forward contracts to hedge against currency fluctuations which affect these transactions. As of December 31, 1995, the Company had no open foreign exchange contracts for the purchase or sale of foreign currencies, but may choose to enter into such contracts in the future should conditions appear favorable. The Company maintains a yen-denominated bank account, which is accounted for as an identifiable hedge against wafer purchases. No assurances can be given that any of these arrangements will protect the Company from the effects on its operation of currency fluctuations.

     Income Taxes. The Company accounts for income taxes under Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (FAS
     109), which requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

     ALTERA CORPORATION                                                      25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         Earnings per Share. Net income per share is computed using the weighted average number of common and dilutive common equivalent shares attributable to stock options outstanding during the period, using the treasury stock method. The financial data retroactively reflect a 2-for-1 split of the Company's outstanding common stock, paid May 31, 1995, to the shareholders of record on May 10, 1995. Effective on the record date, the number of authorized shares of the Company's common stock increased from 40 million to 80 million.

         Employee Stock Plans. The Company accounts for its employee stock option plan and employee stock purchase plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB
         25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released FAS 123, "Accounting for Stock-Based Compensation." FAS 123 provides an alternative to APB 25, requires additional disclosure, and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with APB 25 and provide additional disclosure required by FAS 123. Accordingly, FAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

         Fair Value of Financial Instruments. For certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, notes payable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The estimated fair value for the convertible notes (with a carrying amount of $230 million at December 31, 1995) is approximately $268 million. The fair value for the convertible notes is primarily based on quoted market prices for the same or similar issues. Given the nature of the Taiwan Semiconductor Manufacturing Co., Ltd.
         (TSMC) wafer allocation agreements, it is not practicable to estimate the fair value of the long-term investments and notes payable relating to these agreements (see Note 7).

         Concentrations of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments and trade receivables. The Company places its investments with high-credit-quality counterparties and, by policy, limits the amount of credit exposure to any one counterparty. The Company has adopted credit policies and standards to accommodate the industry's growth and inherent risk. Management believes that any risk of accounting loss is significantly reduced due to the diversity of its products, end customers, and geographic sales areas. The Company performs ongoing credit evaluations of its customers' financial condition and requires collateral, such as letters of credit and bank guarantees, whenever deemed necessary.

         Dependence on Wafer Suppliers. The Company does not directly manufacture finished silicon wafers. The Company's strategy has been to maintain relationships with larger semi-conductor manufacturers for the production of its wafers. The Company has been successful in maintaining such relationships (Notes 5 and 7). However, there can be no assurance that the Company will be able to satisfy its future wafer needs from current or alternative manufacturing sources. This could result in possible loss of sales or reduced margins.


26                                                            ALTERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3: MARKETABLE SECURITIES

At December 31, 1995 and 1994, the carrying value of the Company's portfolio of marketable securities approximated fair value. The portfolio consists of the following:


                                                December 31,
                                         -----------------------
(in thousands)                               1995           1994
----------------------------------       --------        -------
Cash equivalents:
Money market                             $ 48,800        $15,000
Other debt securities                      10,500            900
Municipal bonds                            14,800         19,100
----------------------------------       --------        -------
                                         $ 74,100        $35,000
                                         ========        =======
Short-term investments:
Municipal bonds                          $ 89,800        $51,000
Government obligations                    175,000             --
Corporate bonds                            11,400             --
Other debt securities                       9,600             --
----------------------------------       --------        -------
                                         $285,800        $51,000
                                         ========        =======


At December 31, 1995 and 1994, the net unrealized holding gains and losses on securities were immaterial. Of the total short-term investments at December 31, 1995, $89.8 million matures in less than one year and the remaining $196.0 million matures within one to two years.

NOTE 4: ACQUISITION

On October 1, 1994, Altera purchased Intel Corporation's Programmable Logic Device (PLD) product line, including certain directly associated capital equipment, a credit toward the purchase of inventory, and certain intellectual property. The PLD product line was purchased for a price of $37.8 million, consisting of $22.9 million in cash and 1,402,700 shares of the Company's common stock (valued at $14.9 million). The transaction was accounted for as a purchase. The excess of the purchase price over the fair market value of the net tangible assets acquired was allocated to research and development in process ($23.7 million), and to acquired technology ($7.0 million) that is being amortized over four years on a straight-line basis. At December 31, 1995, the accumulated amortization related to the acquired technology amounted to $2.2 million. Had the acquisition of the PLD product line occurred as of the beginning of 1994, unaudited sales, net income, and net income per share presented on a pro forma basis for the year ended December 31, 1994, would have been $224.5 million, $29.7 million, and $0.67, respectively.

NOTE 5: INVESTMENTS

Altera's long-term investments primarily relate to deposits with TSMC for future wafer allocations ($120.5 million; Note 7) and the Company's 17% equity interest in Cypress Semiconductor (Texas) Inc. (CSTI), a subsidiary of Cypress Semiconductor Corporation. Altera has the right to purchase a percentage of the wafers produced by CSTI approximately equal to the Company's percentage ownership of CSTI. The Company accounts for this investment under the cost method.

ALTERA CORPORATION                                                            27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        In 1995, Altera entered into a letter of intent concerning the formation of a joint-venture company with TSMC and several other prospective partners to build a U.S.-based wafer fab. Under the terms of the letter of intent, Altera will receive 16% equity ownership in the joint-venture company and up to 24% capacity in the wafer fab. Altera's investment in the joint venture is expected to be $125 million spread over the next two years.

NOTE 6:  COMMITMENTS

        The Company leases its facilities under non-cancelable lease agreements. The major facility lease expires in July 1997; the Company then has the option to extend the lease for an additional two and one-half year period, followed by three five-year options. The lease requires the Company to pay property taxes, insurance, maintenance, and repair costs. Future minimum lease payments under all non-cancelable operating leases as of December 31, 1995, are $2,527,000 and $1,278,000 in 1996 and 1997, respectively, and none thereafter. Rental expense under all operating leases amounted to $2,151,000, $2,567,000, and $2,100,000 in 1995, 1994, and 1993,
        respectively.

        The Company has available a $25 million bank credit facility for letters of credit only. The terms of this facility require immediate funding of any draws against any letters of credit issued under the facility. The facility requires the Company to comply with certain covenants regarding net worth and financial ratios.

NOTE 7:  NOTES PAYABLE

        In 1995, the Company entered into several agreements with TSMC, whereby it agreed to make certain deposits to TSMC for future wafer capacity allocations extending into 2001. The Company made cash deposits amounting to $2.4 million in 1995 and issued promissory notes for $120.5 million representing partial prepayments for wafers to be supplied under these agreements. The promissory notes are due in 1996 ($61.9 million), 1997 ($53.8 million), and 1998 ($4.8 million).

        Under the terms of these agreements, TSMC agrees to provide the Company with wafers manufactured with TSMC processes and according to the Company's specifications, and the Company agrees to purchase and TSMC agrees to supply, a specific capacity of wafers per year through 2001. Subsequent billings for actual wafers used from TSMC will reduce the prepaid balance. The prepayments are generally nonrefundable if the Company does not purchase the full prepaid capacity unless the Company identifies a third-party purchaser, acceptable to TSMC, for the capacity.

NOTE 8:  CONVERTIBLE NOTES

        In June 1995, the Company issued $230 million of convertible subordinated notes due in June of 2002 and bearing an interest rate of 5.75%, payable semiannually. The notes are convertible into shares of the Company's common stock at a price of $51.17 per share. Discounts, commissions, and expenses, which are being amortized over the seven-year life of the notes, reduced the net proceeds to $224.8 million. Accumulated amortization at December 31, 1995 amounted to approximately $400,000. The notes are callable by the Company no sooner than June of 1998.


        28                                                   ALTERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: CAPITAL STOCK

There are 8.1 million shares of common stock reserved for issuance under the 1987 Stock Option Plan. The Company commenced option grants under the 1987 Stock Option Plan in February 1988.

The Company's 1988 Director Stock Option Plan was approved by the shareholders in April 1989. A total of 400,000 shares of common stock are reserved for issuance thereunder. The plan provides for the periodic issuance of stock options to members of the Company's Board of Directors who are not also employees of the Company.

There are 1.4 million shares of common stock reserved for issuance under the 1987 Employee Stock Purchase Plan. The Plan permits eligible employees to purchase common stock through payroll deductions not to exceed 10% of an employee's compensation, at 85% of the lower of the closing price at the beginning or at the end of each six-month offering period.

The Company received a $5,269,000, $2,265,000, and $2,049,000 tax benefit in 1995, 1994, and 1993, respectively, on the exercise of non-qualified stock options and on the disposition of stock acquired with an incentive stock option or through the employee purchase plan. The number of shares for which options were exercisable was approximately 1,025,000 and 932,000 at December 31, 1995 and 1994, respectively. Subsequent to December 31, 1995, the Company's Board of Directors authorized increases in the share reserves for the 1987 Stock Option Plan and the 1988 Directors Stock Option Plan of one million and 70,000 shares, respectively, subject to shareholder approval at the Company's next annual meeting. A summary of transactions relating to the Company's stock plans follows:

                                                     Shares
                                                 Subject to
                                     Shares     Outstanding         Per Share
                                   Reserved         Options             Price
-------------------------------------------     -----------      ------------
Balance at December 31, 1992        842,216       3,404,724      $ 0.05-16.63
Shares authorized                 2,800,000
Shares purchased                   (235,990)                     $ 4.84- 7.17
Stock options:
   Granted                       (1,394,934)      1,394,934      $ 7.07-16.13
   Exercised                                       (428,580)     $ 0.05- 5.69
   Cancelled                        165,384        (165,384)     $ 2.75- 9.69
-------------------------------------------       ---------      ------------

Balance at December 31, 1993      2,176,676       4,205,694      $ 0.05-16.13
Shares purchased                   (153,178)                     $11.40-11.96
Stock options:
   Granted                       (1,280,332)      1,280,332      $12.07-20.50
   Exercised                                       (603,900)     $ 2.75-19.38
   Cancelled                        318,326        (318,326)     $ 4.57-17.50
-------------------------------------------       ---------      ------------

Balance at December 31, 1994      1,061,492       4,563,800      $ 0.05-20.50
Shares authorized                 1,600,000
Shares purchased                   (163,323)                     $11.79-21.62
Stock options:
   Granted                       (1,173,200)      1,173,200      $20.25-69.75
   Exercised                                       (419,368)     $ 0.05-19.44
   Cancelled                        288,128        (288,128)     $ 4.56-62.56
-------------------------------------------       ---------      ------------
Balance at December 31, 1995      1,613,097       5,029,504      $ 0.05-69.75
                                  =========       =========


ALTERA CORPORATION                                                          29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10:  LITIGATION

         In June 1993, Xilinx, Inc. ("Xilinx") brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx. In June 1993, the Company brought suit against Xilinx, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of certain patents held by the Company. In April 1995, the Company filed a separate lawsuit against Xilinx in Delaware, Xilinx's state of incorporation, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of one of the Company's patents. In May 1995, Xilinx counterclaimed against the Company in Delaware, asserting defenses and seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx.
         A motion by Xilinx to transfer the Delaware cases to California is pending. The California litigation is presently the subject of court-ordered mediation. Due to the nature of the litigation with Xilinx and because the lawsuits are still in the pre-trial stage, the Company's management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that Xilinx will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Company's MAX 5000, MAX 7000, FLEX 8000, or MAX 9000 families of products, or succeed in invalidating any of the Company's patents. Although no assurances can be given as to the results of these cases, based on the present status, management does not believe that any of such results will have a material adverse effect on the Company's financial condition or results of operations.

         In August 1994, Advanced Micro Devices ("AMD") brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by AMD. In September 1994, Altera answered the complaint asserting that it is licensed to use the patents which AMD claims are infringed and filed a counterclaim against AMD alleging infringement of certain patents held by the Company. The case has been bifurcated to provide that a separate trial on the issue of the scope of the existing cross-license agreement between the parties will precede the trial on the infringement claims. Due to the nature of the litigation with AMD, and because the lawsuit is still in the pre-trial stage, the Company's management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that AMD will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Classic, MAX 5000, MAX 7000, FLEX 8000, MAX 9000, FLEX 10K, and FLASHlogic product families, or succeed in invalidating any of the Company's patents. Although no assurances can be given as to the results of this case, based on its present status, management does not believe that any of such results will have a material adverse effect on the Company's financial condition or results of operations.



30                                                            ALTERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11:  INCOME TAXES

        The components of the provision for income taxes were as follows:

                                             ----Year Ended December 31----
        (In thousands)                           1995       1994       1993
        ---------------------------------------------    -------    -------
        Current tax expense:
        United States                        $ 64,931    $17,687    $11,302
        State                                  10,663      3,568      2,406
        Foreign                                   400        200        146
        ---------------------------------------------    -------    -------
          Total current tax expense            75,994     21,455     13,854
        Deferred taxes                        (24,974)    (4,567)    (3,657)
        ---------------------------------------------    -------    -------
          Total provision for income taxes   $ 51,020    $16,888    $10,197
                                             ========    =======    =======

        The 1994 tax provision includes taxes related to the acquisition of Intel's programmable logic business. The 1993 tax provision includes a reduction of previously provided taxes due to the change in tax rate that resulted from the 1993 Omnibus Budget Reconciliation Act and the settlement of various tax matters.

        Deferred tax assets (liabilities) were as follows:

                                                         ----December 31----
        (In thousands)                                       1995       1994
        ---------------------------------------------------------    -------
        Assets:
        Accrued expenses and reserves                     $30,846    $10,611
        Acquisition costs                                   7,291      7,300
        State taxes                                         3,325         --
        Other                                                 809        492
        ---------------------------------------------------------    -------
          Gross deferred tax assets                        42,271     18,403
          Deferred tax liabilities                           (186)      (805)
        Deferred tax asset valuation allowance             (4,746)    (5,233)
        ---------------------------------------------------------    -------
          Net deferred tax assets                         $37,339    $12,365
                                                          =======    =======

        The valuation allowances of $4.7 and $5.2 million at December 31, 1995 and 1994, respectively, are attributable to deferred tax assets from the acquisition of Intel's programmable logic business which will not be deductible for tax purposes for several years. Sufficient uncertainty exists regarding the realizability of these assets and, accordingly, valuation allowances are required.

        The provision for taxes reconciles to statutory taxes as follows:

                                                 ----Year Ended December 31----
        (In thousands)                             1995       1994      1993
        ------------------------------------------------    -------    -------
        Tax provision at U.S. statutory rates   $48,262     $11,024    $10,987
        State taxes, net of federal benefit       6,315       2,319      1,564
        Foreign sales corporation                (2,033)       (995)    (1,026)
        Valuation allowance                        (487)      5,233         --
        Other, net                               (1,037)       (693)    (1,328)
        -----------------------------------------------     -------    -------
          Total provision for income taxes      $51,020     $16,888    $10,197
                                               ========     =======    =======


ALTERA CORPORATION                                                          31

REPORT OF INDEPENDENT ACCOUNTANTS


     TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF ALTERA CORPORATION

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Altera Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     /s/  Price Waterhouse LLP

     San Jose, California
     January 16, 1996



     32                                                      ALTERA CORPORATION

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Rodney Smith
Chairman, Chief Executive Officer & President
Altera Corporation

Michael A. Ellison
Chief Executive Officer
Steller, Inc.

Paul Newhagen
Vice President, Administration
Altera Corporation

Robert W. Reed
Senior Vice President
Intel Corporation

William E. Terry
Former Director & Executive Vice President
Hewlett-Packard Company

CORPORATE OFFICERS

Rodney Smith
President & Chief Executive Officer

C. Wendell Bergere
Vice President, General Counsel & Secretary

Denis Berlan
Vice President, Operations/Product Engineering

Erik Cleage
Vice President, Marketing

John R. Fitzhenry
Vice President, Human Resources

Clive McCarthy
Vice President, Development Engineering

Paul Newhagen
Vice President, Administration

Thomas J. Nicoletti
Vice President, Investor Relations and
Business Development

James Sansbury
Vice President, Technology

Nathan Sarkisian
Vice President, Finance & Chief Financial Officer

Peter Smyth
Vice President, Sales


CORPORATE HEADQUARTERS

2610 Orchard Parkway
San Jose, California 95134-2020
(408) 894-7000


CORPORATE COUNSEL

Wilson, Sonsini, Goodrich & Rosati
Palo Alto, California


INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
San Jose, California


FORM 10-K

A copy of the Company's Form 10-K, filed with the Securities and Exchange Commission (without exhibits) is available from:

Shareholder Relations
Altera Corporation
2610 Orchard Parkway
San Jose, California 95134-2020
(408) 894-7707


STOCK LISTING

Altera's common stock has been traded on the over-the-counter market since the Company's initial public offering (IPO) on March 31, 1988, and is quoted on The Nasdaq Stock Market under the symbol "ALTR." The Company has never paid cash dividends on its common stock and has no present plans to do so.

For the past two years, the quarterly high and low closing sales prices for the common stock were:


                         1995                   1994
Quarter            High          Low       High        Low
----------------------------------------------------------
First .........  29 11/16      20 1/4    18 11/16    13 5/8
Second ........  45            27 15/16  19 7/16     12 9/16
Third .........  69 3/4        43 5/8    16          11 3/8
Fourth ........  65 3/16       46 1/8    21 3/8      13 13/32


REGISTRAR/TRANSFER AGENT

Bank of Boston
Investor Relations
P.O. Box 644
Boston, MA 02102-0644
(617) 575-3100

Altera, MAX, FLEX, and MAX+PLUS are registered trademarks, and MAX+PLUS II, FLEX 10K, FLEX 8000, MAX 9000, MAX 7000, MAX 5000, Classic, FLASHlogic, FLEXlogic, and individual device designations are trademarks of Altera Corporation. Altera Corporation acknowledges the trademarks of other organizations for their respective products or services mentioned in this document.