Form 10-K, Exhibit 13
period 1996-12-31
ALTERA CORP
filed 1997-03-27
CIK 768251

                                                                   EXHIBIT 13.1



ABOUT YOUR INVESTMENT

     STOCK OWNERSHIP PROFILE. The Company estimates that at December 31, 1996 there were more than 20,000 holders of Altera stock.


     STOCK PRICE. Altera's initial public offering took place on March 31, 1988. The Company's price-to-earnings ratio at each year-end for the last five years was as follows:


            1992      1993      1994      1995    1996
            ------------------------------------------
            23.0      32.4      26.0*     26.0    30.5

     * Excludes R&D in-process write-off associated with the acquisition of Intel's programmable logic business.

     TRADING VOLUME. The average trading volume in the Company's stock increased 30% in 1996 over 1995, as measured by Nasdaq. Trading volume in 1996 averaged 4.4 million shares per day, compared to 3.4 million per day in 1995, and 3.0 million in 1994, retroactively adjusted for 2-for-1 splits of the Company's common stock in the second quarter of 1995 and the fourth quarter of 1996.

CORPORATE DIRECTORY

BOARD OF DIRECTORS
Rodney Smith
Chairman, Chief Executive Officer & President
Altera Corporation

Michael A. Ellison
Chief Executive Officer
Steller, Inc.

Paul Newhagen
Vice President, Administration
Altera Corporation

Robert W. Reed
Former Senior Vice President
Intel Corporation

William E. Terry
Former Director & Executive Vice President
Hewlett-Packard Company

Deborah Triant, Ph.D.
President and Chief Executive Officer
CheckPoint Software Technologies, Inc.

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

Peter Smyth
Vice President, Sales

CORPORATE HEADQUARTERS
2610 Orchard Parkway
San Jose, California 95134-2020
(408) 544-7000

CORPORATE COUNSEL
Wilson, Sonsini, Goodrich & Rosati
Palo Alto, California

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
San Jose, California

FORM 10-K
A copy of the Company's Form 10-K, filed with the Securities and Exchange Commission (without exhibits), is available from:
Shareholder Relations
Altera Corporation
2610 Orchard Parkway
San Jose, California 95134-2020
(408) 544-7707

STOCK LISTING
Altera's common stock has been traded on the over-the-counter market since the Company's initial public offering (IPO) on March 31, 1988, and is quoted on The
Nasdaq Stock Market under the symbol "ALTR." The
Company has never paid cash dividends on its common stock and has no present plans to do so.

For the past two years, the quarterly high and low closing sales prices for the common stock were:


                   1996                 1995
            -------------------   ------------------
Quarter       High       Low        High      Low
----------------------------------------------------
First       38 1/2     22 9/16    14 27/32   10 1/8
Second      31 3/16    18 13/16   22 1/2     13 31/32
Third       27 5/8     14         34 7/8     21 13/16
Fourth      38 7/8     24 7/8     32 19/32   23 1/16

REGISTRAR/TRANSFER AGENT

Investor Relations
Boston EquiServe L.P.
P.O. Box 8040
Boston, MA 02266-8040
(617) 575-3100

Altera, MAX, FLEX, and MAX+PLUS are registered trademarks, and MAX+PLUS II, FLEX 10K, FLEX 8000, MAX 9000, MAX 7000, MAX 7000S,
MAX 5000, Classic, FLASHlogic, and individual device designations are trademarks of Altera Corporation. Altera Corporation acknowledges the trademarks of other organizations for their respective products or services mentioned in this document.

SELECTED CONSOLIDATED FINANCIAL DATA


FIVE-YEAR SUMMARY
                                                           Year Ended December 31
(In thousands,                      ------------------------------------------------------------------------
except per share amounts)             1996            1995            1994            1993            1992
                                    --------        --------        --------        --------        --------
STATEMENTS OF OPERATIONS
  DATA:
  Sales                             $497,306        $401,598        $198,796        $140,279        $101,470
  Cost of sales                      191,958         158,808          77,672          58,470          43,994
                                    --------        --------        --------        --------        --------
  Gross profit                       305,348         242,790         121,124          81,809          57,476
  Research and development            49,513          33,849          45,994          16,847          15,826
  Selling, general, and
    administrative                    87,742          74,658          45,771          35,202          25,147
                                    --------        --------        --------        --------        --------
  Income from operations            $168,093        $134,283        $ 29,359        $ 29,760        $ 16,503
                                    ========        ========        ========        ========        ========
  Income before income taxes        $169,137        $137,891        $ 31,496        $ 31,392        $ 18,024
                                    ========        ========        ========        ========        ========
  Net income                        $109,135        $ 86,871        $ 14,608        $ 21,195        $ 11,539
                                    ========        ========        ========        ========        ========
  Primary net income per share      $   1.19        $   0.95        $   0.17        $   0.25        $   0.14

  Fully diluted net income per      $   1.15        $   0.95        $   0.17        $   0.25        $   0.14
    share

Shares used in computing
      net income per share:
        Primary                       91,824          91,154          86,492          83,984          82,572
        Fully diluted                101,437          96,088          86,492          83,984          82,572

                                                                    December 31
                                        ----------------------------------------------------------------------
     (In thousands,
     except per share amounts)            1996            1995            1994            1993          1992
                                        --------        --------        --------        --------      --------
BALANCE SHEET DATA:
  Working capital                       $295,020        $346,242        $121,479        $ 94,895      $ 66,508
  Total assets                           778,212         715,554         213,882         155,757       114,693
  Long-term debt                         230,000         288,600              --              --            --
  Shareholders' equity                   370,245         255,189         158,019         121,699        95,606
  Book value per share                      4.23            2.93            1.84            1.49          1.19

QUARTERLY DATA (UNAUDITED)

                                                          Year Ended December 31, 1996
                                          --------------------------------------------------------
     (In thousands,                          First          Second           Third          Fourth
     except per share amounts)             Quarter         Quarter         Quarter         Quarter
1996 DATA:                                --------        --------        --------        --------
  Sales                                   $137,098        $116,295        $116,728        $127,185
  Gross profit                              84,044          71,446          71,634          78,224
  Net income                                31,440          24,265          24,118          29,312

  Primary net income per share                0.34            0.27            0.26            0.32
  Fully diluted net income per share          0.33            0.26            0.26            0.31


1995 DATA:
  Sales                                    $75,038        $92,165        $109,079        $125,316
  Gross profit                              44,987         54,676          66,262          76,865
  Net income                                15,097         19,632          23,729          28,413
  Net income per share                        0.17           0.21            0.26            0.31

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
CONDITIONS & RESULTS OF OPERATIONS


RESULTS OF OPERATIONS


     SALES. 1996 sales were $497.3 million, a 24% increase from 1995 sales of $401.6 million, and a 150% increase from 1994 sales of $198.8 million. The increase in sales from 1995 reflects increased unit volumes of the Company's MAX 7000 component family, and to a lesser extent the MAX 9000 product family. Sales of the mature Classic, MAX 5000 and FLASHlogic product lines were down from 1995, although unit volumes increased. The increase in sales from 1994 to 1995 was driven by increased unit volumes of the Company's MAX 7000 component family, and to a lesser extent by the FLEX 8000, Classic and FLASHlogic product lines. Percentage sales growth in 1996 and 1995 was generally consistent across all geographic regions.

     Sales of development systems and software used by customers to design and program Altera components were approximately 6% of sales in 1996, compared to 6% and 9% of sales in 1995 and 1994, respectively. Licensed installations grew approximately 26% during the year and now cumulatively total approximately 29,000.

     Sales of the MAX 7000 family increased 46% from 1995 and comprised approximately 49% of total Company sales for the year. The MAX 7000 family offers users some of the fastest mid-density parts available in the marketplace today. All members of the family are electrically erasable. Average selling prices for the family did not change significantly throughout the year.

     Sales of the FLEX 8000 family accounts for 16% of Company sales. This family includes some of the largest programmable logic devices offered by any vendor. All members of the family may be reprogrammed without being removed from the end-user's system (in-circuit reconfigurability). During 1996, average selling prices for the family declined approximately 20%.

     In the second quarter of 1995, the Company began shipping the MAX 9000 product family. This family has a feature-rich, high-density architecture. All members of the family can be programmed after being soldered onto the circuit board for manufacturing ease. Also in 1995, the Company introduced the FLEX 10K family. This family offers logic capacities that were once associated exclusively with gate arrays, combined with the time-to-market advantages of programmable logic devices. Various combinations of memory configurations and complex logic functions can be implemented in FLEX 10K devices. Unit sales of these products continued to increase throughout 1996. The 1996 revenue growth rate of the FLEX 10K was the highest for any product family every introduced by the

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
CONDITIONS & RESULTS OF OPERATIONS

     Company. For the year ended December 31, 1996, combined sales of the MAX 9000 and the FLEX 10K families amounted to 6% of total sales.

     Altera's major markets are in communications, computing, and industrial applications. Altera's 1996 international sales were 47% of total sales, compared to 47% in 1995 and 48% in 1994.

     Major items in the statements of operations, expressed as a percentage of sales, were as follows:

                                                  Year Ended December 31
                                                --------------------------
                                                1996       1995       1994
                                                ----       ----       ----
     Cost of sales                               39%        40%        39%
     Gross margin                                61%        60%        61%
     Research and development                    10%         8%        23%
     Selling, general, and administrative        17%        19%        23%
     Operating income                            34%        33%        15%
     Interest expense                             3%         2%         -%
     Interest and other income, net               3%         3%         1%
     Provision for income taxes                  12%        13%         9%
     Net income                                  22%        22%         7%
                                                 ---        ---        ---

     GROSS MARGIN. As a percentage of sales, gross margin increased from 60.5% in 1995 to 61.4% in 1996; in 1995, gross margin declined slightly from 60.9% in 1994 to 60.5%. The margin percentage increased in 1996 compared to 1995, due to lower manufacturing costs resulting from improved yields, process advancements, and lower wafer costs, despite reductions in selling prices. The decline in 1995 compared to 1994 was mainly due to lower prices to end customers and higher costs for purchased silicon wafers driven by the appreciation of the yen versus the dollar. The increased silicon costs in 1995 were partially offset by a reduction in other manufacturing costs as a result of scale efficiencies on higher production volumes and improvements in production yields.

     RESEARCH & DEVELOPMENT. In the last two years, the Company has introduced the MAX 9000, FLEX 10K and MAX 7000S families of products, two major new software releases, and several new package technologies. Additionally, the Company has redesigned a number of its products to accommodate their manufacture using new wafer fabrication processes, including a new eight-inch wafer process using triple-layer metal technology.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
CONDITIONS & RESULTS OF OPERATIONS



     The increase in research and development expenditures as a percentage of sales from 8% in 1995 to 10% in 1996 is primarily associated with the transition of several of the Company's newer products to more advanced process geometries, as well as prototype and pre-production expenditures related to the MAX 7000S, MAX 9000 and FLEX 10K product families.

     The research and development expenditures for 1994 included a $23.7 million non-recurring charge related to "research and development in-process" in conjunction with the purchase of the Intel programmable logic business. Excluding this charge, research and development expenditures increased by 52% from 1994 to 1995. The increase was driven by larger expenditures for the design of new products, including more design engineering labor, prototype wafers, and masks. Also contributing to the increase in 1995 were the higher labor expenses for the development of software to support new products and design environments, and pre-production costs related to the introductions of the MAX 9000 and FLEX 10K families.

     SELLING, GENERAL & ADMINISTRATIVE. Selling, general, and administrative expenses for 1996 increased 18% from 1995 but slightly decreased as a percentage of sales. From 1994 to 1995, selling, general, and administrative expenses increased 63%, but decreased as a percentage of sales from 23% to 19%.

     Selling, general, and administrative expenses include commission and incentive expenses, advertising and promotional expenditures, legal, and salary expenses related to field sales, marketing, and administrative personnel. The increases over the last three years are mainly driven by higher marketing and field sales headcount, new offices both domestically and internationally, increases in advertising and promotional expenditures, and higher commissions due to increased sales. As a percentage of sales, selling, general, and administrative expenses were lower in 1995 than 1994 due to the growth in sales outpacing the increase in expenses in 1995.

     Altera has approximately twenty field sales offices and markets its products through distributors, representatives, and its own direct sales force. Approximately 85% of the Company's worldwide sales are made through distributors. The Company will continue to increase sales resources in markets and regions where it anticipates such actions will increase sales or improve customer service.

     OPERATING INCOME. Operating income in 1996 was $168.1 million, compared to $134.3 million in 1995. The 25% increase in operating income from 1995 to 1996 is commensurate with the increase in sales. The 1994 operating income of $29.4 million includes a $23.7 million charge for research and development in-process. Excluding this charge, operating income for 1994 was $53.1 million or 27% of

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
CONDITIONS & RESULTS OF OPERATIONS



     sales compared to 33% of sales in 1995. On this basis, the operating income as a percentage of sales increased from 1994 to 1995, as strong sales growth outpaced increases in operating expenses.

     INTEREST EXPENSE. Interest expense increased from $7.4 million in 1995 to $12.3 million in 1996. The expense relates to the convertible notes issued in June 1995 and includes interest expense and amortization of $7.4 million of debt issuance costs, partially offset in 1996 by capitalized interest of approximately $1.7 million related to the construction of the new headquarters.

     INTEREST AND OTHER INCOME, NET. Interest and other income increased from $11.0 million in 1995 to $13.3 million in 1996 as a result of increased cash balances available for investment throughout the year. In 1995, increased cash balances, as a result of the issuance of the convertible notes in 1995, combined with higher interest rates, increased interest income to $11.0 million, compared to $2.9 million in 1994.

     TAXES. Altera's tax rate was 35% in 1996, compared to 37% in 1995 and 54% in 1994. The decrease of the rate in 1996 is primarily due to an increased amount of earned interest income from tax exempt investments and research and development credits. The higher rate in 1994 resulted from the tax treatment of the research and development in-process charge. Excluding the effect of the research and development in-process charge, the effective rate was 37% in 1994, which is consistent with the 1995 rate.

     FUTURE RESULTS. Future operating results will depend on the Company's ability to develop, manufacture, and sell complicated semiconductor components and complex software that offer customers greater value than solutions offered by competing vendors. The Company's efforts in this regard may not be successful. Also, a number of factors outside of the Company's control, including general economic conditions and cycles in world markets, exchange rate fluctuations, or a lack of growth in the Company's end markets could adversely impact future results. The Company is highly dependent upon subcontractors to manufacture silicon wafers and perform assembly and testing services. Disruptions or adverse supply conditions arising from market conditions, political strife, labor disruptions, natural or man-made disasters, normal process fluctuations, variances in manufacturing yields, and other factors could have adverse consequences on the Company's future results. Additionally, litigation relating to competitive patents and intellectual property, competitive breakthroughs, and aggressive competitive pricing could also adversely affect future operating results.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
CONDITIONS & RESULTS OF OPERATIONS



     For instance, in 1994, the Company found it necessary to significantly reduce the prices for its FLEX 8000 family of products in order to stimulate customer interest and design activity. At various times in 1996, the Company reduced the book prices on the MAX 7000, FLEX 8000, MAX 9000 and FLEX 10K product families in order to attract customers and expand market share. The Company expects price competition and other competitive pressures to continue. Because of the foregoing and other factors that might affect the Company's operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate future results. In addition, the cyclical nature of the semiconductor industry and other factors have resulted in a highly volatile price of the Company's common stock.


     LIQUIDITY AND CAPITAL RESOURCES

     OPERATING ACTIVITIES. During 1996, the Company generated $98.2 million in net cash from operating activities which was primarily attributable to net income of $109.1 million adjusted by non-cash items including depreciation and amortization of $20.9 million and an increase in accrued liabilities of $17.0 million. Offsetting these were increases in deferred taxes of $8.1 million, accounts receivable of $14.0 million, and inventories of $20.4 million and a decrease in accounts payable of $8.2 million. These increases in the use of cash were primarily the result of an increase in sales volume from 1995 to 1996.

     INVESTING ACTIVITIES. Net cash used in investing activities for 1996 was $55.7 million. The Company's principal investing activities have been investments in a joint-venture called WaferTech, LLC (WaferTech) of $84.2 million, the construction of a multiple-building corporate headquarters of $27.0 million and routine capital expenditures of $18.2 million. These investing activities were partially funded by the sale of $75.7 million of short-term investments.

     Capital expenditures for 1996 amounted to $45.2 million, of which $27.0 million related to the construction of a multiple-building corporate headquarters. During 1996, the Company started the construction of 500,000 square feet of office and light manufacturing space on a new site which was purchased in 1995. The construction is expected to be completed in 1997. The remaining capital expenditures in 1996 consisted of additional test and automated handling capacity to accommodate increased sales and more rigorous test requirements of the Company's newer products. Altera's

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
CONDITIONS & RESULTS OF OPERATIONS



     capital expenditures in the past three years, excluding the land purchase in 1995 and the headquarters construction in 1996, have been primarily for semiconductor design and test equipment, as well as data processing software and equipment.

     In June 1996, Altera, Taiwan Semiconductor Manufacturing Corporation
     (TSMC), and several other partners formed WaferTech, a joint-venture company, to build and operate a wafer manufacturing plant in Camas, Washington. In return for a $140.4 million cash investment, Altera will receive 18% equity ownership in the joint-venture company and certain rights to procure output from the fab at market price. The investment is to be made in three installments of which the first two were made in 1996. The remaining installment amounts to $56.2 million and is due in November 1997. In addition, the Company has an obligation to guarantee a pro rata share of debt incurred by WaferTech, up to a maximum of $45 million.

     FINANCING ACTIVITIES. In 1996, the Company used $51.2 million of cash for financing activities, consisting primarily of payments on the notes payable to secure wafer capacity of $57.1 million and the repurchase of 300,000 shares of common stock of $4.3 million. Cash used by financing activities in 1996 was partially offset with the proceeds from common stock issued under the Company's Stock Option and Employee Stock Purchase Plans. In 1995, the Company also generated funds from the issuance of $230.0 million of convertible subordinated notes. The convertible subordinated notes are due in June of 2002 and bear an interest rate of 5.75%, payable semiannually. The notes are convertible at the option of the holder into shares of the Company's common stock at a price of $25.59 per share. Discounts, commissions, and expenses, which are amortized over the seven-year life of the notes, reduced the proceeds to $224.8 million. The notes are callable by the Company no sooner than June of 1998.

     At December 31, 1996, Altera had $280.9 million of cash, cash equivalents, and short-term investments available to finance future growth, $56.2 million of short-term obligations and $230.0 million of long-term debt. Management believes that operational capital expenditures in 1997 will increase from 1996 commensurate with sales growth. In addition, the Company expects $50 to $55 million of costs in 1997 related to the construction of its corporate headquarters. Altera believes the available sources of funds and the cash expected to be generated from operations will be adequate to finance current operations, the remaining obligation to WaferTech, and capital expenditures through at least 1997.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
CONDITIONS & RESULTS OF OPERATIONS


     EMPLOYEES

     Over the course of 1996, the number of regular employees increased 4% to 918 at year end. Sales per employee were $553,000 in 1996 compared to $519,000 in 1995, and $335,000 in 1994.



     IMPACT OF CURRENCY & INFLATION

     The Company purchases the majority of its materials and services in U.S. dollars, and its foreign sales are also billed in U.S. dollars. However, certain contracts for silicon wafer purchases are denominated in Japanese yen, and the volume of such contracts increased significantly in 1994, 1995 and 1996. The appreciation of the U.S. dollar with respect to the yen had a positive impact on the Company's margin during 1996. The increase of yen-denominated purchases in 1995 and the declining value of the dollar with respect to the yen had an adverse impact on the Company's margins during the first six months of 1995. The Company was able to mitigate much of that impact with improved yields and efficiencies. In addition, in the third quarter of 1995, the Company purchased yen forward contracts in an amount approximately equal to its expected yen requirements for that quarter. As of December 31, 1995 and throughout 1996, the Company had no open foreign exchange contracts for the purchase or sale of foreign currencies. If market conditions change, however, Altera may choose to bill foreign customers in local currencies. In addition, the impact of other foreign currency exchange rate fluctuations may be material in the future, as a result of increased foreign currency fluctuations or increased material purchases in yen. The effects of inflation upon Altera's financial results have not been significant to date.

CONSOLIDATED BALANCE SHEETS

 ASSETS                                                                  December 31
                                                                 ------------------------
     (In thousands)                                                 1996            1995
-----------------------------------------------------------------------------------------
     Current assets:
     Cash and cash equivalents                                   $ 70,788        $ 79,409
     Short-term investments                                       210,062         285,810
                                                                 --------        --------
      Total cash, cash equivalents, and
      short-term investments                                      280,850         365,219
     Accounts receivable, less allowance for doubtful
      accounts of $2,399 and $1,005                                68,486          54,518
     Inventories                                                   75,798          55,421
     Deferred income taxes                                         45,402          37,339
     Other current assets                                           2,451           5,510
                                                                 --------        --------
      Total current assets                                        472,987         518,007
     Property and equipment, net                                   89,804          54,846
     Investments                                                  206,671         131,331
     Other  assets                                                  8,750          11,370
                                                                 --------        --------
                                                                 $778,212        $715,554
                                                                 ========        ========

LIABILITIES & SHAREHOLDERS' EQUITY


  ---------------------------------------------------------------------------------------
     Current liabilities:
     Accounts payable                                            $ 13,279       $  17,049
     Accrued liabilities                                           89,209          72,209
     Notes payable and short-term obligations                      56,160          61,920
     Accrued compensation                                          14,136          16,347
     Income taxes payable                                           5,183           4,240
                                                                 --------        --------
      Total current liabilities                                   177,967         171,765

     Notes payable                                                     --          58,600
     Convertible notes                                            230,000         230,000
                                                                 --------        --------
          Total liabilities                                       407,967         460,365
                                                                 --------        --------
     Commitments and contingencies (Notes 5, 6, 7, 8)
     Shareholders' equity:
     Common stock; no par value; 160,000 shares
      authorized;  87,604 and 87,117 shares
          issued and outstanding                                   90,644          83,445
     Retained earnings                                            279,601         171,744
                                                                 --------        --------
     Total shareholders' equity                                   370,245         255,189
                                                                 --------        --------

                                                                 $778,212        $715,554
                                                                 ========        ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS &
SHAREHOLDERS' EQUITY OPERATIONS


OPERATIONS                                                        YEAR ENDED DECEMBER 31
                                                         -------------------------------------------
(In thousands, except per share amounts)                   1996              1995             1994
----------------------------------------------------------------------------------------------------
  Sales                                                  $497,306          $401,598         $198,796
  Cost of sales                                           191,958           158,808           77,672
                                                         --------          --------         --------
  Gross profit                                            305,348           242,790          121,124
  Research and development                                 49,513            33,849           22,249
  Research and development in process                          --                --           23,745
  Selling, general, and administrative                     87,742            74,658           45,771
                                                         --------          --------         --------
  Income from operations                                  168,093           134,283           29,359
  Interest expense                                        (12,284)           (7,401)              --
  Interest and other income, net                           13,328            11,009            2,137
                                                         --------          --------         --------
  Income before income taxes                              169,137           137,891           31,496
  Provision for income taxes                               60,002            51,020           16,888
                                                         --------          --------         --------
  Net income                                            $ 109,135         $  86,871         $ 14,608
                                                        =========         =========         ========
  Primary net income per share                          $    1.19         $    0.95         $   0.17
  Fully diluted net income per share                    $    1.15         $    0.95         $   0.17

-------
Shares used in computing net income per share:
    Primary                                                91,824            91,154           86,492
    Fully diluted                                         101,437            96,088           86,492



SHAREHOLDERS' EQUITY

                                           Common          Retained
(In thousands)                              Stock          Earnings
-------------------------------------------------------------------

  Balance, December 31, 1993            $  51,434         $  70,265
  Tax benefit resulting from stock
     option transactions                    2,265
  Issuance of 4,319 shares                 19,447
  Net income                                                 14,608
                                        ---------         ---------
  Balance, December 31, 1994               73,146            84,873
  Tax benefit resulting from stock
     option transactions                    5,269
  Issuance of 1,165 shares                  5,030
  Net income                                                 86,871
                                        ---------         ---------
  Balance, December 31, 1995               83,445           171,744
  Tax benefit resulting from stock
     option transactions                    4,492
  Issuance of 787 shares                    5,760
  Repurchase of  300 shares                (3,053)           (1,278)
  Net income                                                109,135
                                        ---------         ---------
  Balance, December 31, 1996            $  90,644         $ 279,601
                                        =========         =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Year Ended December 31
       (In thousands)                                                 1996              1995             1994
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

       Net income                                                  $ 109,135         $  86,871         $ 14,608
       Adjustments to reconcile net income to net
         cash provided by operating activities:
            Depreciation                                              14,604             9,269            7,001
            Amortization                                               6,280             2,897            2,527
            Research and development in process                           --                --           23,745
            Deferred taxes                                            (8,063)          (24,974)          (4,568)
            Changes in assets and liabilities:
               Accounts receivable, net                              (13,968)          (22,856)          (9,804)
               Inventories                                           (20,377)          (16,944)         (12,235)
               Other assets                                            3,059            (4,341)            (825)
               Accounts payable                                       (8,160)            5,736            6,001
               Accrued liabilities                                    17,000            37,553           10,799
               Accrued compensation                                   (2,211)            7,716            3,041
               Income taxes payable                                      943             2,894           (2,107)
                                                                   ---------         ---------         --------
       Cash provided by operating activities                          98,242            83,821           38,183
                                                                   ---------         ---------         --------


CASH FLOWS FROM INVESTING ACTIVITIES

       Capital expenditures                                          (45,172)          (45,820)         (10,509)
       Acquisition of Intel programmable logic business                   --                --          (22,911)
       Other long-term investments                                   (86,240)             (500)            (600)
       Net change in short-term investments                           75,748          (234,855)          13,850
                                                                   ---------         ---------         --------
       Cash used for investing activities                            (55,664)         (281,175)         (20,170)
                                                                   ---------         ---------         --------


CASH FLOWS FROM FINANCING ACTIVITIES

       Convertible notes                                                  --           224,825               --
       Payment of notes payable                                      (57,120)               --               --
       Tax benefit from employee stock dispositions                    4,492             5,269            2,265
       Net proceeds from issuance of common stock                      5,760             5,030            4,529
       Repurchase of common stock                                     (4,331)               --               --
                                                                   ---------         ---------         --------
       Cash provided by (used for) financing activities              (51,199)          235,124            6,794
                                                                   ---------         ---------         --------

       Net increase (decrease) in cash and cash equivalents           (8,621)           37,770           24,807
       Cash and cash equivalents at beginning of year                 79,409            41,639           16,832
                                                                   ---------         ---------         --------

       Cash and cash equivalents at end of year                    $  70,788         $  79,409         $ 41,639
                                                                   =========         =========         ========

       Cash paid during the year for:
         Income taxes                                              $  62,347         $  64,122         $ 21,106
         Interest                                                     13,225             6,392               --

       Supplemental disclosure of non-cash
            activities:
         Cancellation of notes payable related to
              wafer capacity                                          63,400                --               --
         Remaining obligation related to
             WaferTech                                                56,160                --               --



See accompanying notes to consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         NOTE 1: COMPANY & BUSINESS
         Altera Corporation (Altera or the Company) designs, develops, manufactures, and markets CMOS programmable logic integrated circuits and associated engineering development software and hardware. The Company's major markets are communications, computing, and industrial applications.

         The Company's export sales were $231.7, $187.4, and $95.5 million for 1996, 1995, and 1994, respectively. Sales to Europe were $103.8, $84.2, and $42.6 million and sales to Japan were $94.8, $78.9, and $37.6 million in 1996, 1995, and 1994, respectively. In 1996, the two largest distributors accounted for 29% and 15% of sales. In 1995, the two largest distributors accounted for 21% and 15% of sales, whereas in 1994, they each accounted for 15% and 14% of sales, respectively.


         NOTE 2: SIGNIFICANT ACCOUNTING POLICIES
         BASIS OF PRESENTATION. Altera has a fiscal year that ends on the Friday nearest December 31st. For presentation purposes, the consolidated financial statements and notes refer to the calendar month end. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany balances and transactions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts; actual results could differ from those estimates.

         CASH EQUIVALENTS & SHORT-TERM INVESTMENTS. Cash equivalents consist of highly liquid investments with original maturities of three months or less. Short-term investments are held as securities available for sale and are carried at their market value as of the balance sheet date which approximated cost. The amortized cost of debt securities are adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains or losses are determined on the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in shareholders' equity except that those unrealized losses that are deemed to be other than temporary are reflected in income.

         INVENTORIES. Inventories are recorded at the lower of standard cost, which approximates actual cost on a first-in-first-out basis, or market. The inventories at December 31, 1996 and 1995, were comprised of the following components:

                                                December 31
                                         ----------------------
(In thousands)                              1996           1995
---------------------------------------------------------------
Purchased parts and raw materials        $ 1,773        $ 2,067
Work in process                           56,870         38,617
Finished goods                            17,155         14,737
                                         =======        =======
 Total inventories                       $75,798        $55,421
                                         =======        =======

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



         DEPRECIATION & AMORTIZATION. Depreciation and amortization are computed using the straight-line method. Estimated useful lives of two to five years are used for equipment and office furniture. Amortization of leasehold improvements is computed using the shorter of the remaining facility lease term or the estimated useful life of the improvements. As of December 31, 1996, the costs of the building include $1.7 million of capitalized interest incurred during the construction and development period. Property and equipment at December 31, 1996 and 1995, was comprised of the following components:


                                                         December 31
                                                 --------------------------
(In thousands)                                      1996             1995
---------------------------------------------------------------------------
Land                                             $  19,925         $ 19,925
Building                                            32,955            1,605
Equipment                                           75,453           64,703
Office furniture and equipment                       9,508            4,908
Leasehold improvements                               3,493            3,512
                                                 ---------         --------
   Property and equipment, at cost                 141,334           94,653
Accumulated depreciation and amortization          (51,530)         (39,807)
                                                 =========         ========
   Property and equipment, net                   $  89,804         $ 54,846
                                                 =========         ========



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

         REVENUE RECOGNITION. The Company recognizes revenue from product sales upon shipment. Product sales to distributors are made under agreements allowing a limited right-of-return and price adjustments under certain circumstances. Estimated returns and allowances are recorded at the time of shipment. Accrued liabilities include provisions for returns and allowances of $68.3 million and $54.5 million at December 31, 1996 and 1995, respectively.

         FOREIGN EXCHANGE CONTRACTS. The Company purchases the majority of its materials and services in U.S. dollars and its foreign sales are also billed in U.S. dollars. However, certain contracts for silicon wafer purchases are denominated in Japanese yen. At times, the Company enters into foreign exchange option or forward contracts to hedge against currency fluctuations which affect these transactions. As of December 31, 1996, the Company had no open foreign exchange contracts for the purchase or sale of foreign currencies, but may choose to enter into such contracts in the future should conditions appear favorable. No assurance can be given that any of these arrangements will protect the Company from the effects on its operation of currency fluctuations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



         INCOME PER SHARE. Primary income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year. Dilutive common equivalent shares consist of the assumed net shares issuable upon the exercise of dilutive stock options using the treasury stock method. The convertible subordinated notes issued in June 1995 are not common stock equivalents and, therefore, have been excluded from the computation of primary earnings per share.

         Fully diluted net income per share assumes the conversion of the convertible subordinated notes into shares of common stock, the elimination of the related interest requirements, net of income taxes, and the dilutive effect of the stock options.

         STOCK SPLITS. All share data have been retroactively restated to reflect a 2-for-1 split of the Company's outstanding common stock which was reflected in the stock price as of January 7, 1997 and was effective as to the shareholders of record on December 18, 1996. The share data had also been adjusted in 1995 to reflect a 2-for-1 stock split which was reflected in the stock price as of June 1, 1995 and was effective as to the shareholders of record on May 10, 1995.

         STOCK-BASED COMPENSATION PLANS. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. The Company's policy is to grant options with an exercise price equal to the quoted market price of the Company's stock on the grant date. Accordingly, no compensation has been recognized for its stock option plans. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards (FAS) 123, "Accounting for Stock-Based Compensation". See Note 9.

         FAIR VALUE OF FINANCIAL INSTRUMENTS. For certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, notes payable and accounts payable, the carrying amounts approximate fair value due to their short maturities. The estimated fair value for the convertible notes (with a carrying amount of $230 million at December 31, 1996) is approximately $354 million. The fair value for the convertible notes is primarily based on quoted market prices.

         CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company places its short-term investments in a variety of financial instruments and, by policy, limits the amount of credit exposure through diversification and highly rated securities. The Company sells its products to distributors and original equipment manufacturers throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires collateral, such as letters of credit, whenever deemed necessary.
24

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         DEPENDENCE ON WAFER SUPPLIERS. The Company does not directly manufacture finished silicon wafers. The Company's strategy has been to maintain relationships with semiconductor manufacturers for the production of its wafers. The Company has been successful in maintaining such relationships (Notes 5 and 6). However, there can be no assurance that the Company will be able to satisfy its future wafer needs from current or alternative manufacturing sources. This could result in possible loss of sales or reduced margins.


         NOTE 3: MARKETABLE SECURITIES

         At December 31, 1996 and 1995, the carrying value of the Company's portfolio of marketable securities approximated fair value. The portfolio consists of the following:

                                                                    December 31
                                                               -----------------------
       (In thousands)                                            1996           1995
       -------------------------------------------------------------------------------
       Money market funds                                      $ 19,951      $  48,800
       Municipal bonds                                          218,295        104,600
       U.S. Government and agency obligations                    13,112        175,000
       Corporate bonds                                            9,190         11,400
       Other debt securities                                      8,432         20,100
                                                               ========      =========
                                                               $268,980      $ 359,900
                                                               ========      =========



         At December 31, 1996 and 1995, the net unrealized holding gains and losses on securities were immaterial. The marketable securities at December 31, 1996, and 1995 by contractual maturity are shown below.

                                                    December 31
                                            -------------------------
 (In thousands)                                 1996            1995
 --------------------------------------------------------------------
Due in one year or less                     $ 96,056        $164,000
Due after one year through two years         172,924         195,900
                                            ========        ========
                                            $268,980        $359,900
                                            ========        ========



         NOTE 4: ACQUISITION

         On October 1, 1994, Altera purchased Intel Corporation's Programmable Logic Device (PLD) product line, including certain directly associated capital equipment, a credit toward the purchase of inventory, and certain intellectual property. The PLD product line was purchased for a price of $37.8 million, consisting of $22.9 million in cash and 2,805,400 shares of the Company's common stock (valued at $14.9 million). The transaction was accounted for as a purchase. The excess of the purchase price over the fair market value of the net tangible assets acquired was allocated to research and development in process ($23.7 million), and to acquired technology ($7.0 million) that is being amortized over four years on a straight-line basis. At December 31, 1996 and 1995, the accumulated amortization related to the acquired technology amounted to $3.9 million and $2.2 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         Had the acquisition of the PLD product line occurred as of the beginning of 1994, unaudited sales, net income, and net income per share presented on a pro forma basis for the year ended December 31, 1994, would have been $224.5 million, $29.7 million, and $0.34, respectively.

         NOTE 5: INVESTMENTS AND OBLIGATIONS

         At December 31, 1996, Altera's long-term investments primarily relate to an investment in WaferTech, LLC (WaferTech) of $140.4 million, deposits with Taiwan Semiconductor Manufacturing Corporation (TSMC) for future wafer allocations of $57.1 million (Note 6) and the Company's investment in Cypress Semiconductor (Texas) Inc. (CSTI), a subsidiary of Cypress Semiconductor Corporation of $9.1 million.

         In June 1996, Altera, TSMC, and several other partners formed WaferTech, a joint-venture company, to build and operate a wafer manufacturing plant in Camas, Washington. In return for a $140.4 million cash investment, Altera received an 18% equity ownership in the joint-venture company and certain rights to procure output from the fab at market price. The investment is to be made in three installments of which the first two were made in June and November of 1996 in equal amounts of $42.1 million. The remaining installment amounts to $56.2 million and is due in November 1997. In addition, the Company has an obligation to guarantee a pro rata share of debt incurred by WaferTech, up to a maximum of $45.0 million. The Company accounts for this investment under the equity method based on the Company's ability to exercise significant influence on the operating and financial policies of WaferTech. The Company's share of WaferTech's net income for 1996 was immaterial. Altera owns a 17% equity interest in CSTI and has the right to purchase a percentage of the wafers produced by CSTI approximately equal to the Company's percentage ownership of CSTI.
         The Company accounts for this investment under the cost method.



         NOTE 6: NOTES PAYABLE

         In 1995, the Company entered into several agreements with TSMC, whereby it agreed to make certain deposits to TSMC for future wafer capacity allocations extending into 2001. The Company made cash deposits amounting to $2.4 million in 1995 and issued promissory notes for $120.5 million representing partial prepayments for wafers to be supplied under these agreements. During the second quarter of 1996, the Company and TSMC renegotiated these agreements, resulting in the cancellation of all notes payable and a refund of certain prepayments, except for a $57.1 million prepayment made in January 1996 for wafer capacity from 1997 through 2000.

         Under the terms of the agreement related to the $57.1 million prepayment, TSMC agrees to provide the Company with wafers manufactured with TSMC processes and according to the Company's specifications, and the Company agrees to purchase and TSMC agrees to supply, a specific capacity of wafers per year through 2000. Subsequent billings for actual wafers used from TSMC will reduce the prepaid balance. The prepayments are generally

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         nonrefundable if the Company does not purchase the full prepaid capacity unless the Company identifies a third-party purchaser, acceptable to TSMC, for the capacity.

         NOTE 7: COMMITMENTS

         The Company leases its headquarters facilities under non-cancelable lease agreements. The major facility lease expires in July 1997. The lease requires the Company to pay property taxes, insurance, maintenance, and repair costs. Future minimum lease payments under all non-cancelable operating leases as of December 31, 1996, are $1.3 million in 1997, and none thereafter. Rental expense under all operating leases amounted to $4.0 million, $3.2 million, and $2.6 million in 1996, 1995, and 1994, respectively.

         The Company has a standby letter of credit facility in the amount of
         1.5 billion yen (approximately $13 million) which has been fully utilized. The terms of this facility require immediate funding of any draws against any letters of credit issued under the facility. The facility requires the Company to comply with certain covenants regarding net worth and financial ratios.

         NOTE 8: CONVERTIBLE NOTES

         In June 1995, the Company issued $230 million of convertible subordinated notes due in June of 2002 and bearing an interest rate of 5.75%, payable semiannually. The notes are convertible into shares of the Company's common stock at a price of $25.59 per share. Discounts, commissions, and expenses, which are being amortized over the seven-year life of the notes, reduced the net proceeds to $224.8 million. Accumulated amortization at December 31, 1996 and 1995 amounted to approximately $1.2 million and $0.4 million respectively. The notes are callable by the Company no sooner than June of 1998.

         NOTE 9: STOCK-BASED COMPENSATION PLANS

         At December 31, 1996, the Company had four stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its three fixed stock option plans and its stock purchase plan.

         STOCK OPTION PLANS. There are 16.2 million shares of common stock reserved for issuance under the 1987 Stock Option Plan, 4.0 million shares of common stock are reserved for issuance under the 1996 Stock Option Plan and 940,000 shares of common stock are reserved for issuance under the Company's 1988 Director Stock Option Plan. The Director Stock Option Plan provides for the periodic issuance of stock options to members of the Company's Board of Directors who are not also employees of the Company. Under all Stock Option Plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant and an option's maximum term is 10 years. Options generally vest over five years at annual increments as determined by the Board of Directors.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The number of shares for which options were exercisable was approximately 2,960,000, 2,050,000, and 1,864,000 at December 31, 1996,
         1995, and 1994, respectively. A summary of the Company's stock option activity and related weighted average exercise prices within each category for each of the years ended December 31, 1996, 1995 and 1994 relating to the Company's stock option plans are as follows:

                                                     1996                         1995                         1994
                                            ---------------------         ---------------------        ---------------------
(Share amounts in thousands)                Shares         Price          Shares         Price         Shares         Price
                                            ------         ------         ------         ------        ------        -------
Options outstanding at January 1,           10,059         $ 3.02          9,128         $ 2.57         8,412         $ 2.24

Stock options:
  Granted                                    3,433          26.25          2,346          22.60         2,561           7.40
  Exercised                                   (620)         28.54           (839)          2.91        (1,208)          2.27
  Forfeited                                   (372)         13.40           (576)          6.54          (637)          4.45
                                            ======         ======         ======         ======         =====         ======
Options outstanding at December 31,         12,500         $ 5.07         10,059         $ 3.02         9,128         $ 2.57
                                            ======         ======         ======         ======         =====         ======




         The fair value of each option grant, as defined by FAS 123, is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated fair value grant date. To compute the estimated grant date fair value of the Company's stock option grants in 1996 and 1995, respectively, the Black-Scholes model was used with the following weighted-average assumptions: expected volatility of 36.4% and 34.6%, risk-free interest rates of 5.9% and 6.6%, expected lives from vesting date of 0.41 and 0.45 years, and dividend yields of 0%.

         The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                              Options Outstanding                              Options Exercisable
                            -------------------------------------------------------    -------------------------------
                                Number         Weighted-Average         Weighted-         Number
         Range of            Outstanding           Remaining             Average       Exercisable    Weighted-Average
         Exercise Prices     at 12/31/96       Contractual Life      Exercise Price    at 12/31/96     Exercise Price
         ---------------    ------------       ----------------      --------------    -----------    ----------------
                           (in thousands)                                             (in thousands)
         $1.81-$6.12            4,740               5.45 years           $ 3.35           2,406             $ 2.75
         $6.13-$9.25            2,015               7.45                 $ 7.17             253             $ 7.27
         $9.26-20.88            1,745               9.07                 $17.37             100             $12.91
         $20.89-$31.38          2,798               8.85                 $24.30             192             $25.79
         $31.39-$38.69          1,202               9.87                 $34.92               9             $33.55



         EMPLOYEE STOCK PURCHASE PLAN Under the 1987 Employee Stock Purchase Plan, the Company is authorized to issue up to 2.8 million shares of common stock to its full-time employees, nearly all of whom are eligible to

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



         participate. Under the terms of the Plan, employees can choose each year to have up to 10 percent of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of the closing price at the beginning or at the end of each six-month offering period. Approximately 75 to 80 percent of eligible employees have participated in the Plan in the last two years.

         Sales under the Employee Stock Purchase Plan in 1996, 1995 and 1994 were 167,626, 326,646, and 306,356 shares of common stock at an average price of $21.49, $7.91 and $5.82 per share, respectively. At December 31, 1996, there were 351,332 shares available for future purchases under the Employee Stock Purchase Plan.

         Compensation cost (included in pro forma net income and net income per share amounts) is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1996 and 1995, respectively: an expected life of six months for both years; expected volatility of 38.4% and 30.7%; risk-free interest rates of 5.1% and 6.0%; and dividend yields of 0%. The weighted-average fair value of those purchase rights granted in 1996 and 1995, as defined by FAS 123, was $5.55, and $4.35, respectively.

         The Company received a $4.5 million, $5.3 million, and $2.3 million tax benefit in 1996, 1995, and 1994, respectively, on the exercise of non-qualified stock options and on the disposition of stock acquired with an incentive stock option or through the Employee Stock Purchase Plan.

         PRO FORMA NET INCOME AND NET INCOME PER SHARE. Had the Company recorded compensation costs based on the estimated grant date fair value, as defined by FAS 123, for awards granted under its Stock Option Plans and Stock Purchase Plan, the Company's net income and income per share would have been reduced to the pro forma amounts below for the years ended December 31, 1996 and 1995:

                                             1996                1995
                                            -------            -------
Pro forma net income (in thousands)         $99,885            $83,815

Pro forma net income per share:

   Primary                                  $  1.10            $  0.92

   Fully diluted                            $  1.07            $  0.92

         The pro forma amounts reflect compensation expense related to 1996 and 1995 stock option grants only. In future years, the annual compensation expense will increase relative to the fair value of stock options granted in those future years.

         NOTE 10: COMMON STOCK REPURCHASE

         On July 15, 1996, the Board of Directors authorized the repurchase of up to 4 million shares of the Company's common stock. During July 1996, the Company repurchased 300,000 shares of common stock for a total price of $4.3 million. The repurchased shares were retired upon acquisition.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         NOTE 11: LITIGATION

         In June 1993, Xilinx, Inc. (Xilinx) brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx. In June 1993, the Company brought suit against Xilinx, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of certain patents held by the Company. In April 1995, the Company filed a separate lawsuit against Xilinx in Delaware, Xilinx's state of incorporation, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of one of the Company's patents. In May 1995, Xilinx counterclaimed against the Company in Delaware, asserting defenses and seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx. The Delaware case was transferred to California in March 1996 on Xilinx's motion. The parties participated in court-ordered mediation in 1996 which to date has failed to result in settlement. Due to the nature of the litigation with Xilinx and because the lawsuits are still in the pre-trial stage, the Company's management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that Xilinx will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Company's MAX 5000, MAX 7000, FLEX 8000, or MAX 9000 families of products, or succeed in invalidating any of the Company's patents. Although no assurances can be given as to the results of these cases, based on the present status, management does not believe that any of such results will have a material adverse effect on the Company's financial condition or results of operations.

         In August 1994, Advanced Micro Devices (AMD) brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by AMD. In September 1994, Altera answered the complaint asserting that it is licensed to use the patents which AMD claims are infringed and filed a counterclaim against AMD alleging infringement of certain patents held by the Company. The case was bifurcated to provide that a separate trial on the issue of the scope of the existing cross-license agreement between the parties will precede the trial on the infringement claims. In June 1996, a trial held to resolve Altera's claim that it is licensed to some or all of the AMD patents at issue in the case resulted in a jury verdict in Altera's favor. Due to the nature of the litigation with AMD and because the lawsuits have not been concluded, the Company's management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that AMD will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Company's Classic, MAX 5000, MAX 7000, FLEX 8000, MAX 9000, FLEX 10K, and FLASHlogic product families, or succeed in invalidating any of the Company's patents. Although no assurances can be given as to the results of these cases, based on the present status, management does not believe that any of such results will have a material adverse effect on the Company's financial condition or results of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12: INCOME TAXES

       The components of the provision for income taxes were as follows:

                                                   Year Ended December 31
                                          ------------------------------------------
(In thousands)                              1996             1995             1994
------------------------------------------------------------------------------------
Current tax expense:
United States                             $ 57,680         $ 64,931         $ 17,687
State                                        9,799           10,663            3,568
Foreign                                        586              400              200
                                          --------         --------         --------
  Total current tax expense                 68,065           75,994           21,455
Deferred taxes                              (8,063)         (24,974)          (4,567)
                                          ========         ========         ========
  Total provision for income taxes        $ 60,002         $ 51,020         $ 16,888
                                          ========         ========         ========

         The 1994 tax provision includes taxes related to the acquisition of Intel's programmable logic business.

         Deferred tax assets (liabilities) were as follows:

                                                       December 31
                                              -------------------------
(In thousands)                                   1996            1995
-----------------------------------------------------------------------
Assets:
Accrued expenses and reserves                 $ 38,404         $ 30,846
Acquisition costs                                7,282            7,291
State taxes                                      3,675            3,325
Other                                            1,590              809
                                              --------         --------
  Gross deferred tax assets                     50,951           42,271
Deferred tax liabilities                          (909)            (186)
Deferred tax asset valuation allowance          (4,640)          (4,746)
                                              ========         ========
  Net deferred tax assets                     $ 45,402         $ 37,339
                                              ========         ========


         The valuation allowances of $4.6 and $4.7 million at December 31, 1996 and 1995, respectively, are attributable to deferred tax assets from the acquisition of Intel's programmable logic business. Sufficient uncertainty exists regarding the realizability of these assets and, accordingly, valuation allowances are required.

         The provision for taxes reconciles to U.S. statutory taxes as follows:

                                                          Year Ended December 31
                                             ------------------------------------------
(In thousands)                                  1996             1995            1994
---------------------------------------------------------------------------------------
Tax provision at U.S. statutory rates        $ 59,198         $ 48,262         $ 11,024
State taxes, net of federal benefit             6,172            6,315            2,319
Foreign sales corporation                      (1,146)          (2,033)            (995)
Valuation allowance                              (106)            (487)           5,233
Other, net                                     (4,116)          (1,037)            (693)
                                             ========         ========         ========
  Total provision for income taxes           $ 60,002         $ 51,020         $ 16,888
                                             ========         ========         ========

REPORT OF INDEPENDENT ACCOUNTANTS

         TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF ALTERA CORPORATION:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Altera Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


         /s/ Price Waterhouse LLP
         ------------------------

         San Jose, California
         January 22, 1997