Form 10-K405, Exhibit 13
period 1997-12-31
ALTERA CORP
filed 1998-03-30
CIK 768251

                                                                    EXHIBIT 13.1

                             ABOUT YOUR INVESTMENT

Stock Ownership Profile

The Company estimates that at December 31, 1997, there were more than 35,000 holders of Altera stock.

Stock Price

Altera's initial public offering took place on March 31, 1988. The Company's price-to-earnings ratio at each year-end for the last five years, was as follows:

1993    1994   1995   1996   1997
----    ----   ----   ----   ----
32.7    26.2   26.2   29.6   21.4

Excludes R&D in-process write-off associated with the acquisition of Intel's programmable logic business in 1994 and the cumulative effect of change in accounting principle in 1997.

Trading Volume

The average trading volume in the Company's stock decreased 36% in 1997 over 1996, as measured by Nasdaq. Trading volume in 1997 averaged 2.8 million shares per day, compared to 4.4 million per day in 1996, and 3.4 million in 1995, retroactively adjusted for 2-for-1 splits of the Company's common stock in the second quarter of 1995 and the fourth quarter of 1996.

         Officers, Directors            Institutional Investors 80%
           & Employees 5%               Individuals 15%

                                  [Pie Chart]


                           Estimated Stock Ownership

                                    [Graph]


                         Comparative Stock Performance

                                  [Bar Graph]


                              Average Daily Volume

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                          YEAR ENDED DECEMBER 31
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)              1997          1996          1995           1994            1993
-----------------------------------------------------------------------------------------------------------------------
Five-Year Summary

STATEMENTS OF OPERATIONS DATA:
-----------------------------------------------------------------------------------------------------------------------
Sales                                              $631,114       $497,306       $401,598       $198,796       $140,279
Cost of sales                                       236,958        191,958        158,808         77,672         58,470
                                                   --------------------------------------------------------------------
Gross profit                                        394,156        305,348        242,790        121,124         81,809
Research and
development                                          54,417         49,513         33,849         45,994         16,847
Selling, general, and
administrative                                      112,784         87,742         74,658         45,771         35,202
                                                   --------------------------------------------------------------------
Income from operations                             $226,955       $168,093       $134,283       $ 29,359       $ 29,760
                                                   ====================================================================
Income before income taxes and cumulative
   effect of change in accounting principle        $229,571       $169,137       $137,891       $ 31,496       $ 31,392
                                                   ====================================================================
Income before cumulative
   effect of change in accounting principle        $151,517       $109,135       $ 86,871       $ 14,608       $ 21,195
Cumulative effect of change in
   accounting principle                              18,064             --             --             --             --
                                                   --------------------------------------------------------------------
Net income                                         $133,453       $109,135       $ 86,871       $ 14,608       $ 21,195
                                                   ====================================================================
Income per share before cumulative effect of
change in accounting principle:
        Basic                                      $   1.71       $   1.25       $   1.00       $   0.18       $   0.26
        Diluted                                        1.55           1.16           0.95           0.17           0.25
Net income per share:
        Basic                                      $   1.51       $   1.25       $   1.00       $   0.18       $   0.26
        Diluted                                        1.37           1.16           0.95           0.17           0.25
Shares used in computing income per share:
        Basic                                        88,525         87,406         86,625         83,253         80,967
        Diluted                                     102,616        100,813         95,931         86,490         83,983

The following are pro forma amounts with the change in accounting principle related to sales recognition applied retroactively to years prior to 1997:

Sales                                              $631,114       $497,006       $400,162       $198,156       $140,813
Gross profit                                        394,156        305,181        241,864        120,705         82,149
Income from operations                              226,955        167,926        133,357         28,940         30,100
Net income                                          151,517        109,090         86,287         14,344         21,424
Net income per share:
     Basic                                         $   1.71       $   1.25       $   1.00       $   0.17       $   0.26
     Diluted                                           1.55           1.16           0.95           0.17           0.26

BALANCE SHEET DATA:
-----------------------------------------------------------------------------------------------------------------------
Working capital                                    $430,371       $295,020       $346,242       $121,479       $ 94,895
Total assets                                        952,518        778,212        715,554        213,882        155,757
Long-term debt                                      230,000        230,000        288,600           --             --
Stockholders' equity                                536,687        370,245        255,189        158,019        121,699
Book value per share                                   6.02           4.23           2.93           1.84           1.49

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Sales 1997 sales of $631.1 million represents a 27% increase from 1996 sales of $497.3 million and a 57% increase from 1995 sales of $401.6 million. Two-thirds of the increase from 1996 was the result of increased sales of the Company's newer products, principally the FLEX 10K, MAX 7000S, and MAX 9000 product families. Sales of the Company's mainstream products, the MAX 7000 and FLEX 8000 families, accounted for the balance of the year over year increase. The increase in 1996 sales, as compared to 1995 sales, was driven by higher unit sales of the Company's MAX 7000 product family. Over the last two years, sales of the Company's mature products have declined. Sales in North America increased 32% from 1996 to 1997 as compared to the overall sales increase of 27%. North America accounted for 55% of total sales for 1997 as compared to 53% in 1996. Sales growth in Europe and Japan was 22% and 23%, respectively, while sales in Asia Pacific grew more slowly at 13%. In the prior year, sales growth was relatively consistent in each of the different geographic regions.

The increase in sales of the FLEX 10K family was the single largest contributor to sales growth in 1997. The FLEX 10K family was first introduced in 1995 and has been one of the fastest growing product families ever introduced by the Company. The FLEX 10K family of devices presently offers densities up to 250,000 logic gates and additionally, has embedded array blocks that provide on-chip memory capability.

The MAX 7000 product family was again the highest selling of any of the Company's families -- accounting for over 44% of the Company's sales in 1997. Since its introduction in 1992, the MAX 7000 family has become an industry standard in programmable logic. However, this family is approaching maturity in its product life cycle. The annual rate of sales growth of the MAX 7000 family declined from the prior year and was lower than the aggregate growth rate of the Company. Sales of the MAX 7000 family declined through the second half of the year from their peak in the second quarter. Management expects sales for the MAX 7000 family to remain flat or decline in 1998 and, given the high percentage base of revenues of this family, this will adversely impact the Company's overall growth rate in 1998 and future years. The Company's MAX 7000S family, introduced in 1996, is an enhanced version of the MAX 7000 family that offers more functionality at lower prices. Sales of the MAX 7000S family have grown rapidly throughout 1997, partially offsetting the decline in sales of the MAX 7000 family. However, sales of the MAX 7000S were a relatively small portion of total sales in 1997, and there can be no assurance that any future growth in sales of the MAX 7000S family will fully or partially offset the expected decline in sales of the MAX 7000 family.

The end markets served by the Company in 1997 remained consistent with prior years. Communications accounted for 56% of sales, computing accounted for 23% of sales, industrial applications were 12% of sales and the balance was spread over several end markets. The communications segment accounted for the largest dollar increase from 1996 to 1997, comprising nearly half of the $133.8 million increase in total sales. Expansion of the communications equipment industry, both telecommunications and networking, has been the most important driver of the Company's growth for the last several years. The Company's future growth rate will depend on continued expansion of these end markets as well as the Company's ability to maintain or increase market share.

However, in 1997, it was the computing segment that grew the fastest in percentage terms, increasing more than 50% over the prior year. Sales in the computing segment grew rapidly in the first half of 1997 and in the second quarter accounted for 26% of total sales. However, sales in this segment declined during the second half of 1997 and by the fourth quarter accounted for less than 20% of total sales. Both the rapid increase and the subsequent decline of sales in the computing segment relate to a limited number of projects with certain customers; management does not expect similar programs to occur in this segment in 1998.


         [BAR GRAPH]                                    [BAR GRAPH]

            SALES                                        UNITS SOLD
    (DOLLARS IN MILLIONS)                               (IN MILLIONS)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Major items in the statements of operations, expressed as a percentage of sales, were as follows:

                                          YEAR ENDED DECEMBER 31


                                         1997      1996      1995
-----------------------------------------------------------------
Cost of sales                              38%       39%       40%
Gross margin                               62%       61%       60%
Research and development                    9%       10%        8%
Selling, general, and administrative       18%       17%       19%
Operating income                           36%       34%       33%
Interest expense                            2%        3%        2%
Interest and other income, net              2%        3%        3%
Provision for income taxes                 12%       12%       13%
Cumulative effect of change in
accounting principle                        3%        --        --
Net income                                 21%       22%       22%
-----------------------------------------------------------------


GROSS MARGIN Over the last three years, gross margin as a percentage of sales has increased from 60.5% in 1995, to 61.4% in 1996 and to 62.4% in 1997. In 1996, rapid reductions in product cost resulting from declining wafer prices and the migration of products to more advanced processes were mostly offset by multiple price reductions on many of the Company's products, including the MAX 7000 and FLEX 8000 families. In 1997, the cost and pricing environments were more stable. The cost reductions in 1997 were less dramatic and resulted primarily from the introduction of new families using improved, lower cost manufacturing processes. The new products manufactured with these processes are sold at commensurately lower prices. The margin improvement experienced in 1997 resulted from continued incremental cost reductions which were not fully offset by price reductions.

RESEARCH AND DEVELOPMENT Over the course of the last two years, the Company has introduced the FLEX 10KA, MAX 7000S, and FLEX 6000 families. The FLEX 10K and FLEX 10KA families are high density SRAM-based products that also offer on-chip RAM. The FLEX 6000 family, introduced in 1997, was designed to offer programmability at a low price point and offers price parity with gate array products at densities of 24,000 gates and below. The MAX 7000S family extends the MAX 7000 family with improved performance and additional features such as in-system programmability or ISP.

As a percent of sales, research and development expenses were 8.4% in 1995, 10.0% in 1996, and 8.6% in 1997. Expenses were at a relative high in 1996 due to prototype and pre-production expenses associated with the MAX 7000S, MAX 9000, and FLEX 10K product families.

SELLING, GENERAL, AND ADMINISTRATIVE Selling, general, and administrative expenses increased 29% from 1996 to 1997 and increased slightly as a percentage of sales, rising to 17.9% in 1997 from 17.6% in 1996. Selling, general, and administrative expenses include commission and incentive expenses, advertising and promotional expenditures, legal expenses, and salary expenses related to field sales, marketing, and administrative personnel. The increased expenditures over the last three years are mainly driven by higher marketing and administrative headcount, new and expanded international sales offices, and higher commissions on the increased sales volumes. In 1997, the Company established its international sales headquarters in Hong Kong, and deployed its international order entry and customer service functions to Hong Kong and the United Kingdom. Also in 1997, the Company replaced its main business information systems with a newer and more capable enterprise-wide management information system running on a


             [BAR GRAPH]                             [BAR GRAPH]

             GROSS MARGIN                      RESEARCH & DEVELOPMENT
        (PERCENTAGE OF SALES)                   (DOLLARS IN MILLIONS)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

distributed computing platform. This new system was activated in January 1998. The Company intends to add more functionality and enhanced features to the new system throughout the course of 1998 and in future years. The Company added significant personnel to install and support this and ancillary systems in late 1996 and throughout 1997. Altera has over twenty field sales offices and markets its products through distributors, representatives, and its own direct sales force. Approximately 90% of the Company's sales are made through distributors. The Company will continue to increase sales resources in markets and regions where it anticipates increased local resources will increase sales, enhance competitive position, or improve customer service.

OPERATING INCOME Operating income was $134.3 million in 1995, $168.1 million in 1996, and $227.0 million in 1997. As a percent of sales, operating income has increased from 33.4% in 1995 to 33.8% in 1996, and 36.0% in 1997. The increase in operating income is primarily the result of the improvements in gross margin over the three year period and to a lesser degree the general trend toward reduced operating expenses (selling, general, and administrative plus research and development).

INTEREST EXPENSE Interest expense decreased to $11.7 million in 1997 from $12.3 million in 1996. Interest expense relates to the convertible subordinated notes issued in June 1995 and includes interest expense and amortization, partially offset by capitalized interest related to the construction of the new headquarters. The decrease in interest expense from 1996 to 1997 is primarily attributable to higher capitalized interest in 1997. The Company does not expect to capitalize any interest in 1998.

INTEREST AND OTHER INCOME, NET Interest and other income increased to $14.3 million in 1997 from $13.3 million in 1996 and $11.0 million in 1995. The increase over the three year period resulted from increased cash balances available for investment throughout the year.

TAXES Altera's effective tax rate was 34% in 1997 compared to 35% in 1996 and 37% in 1995. The reduction from 1996 to 1997 was the result of an increase in research and development tax credits and a change in the geographic mix of income. The reduction in the rate from 1995 to 1996 was due to an increased amount of earned interest income from tax-exempt investments and research and development tax credits.

ACCOUNTING CHANGE In October 1997, the Company changed its accounting method for recognizing revenue on sales to distributors with an effective date of January 1, 1997. The Company previously recognized revenue upon shipment to distributors net of appropriate reserves for sales returns and allowances. Following the accounting change, revenue recognition on shipments to distributors is deferred until the products are resold to the end customers. The Company believes that deferral of revenue on distributor sales and related gross margins until the product is shipped by the distributors results in a more meaningful measurement of results of operations and is more consistent with industry practice and, therefore, is a preferable method of accounting.

The cumulative effect in prior years of the change in accounting method was a charge of $18.1 million (net of $9.3 million of income taxes) or $0.18 per diluted share.

FUTURE RESULTS Future operating results will depend on the Company's ability to develop, manufacture, and sell complicated semiconductor components and complex software that offer customers greater value than solutions offered by competing vendors. The Company's efforts in this regard may not be successful. The Company plans to sustain future growth by offering programmable chips for applications that are presently served by gate array vendors. These vendors have well-established market positions and a solution that has been proven technically feasible and economically competitive over several decades. There can be no assurance that the Company will be successful in

           [BAR GRAPH]

              SG&A
     (PERCENTAGE OF SALES)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

displacing gate array vendors in the targeted applications and densities. Furthermore, other programmable logic vendors are targeting these applications and may be successful in securing market share to the exclusion of Altera. Moreover, standard cell technologies are increasingly used by the Company's customers to achieve greater integration in their systems; this may not only impede the Company's efforts to penetrate the gate array market but may also displace the Company's products in the applications that it presently serves. The Company's future growth will depend on its ability to continue to expand the programmable logic market.

The Company is highly dependent upon subcontractors to manufacture silicon wafers and perform assembly, testing, and shipping services. The vast majority of the Company's products are manufactured, stored, and shipped to customers by subcontractors located in Asia, principally Japan, Taiwan, Korea, and Malaysia. Several of these countries are experiencing significant economic disruptions including volatile exchange rates, rising unemployment, insolvencies, and government fiscal austerity programs. Disruptions or adverse supply conditions arising from market conditions, political strife, labor disruptions and other factors could have adverse consequences on the Company's future results. For example, in 1997 there were production interruptions caused by fires in two Taiwanese wafer fabrication plants not utilized by Altera. Natural or man-made disasters, normal process fluctuations, and variances in manufacturing yields could have severe negative impact on the Company's operating capabilities. The Company has sought to diversify its operating risk by participating in the WaferTech joint venture to manufacture silicon wafers with other partners in Camas, Washington. The majority partner, TSMC, has never built or operated a wafer fabrication plant outside of Taiwan. Start-up or operating difficulties of WaferTech will impair the Company's operating performance and will also have negative financial ramifications as the Company will consolidate WaferTech's operating results as minority income. Also, a number of factors outside of the Company's control, including general economic conditions and cycles in world markets, exchange rate fluctuations, or a lack of growth in the Company's end markets could adversely impact future results. An important component of the Company's growth over the last several years, the networking equipment market, has demonstrated slowing growth in the last two years. Should this trend continue, the Company's growth in future years may be limited.

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

NEW ACCOUNTING PRONOUNCEMENTS In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements for periods beginning after December 15, 1997. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources including unrealized gains and losses on available-for-sale securities. Reclassification of financial statements for earlier periods for comparative purposes is required. The Company will adopt SFAS No. 130 beginning in 1998 and does not expect such adoption to have a material effect on the consolidated financial statements. In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements for periods beginning after December 15, 1997. It also establishes standards for related disclosures about products and

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

services, geographic areas, and major customers. It is not expected that adoption of SFAS No. 131 will have any impact on the Company's consolidated financial statements.

Liquidity and Capital Resources

OPERATING ACTIVITIES During 1997, the Company generated $201.6 million in net cash from operating activities which was primarily attributable to net income of $133.5 million adjusted by non-cash items including the cumulative effect of change in accounting principle of $18.1 million, depreciation and amortization of $27.1 million, a decrease in accounts receivable and other assets of $17.8 million, and an increase in accounts payable and accrued liabilities and deferred income on sales to distributors of $41.8 million. Offsetting these were increases in deferred income taxes of $8.4 million, inventories of $23.1 million, and a decrease in income taxes payable of $5.2 million. These increases in the use of cash were primarily the result of an increase in sales volumes from 1996 to 1997.

INVESTING ACTIVITIES Net cash used for investing activities in 1997 was $282.6 million. The Company made its final payment on the WaferTech joint venture of $56.2 million in November 1997. The Company completed construction of its headquarters facility and occupied the facility in June 1997. Expenditures for the facility were $44.2 million in 1997. Other capital expenditures were primarily for test equipment and for a new management information system and associated hardware and installation costs. Additionally, the Company purchased $144.7 million (net) of short-term investments. Over the last three years, excluding the headquarters facility, the Company's capital equipment purchases have been primarily for semiconductor test and design equipment, and communication and information systems software and hardware.

FINANCING ACTIVITIES In 1997, financing activities generated $33.0 million through the issuance of common stock to employees through various option and employee stock purchase plans, and ancillary tax benefits. In 1996, the Company made payments of $57.1 million to TSMC as deposits for future wafer purchases. In 1997, $6.7 million of these deposits were applied to wafer purchases. In 1995, the Company raised net proceeds of $224.8 million on the sale of convertible subordinated notes. The convertible subordinated notes are due in June 2002 and bear an interest rate of 5.75%, payable semiannually. The notes are convertible at the option of the holder into shares of the Company's common stock at a price of $25.59 per share. The notes are callable by the Company no sooner than June 1998. At December 31, 1997, Altera had $377.6 million of cash, cash equivalents, and short-term investments available to finance future growth, no short-term obligations, and $230.0 million of long-term debt. Management believes that operational capital expenditures in 1998 will approximate the expenditures in 1997, less the expenditures for the headquarters facility. Altera believes the available sources of funds and cash expected to be generated from operations will be adequate to finance current operations and capital expenditures through at least 1998.

MARKET RISK DISCLOSURE As of December 31, 1997, the Company's investment portfolio consisted of fixed income securities of $360.3 million (see Note 4 of Notes to the Consolidated Financial Statements). These securities, like all fixed income instruments, are subject to interest rate risk and will decline in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels as of December 31, 1997, the decline in the fair value of the portfolio would not be material. Additionally, the Company has the ability to hold its fixed income investments until maturity and, therefore, the Company would not expect to recognize such an adverse impact in income or cash flows. The Company has international sales and facilities and is, therefore, subject to foreign currency rate exposure. To date, the exposure to the Company related to exchange rate volatility has not been significant. If the foreign currency rates fluctuate by 10% from rates at December 31, 1997, the effect on the Company's


    [BAR GRAPH]                 [BAR GRAPH]               [BAR GRAPH]

   TOTAL ASSETS               WORKING CAPITAL               CAPITAL
                                                          EXPENDITURES
(DOLLARS IN MILLIONS)      (DOLLARS IN MILLIONS)      (DOLLARS IN MILLIONS)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

financial position and results of operations would not be material. However, there can be no assurance that there will not be a material impact in the future.

YEAR 2000 COMPLIANCE Most computer programs were designed to perform data computations on the last two digits of the numerical value of a year. When a computation referencing the year 2000 is performed, these systems may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly. Computations referencing the year 2000 might be invoked at any time, but are likely to begin occurring in the year 1999. The Company recently implemented new information systems which are year 2000 compliant and does not anticipate that it will incur material expenditures for the resolution of any year 2000 issues relating to either its own information systems, databases and programs, or its software products. However, the Company could be adversely impacted by year 2000 issues faced by major distributors, suppliers, customers, vendors, and financial service organizations with which the Company interacts. Management is in the process of determining the impact, if any, that third parties who are not year 2000 compliant may have on the operations of the Company.

EMPLOYEES Over the course of 1997, the number of regular employees increased 18% to 1,086 at year end. Sales per employee was $630,000 in 1997, compared to $553,000 in 1996, and $519,000 in 1995.

IMPACT OF CURRENCY AND INFLATION The Company purchases the majority of its materials and services in U.S. dollars, and its foreign sales are also billed in U.S. dollars. However, certain contracts for silicon wafer purchases are denominated in Japanese yen, and the volume of such contracts increased significantly in 1995 and 1996, and decreased in 1997. The appreciation of the U.S. dollar with respect to the yen had a positive impact on the Company's margin during 1996 and 1997. The declining value of the dollar with respect to the yen had an adverse impact on the Company's margin during the first six months of 1995. The Company was able to mitigate much of that impact with improved yields and efficiencies. In addition, in the third quarter of 1995, the Company purchased yen forward contracts in an amount approximately equal to its expected yen requirements for that quarter. As of December 31, 1995 and throughout 1996 and 1997, the Company had no open foreign exchange contracts for the purchase or sale of foreign currencies. In January 1998, the Company entered into a forward exchange contract to purchase Malaysian ringgit to meet a portion of its firm contractual commitments of ringgit required in 1998. Depending on market conditions, Altera may choose to hedge its currency exposure by purchasing or selling forward foreign exchange contracts. In addition, the impacts of other foreign currency exchange rate fluctuations may be material in the future as a result of increased volatility in certain foreign currencies in which the Company conducts business. The effects of inflation upon Altera's financial results have not been significant to date.


    [BAR GRAPH]                 [BAR GRAPH]               [BAR GRAPH]
    BOOK VALUE                 STOCKHOLDERS'               SALES PER
     PER SHARE                    EQUITY                   EMPLOYEE
     (DOLLARS)             (DOLLARS IN MILLIONS)     (DOLLARS IN THOUSANDS)

                          CONSOLIDATED BALANCE SHEETS


                                                              December 31
(IN THOUSANDS, EXCEPT PAR VALUE AMOUNT)                   1997           1996
--------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                               $ 22,761       $ 70,788
Short-term investments                                   354,808        210,062
                                                        -----------------------
        Total cash, cash equivalents,
          and short-term investments                     377,569        280,850
Accounts receivable, less allowance
for doubtful accounts of $3,008 and $2,399                55,251         68,486
Inventories                                               98,883         75,798
Deferred income taxes                                     63,076         45,402
Other current assets                                      21,423          2,451
                                                        -----------------------
        Total current assets                             616,202        472,987
Property and equipment, net                              152,417         89,804
Investments                                              179,167        206,671
Other assets                                               4,732          8,750
                                                        -----------------------
                                                        $952,518       $778,212
                                                        =======================
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                        $ 20,649       $ 13,279
Accrued liabilities                                       16,688         20,866
Accrued compensation                                      20,226         14,136
Deferred income on sales to distributors                 128,268         68,343
Income taxes payable                                          --          5,183
Notes payable and short-term obligations                      --         56,160
                                                        -----------------------
        Total current liabilities                        185,831        177,967
Convertible subordinated notes                           230,000        230,000
                                                        -----------------------
        Total liabilities                                415,831        407,967
Commitments and contingencies
Stockholders' equity:
Common stock:
        $.001 par value; 400,000 shares
        authorized; 89,185 and 87,604 shares
        issued and outstanding                                89             88
Capital in excess of par value                           123,544         90,556
Retained earnings                                        413,054        279,601
                                                        -----------------------
        Total stockholders' equity                       536,687        370,245
                                                        -----------------------
                                                        $952,518       $778,212
                                                        =======================


See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND STOCKHOLDERS' EQUITY


                                                                     YEAR ENDED DECEMBER 31
(IN THOUSANDS, EXCEPT
PER SHARE AMOUNTS)                                           1997            1996             1995
-----------------------------------------------------------------------------------------------------
Operations
Sales                                                     $ 631,114        $ 497,306        $ 401,598
Cost of sales                                               236,958          191,958          158,808
                                                          -------------------------------------------
Gross profit                                                394,156          305,348          242,790
Research and development                                     54,417           49,513           33,849
Selling, general, and administrative                        112,784           87,742           74,658
                                                          -------------------------------------------
Income from operations                                      226,955          168,093          134,283
Interest expense                                            (11,701)         (12,284)          (7,401)
Interest and other income, net                               14,317           13,328           11,009
                                                          -------------------------------------------
Income before income taxes and cumulative
effect of change in accounting principle                    229,571          169,137          137,891
Provision for income taxes                                   78,054           60,002           51,020
                                                          -------------------------------------------
Income before cumulative effect of change
     in accounting principle                                151,517          109,135           86,871
Cumulative effect of change in accounting principle          18,064               --               --
                                                          -------------------------------------------
Net income                                                $ 133,453        $ 109,135        $  86,871
                                                          ===========================================
Per Share:
  Basic
    Income before cumulative effect
     of change in accounting principle                    $    1.71        $    1.25        $    1.00

    Cumulative effect of change in
      accounting principle                                     (.20)              --               --
                                                          -------------------------------------------
    Net income                                            $    1.51        $    1.25        $    1.00
                                                          ===========================================
  Diluted
    Income before cumulative effect of
          change in accounting principle                  $    1.55        $    1.16        $    0.95
    Cumulative effect of change in
          accounting principle                                 (.18)              --               --
                                                          -------------------------------------------
    Net income                                            $    1.37        $    1.16        $    0.95
                                                          ===========================================
Shares used in computing income per share:
    Basic                                                    88,525           87,406           86,625
    Diluted                                                 102,616          100,813           95,931
                                                          -------------------------------------------


                                                 Common Stock
                                                and Capital in
(IN THOUSANDS)                               Excess of Par Value      Retained Earnings
---------------------------------------------------------------------------------------
Stockholders' Equity
Balance, December 31, 1994                        $  73,146                $  84,873
Tax benefit resulting from employee
stock transactions                                    5,269
Issuance of 1,165 shares                              5,030
Net income                                                                    86,871
                                                  ----------------------------------
Balance, December 31, 1995                           83,445                  171,744
Tax benefit resulting from employee
 stock transactions                                   4,492
Issuance of 787 shares                                5,760
Repurchase of 300 shares                             (3,053)                  (1,278)
Net income                                                                   109,135
                                                  ----------------------------------
Balance, December 31, 1996                           90,644                  279,601
Tax benefit resulting from employee
 stock transactions                                  20,044
Issuance of 1,581 shares                             12,945
Net income                                                                   133,453
                                                  ----------------------------------
Balance, December 31, 1997                        $ 123,633                $ 413,054
                                                  ==================================


See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     YEAR ENDED DECEMBER 31
(IN THOUSANDS)                                                           1997                     1996                     1995
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                            $ 133,453                $ 109,135                $  86,871
Adjustments to reconcile net income to
  net cash provided by operating activities:
   Cumulative effect of change
   in accounting principle                                               18,064                       --                       --
        Depreciation and amortization                                    27,105                   20,884                   12,166
        Deferred income taxes                                            (8,368)                  (8,063)                 (24,974)
        Changes in assets and liabilities:
               Accounts receivable, net                                  13,235                  (13,968)                 (22,856)
               Inventories                                              (23,085)                 (20,377)                 (16,944)
               Other assets                                               4,548                    3,059                   (4,341)
               Accounts payable and accrued liabilities                   9,282                   (7,220)                  19,121
               Deferred income on sales to distributors                  32,555                   13,849                   31,884
               Income taxes payable                                      (5,183)                     943                    2,894
                                                                      -----------------------------------------------------------
Cash provided by operating activities                                   201,606                   98,242                   83,821
                                                                      -----------------------------------------------------------
Cash Flows from Investing Activities
Capital expenditures                                                    (80,879)                 (45,172)                 (45,820)
Other long-term investments                                             (56,997)                 (86,240)                    (500)
Net change in short-term investments                                   (144,746)                  75,748                 (234,855)
                                                                      -----------------------------------------------------------
Cash used for investing activities                                     (282,622)                 (55,664)                (281,175)
                                                                      -----------------------------------------------------------
Cash Flows from Financing Activities
Tax benefit from employee stock transactions                             20,044                    4,492                    5,269
Net proceeds from issuance of common stock                               12,945                    5,760                    5,030
Repurchase of common stock                                                   --                   (4,331)                      --
Convertible subordinated notes                                               --                       --                  224,825
Payment of notes payable                                                     --                  (57,120)                      --
                                                                      -----------------------------------------------------------
Cash provided by (used for) financing activities                         32,989                  (51,199)                 235,124
                                                                      -----------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                    (48,027)                  (8,621)                  37,770
Cash and cash equivalents at beginning of year                           70,788                   79,409                   41,639
                                                                      -----------------------------------------------------------
Cash and cash equivalents at end of year                              $  22,761                $  70,788                $  79,409
                                                                      ===========================================================
Cash paid during the year for:
        Income taxes                                                  $  77,853                $  62,347                $  64,122
        Interest                                                         13,225                   13,225                    6,392
Supplemental disclosure of non-cash activities:
        Cancellation of notes payable related
               to wafer capacity                                             --                   63,400                       --
        Remaining obligations related
               to WaferTech                                                  --                   56,160                       --


See accompanying notes to consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Company and Business

Altera Corporation (Altera or the Company) designs, develops, manufactures, and markets CMOS programmable logic integrated circuits and associated engineering development software and hardware. The Company's major markets are communications, computing, and industrial applications.

The Company's export sales were $281.7, $231.7, and $187.4 million for 1997, 1996, and 1995, respectively. Sales to Europe were $127.1, $103.8, and $84.2 million and sales to Japan were $117.0, $94.8, and $78.9 million in 1997, 1996, and 1995, respectively. In 1997, the two largest distributors accounted for 32% and 18% of sales. In 1996, the two largest distributors accounted for 29% and 15% of sales, whereas in 1995, they each accounted for 21% and 15% of sales, respectively.

Note 2: Significant Accounting Policies

BASIS OF PRESENTATION Altera has a fiscal year that ends on the Friday nearest December 31st. For presentation purposes, the consolidated financial statements and notes refer to the calendar month end. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany balances and transactions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts; actual results could differ from those estimates.

RECLASSIFICATIONS Certain reclassifications have been made to the prior year consolidated financial statements to conform to the 1997 presentation. Such reclassifications had no effect on previously reported results of operations or retained earnings.

REINCORPORATION On June 19, 1997, the Company was reincorporated in the State of Delaware. In connection with the reincorporation, as approved by the stockholders, the number of authorized shares of the Company's common stock was increased to four hundred million (400,000,000) and each share of common stock was assigned a par value of $.001. The accompanying financial statements have been restated to give effect to the reincorporation.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS Cash equivalents consist of highly liquid investments with original maturities of three months or less. Short-term investments are held as securities available for sale and are carried at their market value as of the balance sheet date which approximated cost. The amortized cost of debt securities are adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains or losses are determined on the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in stockholders' equity except that those unrealized losses that are deemed to be other than temporary are reflected in income.

INVENTORIES Inventories are recorded at the lower of standard cost, which approximates actual cost on a first-in-first-out basis, or market. The inventories at December 31, 1997 and 1996 were comprised of the following components:


                                                         DECEMBER 31
                                                -----------------------------
(IN THOUSANDS)                                   1997                  1996
-----------------------------------------------------------------------------
Purchased parts and raw materials               $ 1,503               $ 1,773
Work in process                                  67,442                56,870
Finished goods                                   29,938                17,155
                                                -----------------------------
Total inventories                               $98,883               $75,798
                                                =============================

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DEPRECIATION AND AMORTIZATION Depreciation and amortization are computed using the straightline method. Estimated useful lives of two to five years are used for equipment and office furniture and forty years for buildings. Amortization of leasehold improvements is computed using the shorter of the remaining facility lease term or the estimated useful life of the improvements. As of December 31, 1997, the costs of the Company's new headquarters building include $4.0 million of capitalized interest incurred during the construction and development period. Property and equipment at December 31, 1997 and 1996 was comprised of the following components:


                                                                   DECEMBER 31
                                                        ----------------------------------
(IN THOUSANDS)                                             1997                     1996
------------------------------------------------------------------------------------------
Land                                                    $  20,496                $  19,925
Building                                                   75,111                   32,955
Equipment                                                 102,953                   75,453
Office furniture and equipment                              9,767                    9,508
Leasehold improvements                                      1,884                    3,493
                                                        ----------------------------------
        Property and equipment,
        at cost                                           210,211                  141,334
Accumulated depreciation and amortization                 (57,794)                 (51,530)
                                                        ----------------------------------
        Property and equipment, net                     $ 152,417                $  89,804
==========================================================================================


The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

REVENUE RECOGNITION The Company recognizes revenue from product sales upon shipment to OEMs and end-users. Reserves for sales returns and allowances are recorded at the time of shipment. The Company's sales to distributors are made under agreements allowing for returns or credits under certain circumstances and, effective the first day of 1997, the Company defers recognition of revenue on sales to distributors until products are resold by the distributor to the end-user. See Note 5.

FOREIGN EXCHANGE CONTRACTS The Company purchases the majority of its materials and services in U.S. dollars and its foreign sales are also billed in U.S. dollars. However, certain contracts for silicon wafer purchases are denominated in Japanese yen. At times, the Company enters into foreign exchange option or forward contracts to hedge against currency fluctuations which affect these and other transactions. As of December 31, 1997, the Company had no open foreign exchange contracts for the purchase or sale of foreign currencies, but may choose to enter into such contracts in the future should conditions appear favorable. In January 1998, the Company entered into a forward exchange contract, maturing at various intervals through May 1998, to purchase $1.1 million of Malaysian ringgit.

STOCK SPLITS All share data have been retroactively restated to reflect a 2-for-1 split of the Company's outstanding common stock which was reflected in the stock price as of January 7, 1997 and was effective as to the shareholders of record on December 18, 1996. The share data has also been adjusted in 1995 to reflect a 2-for-1 stock split which was reflected in the stock price as of June 1, 1995 and was effective as to the shareholders of record on May 10, 1995.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


STOCK-BASED COMPENSATION PLANS The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. The Company's policy is to grant options with an exercise price equal to the quoted market price of the Company's stock on the grant date. Accordingly, no compensation has been recognized for its stock option plans. The Company provides additional pro forma disclosures as required under SFAS No. 123, "Accounting for Stock-Based Compensation." See Note 10.

FAIR VALUE OF FINANCIAL INSTRUMENTS For certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, notes payable and accounts payable, the carrying amounts approximate fair value due to their short maturities. The estimated fair value for the convertible notes (with a carrying amount of $230.0 million at December 31, 1997) is approximately $314.0 million. The fair value for the convertible subordinated notes is primarily based on quoted market prices.

CONCENTRATIONS OF CREDIT RISK Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company places its short-term investments in a variety of financial instruments and, by policy, limits the amount of credit exposure through diversification and by restricting its investments to highly rated securities. The Company sells its products to distributors and original equipment manufacturers throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires collateral, such as letters of credit, whenever deemed necessary.

DEPENDENCE ON WAFER SUPPLIERS The Company does not directly manufacture finished silicon wafers. The Company's strategy has been to maintain relationships with wafer foundries. The Company has been successful in maintaining such relationships (Notes 6 and 7). However, there can be no assurance that the Company will be able to satisfy its future wafer needs from current or alternative manufacturing sources. This could result in possible loss of sales or reduced margins.

NEW ACCOUNTING PRONOUNCEMENTS In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements for periods beginning after December 15, 1997. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources including unrealized gains and losses on available-for-sale securities. Reclassification of financial statements for earlier periods for comparative purposes is required. The Company will adopt SFAS No. 130 beginning in 1998 and does not expect such adoption to have a material effect on the consolidated financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements for periods beginning after December 15, 1997. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. It is not expected that adoption of SFAS No. 131 will have any impact on the consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3: Income Per Share

The Company adopted SFAS No. 128, "Earnings Per Share," during the fourth quarter of 1997. SFAS No. 128 requires presentation of both basic and diluted net income per share on the face of the income statement. All prior period net income per share data presented has been restated in accordance with SFAS No.
128. Basic net income per share is computed by dividing net income available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period and excludes the dilutive effect of stock options. Diluted net income per share gives effect to all dilutive potential common shares outstanding during a period. In computing diluted net income per share, the average stock price for the period is used in determining the number of shares assumed to be purchased from exercise of stock options. A reconciliation of the numerators and denominators of the basic and diluted income per share is presented below:


                                                                                                YEAR ENDED DECEMBER 31
                                                                                   ------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                              1997                1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
Basic:
        Income before cumulative effect of change in
               accounting principle                                                $ 151,517           $ 109,135          $  86,871
        Cumulative effect of change in accounting principle                          (18,064)                 --                 --
                                                                                   ------------------------------------------------
        Net income                                                                 $ 133,453           $ 109,135          $  86,871
                                                                                   ================================================
        Weighted shares outstanding                                                   88,525              87,406             86,625
                                                                                   ------------------------------------------------
        Per share:
        Income before cumulative effect of
               change in accounting principle                                      $    1.71           $    1.25          $    1.00
        Cumulative effect of change in accounting principle                            (0.20)                 --                 --
                                                                                   ------------------------------------------------
        Net income                                                                 $    1.51           $    1.25          $    1.00
                                                                                   ================================================
Diluted:
        Income before cumulative effect of change in
               accounting principle                                                $ 151,517           $ 109,135          $  86,871
        Effect of 5.75% convertible subordinated notes                                 7,224               7,440              4,397
                                                                                   ------------------------------------------------
        Income before cumulative effect of change in
               accounting principle including the
               effect of dilutive securities                                         158,741             116,575             91,268
        Cumulative effect of change in accounting principle                          (18,064)                 --                 --
                                                                                   ------------------------------------------------
        Net income                                                                 $ 140,677           $ 116,575          $  91,268
                                                                                   ================================================
        Weighted shares outstanding                                                   88,525              87,406             86,625
        Effect of dilutive securities:
               Stock options                                                           5,101               4,417              4,528
               5.75% convertible subordinated notes                                    8,990               8,990              4,778
                                                                                   ------------------------------------------------
                                                                                     102,616             100,813             95,931
                                                                                   ================================================
        Per share:
        Income before cumulative effect of change in accounting principle          $    1.55           $    1.16          $    0.95
        Cumulative effect of change in accounting principle                            (0.18)                 --                 --
                                                                                   ------------------------------------------------
        Net income                                                                 $    1.37           $    1.16          $    0.95
                                                                                   ================================================



Note 4: Marketable Securities
The Company's portfolio of marketable securities consists of the following:


                                                         DECEMBER 31
                                                --------------------------
(IN THOUSANDS)                                     1997              1996
--------------------------------------------------------------------------
Money market funds                              $    763          $ 19,951
Municipal bonds                                  315,987           218,295
U.S. government and agency obligations            13,540            13,112
Corporate bonds                                   24,919             9,190
Other debt securities                              5,055             8,432
                                                --------------------------
                                                $360,264          $268,980
--------------------------------------------------------------------------

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1997 and 1996, the net unrealized holding gains and losses on securities were immaterial. The marketable securities at December 31, 1997 and 1996 by contractual maturity are shown below.


                                                     DECEMBER 31
                                              --------------------------
(IN THOUSANDS)                                  1997              1996
------------------------------------------------------------------------
Due in one year or less                       $ 58,191          $ 96,056
Due after one year through two years           302,073           172,924
                                              --------------------------
                                              $360,264          $268,980
------------------------------------------------------------------------

Note 5: Accounting Change - Recognition of Revenue on Sales to Distributors

In October 1997, the Company changed its accounting method for recognizing revenue on sales to distributors with an effective date of January 1, 1997. The Company previously recognized revenue upon shipment to distributors net of appropriate reserves for sales returns and allowances. Following the accounting change, revenue recognition on shipments to distributors is deferred until the products are resold to the end customers. The Company believes that deferral of revenue on distributor sales and related gross margins until the product is shipped by the distributors results in a more meaningful measurement of results of operations and is more consistent with industry practice and, therefore, is a preferable method of accounting. The cumulative effect in prior years of the change in accounting method was a charge of $18.1 million (net of $9.3 million of income taxes) or $0.18 per diluted share. The estimated pro forma effect of the accounting change on the current and prior years' results are as follows:


                                                              YEAR ENDED DECEMBER 31
                                                  --------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)              1997              1996              1995
----------------------------------------------------------------------------------------------
As reported:
        Sales                                     $631,114          $497,306          $401,598
        Net income                                 133,453           109,135            86,871
        Diluted net income per share                  1.37              1.16              0.95
Pro forma amounts with the
change in accounting principle
related to revenue
recognition applied retroactively:
        Sales                                      631,114           497,006           400,162
        Net income                                 151,517           109,090            86,287
        Diluted net income per share                  1.55              1.16              0.95
----------------------------------------------------------------------------------------------


Note 6: Investments and Obligations

At December 31, 1997, Altera's long-term investments primarily relate to an investment in WaferTech, LLC (WaferTech) of $140.4 million, the long-term portion of deposits with Taiwan Semiconductor Manufacturing Corporation (TSMC) for future wafer allocations of $33.6 million (Note 7) and the Company's investment in Cypress Semiconductor (Texas) Inc. (CSTI), a subsidiary of Cypress Semiconductor Corporation, of $5.2 million.

In June 1996, Altera, TSMC, and several other partners formed WaferTech, a joint-venture company, to build and operate a wafer manufacturing plant in Camas, Washington. In return for a $140.4 million cash investment, Altera received an 18% equity ownership in the joint-venture company and certain rights to procure up to 27% of the factory's production at market prices. The investment was made in three installments of $42.1 million each in June and November of 1996 and $56.2 million in November 1997. In addition, the Company has an obligation to guarantee a pro rata

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

share of debt incurred by WaferTech, up to a maximum of $45.0 million. The Company accounts for this investment under the equity method based on the Company's ability to exercise significant influence on the operating and financial policies of WaferTech. The Company's share of WaferTech's results for 1997 and 1996 was not material. Altera owns a 17% equity interest in CSTI and has the right to purchase a percentage of the wafers produced by CSTI approximately equal to the Company's percentage ownership of CSTI. The Company accounts for this investment under the cost method.

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

Under the terms of the agreement related to the $57.1 million prepayment, TSMC agrees to provide the Company with wafers manufactured using TSMC processes and according to the Company's specifications, and the Company agrees to purchase and TSMC agrees to supply, a specific capacity of wafers per year through 2000. Subsequent billings for actual wafers used from TSMC will reduce the prepaid balance. The prepayments are generally nonrefundable if the Company does not purchase the full prepaid capacity unless the Company identifies a third-party purchaser, acceptable to TSMC, for the capacity.

Note 8: Commitments

The Company leases certain of its sales facilities under non-cancelable lease agreements expiring at various times through 2002. The leases require the Company to pay property taxes, insurance, maintenance, and repair costs. Future minimum lease payments under all non-cancelable operating leases as of December 31, 1997 are $2.2 million in 1998 and $2.0 million, $1.9 million, $1.6 million, and $1.6 million in the years 1999 through 2002, respectively. Rental expense under all operating leases amounted to $4.4 million, $4.0 million, and $3.2 million in 1997, 1996, and 1995, respectively. The Company has a standby letter of credit facility in the amount of 1.5 billion yen (approximately $11.6 million). The terms of this facility require immediate funding of any draws against any letters of credit issued under the facility. The facility requires the Company to comply with certain covenants regarding net worth and financial ratios.

Note 9: Convertible Subordinated Notes

In June 1995, the Company issued $230.0 million of convertible subordinated notes due in June 2002 and bearing an interest rate of 5.75%, payable semiannually. The notes are convertible into shares of the Company's common stock at a price of $25.59 per share. Discounts, commissions, and expenses, which are being amortized over the seven-year life of the notes, reduced the net proceeds to $224.8 million. Accumulated amortization at December 31, 1997 and 1996 amounted to approximately $2.0 million and $1.2 million, respectively. The notes are callable by the Company no sooner than June 1998.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10: Stock-Based Compensation

Plans At December 31, 1997, the Company has four stock-based compensation plans, which are described below. The Company applies APB No. 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its three fixed stock option plans and its stock purchase plan.

STOCK OPTION PLANS There are 16.2 million shares of common stock reserved for issuance under the 1987 Stock Option Plan, 5.3 million shares of common stock are reserved for issuance under the 1996 Stock Option Plan and 940,000 shares of common stock are reserved for issuance under the Company's 1988 Director Stock Option Plan. The Director Stock Option Plan provides for the periodic issuance of stock options to members of the Company's Board of Directors who are not also employees of the Company. Under all Stock Option Plans, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years. Options granted prior to October 1997 generally vest over five years at annual increments as determined by the Board of Directors. In October 1997, the Board of Directors amended the terms of the 1996 Stock Option Plan whereby options granted subsequent to September 30, 1997 will generally vest over four years at annual increments as determined by the Board of Directors.


The number of shares for which options were exercisable was approximately 3,488,000, 2,960,000, and 2,050,000 at December 31, 1997, 1996, and 1995,
respectively. A summary of the Company's stock option activity and related weighted average exercise prices within each category for each of the years ended December 31, 1997, 1996, and 1995 relating to the Company's stock option plans are as follows:


                                           ----------------------------------------------------------------------------
                                                   1997                        1996                       1995
                                           ----------------------------------------------------------------------------
(SHARE AMOUNTS IN THOUSANDS)               Shares        Price         Shares        Price          Shares       Price
-----------------------------------------------------------------------------------------------------------------------
Options outstanding at January 1,          12,500        $ 5.07        10,059        $ 3.02         9,128        $ 2.57
Stock options:
     Granted                                2,016         43.32         3,433         26.25         2,346         22.60
Exercised                                  (1,400)         6.05          (620)        28.54          (839)         2.91
Forfeited                                    (683)        16.42          (372)        13.40          (576)         6.54
                                           ----------------------------------------------------------------------------
Options outstanding at December 31,        12,433        $ 8.00        12,500        $ 5.07        10,059        $ 3.02
-----------------------------------------------------------------------------------------------------------------------


The fair value of each option grant, as defined by SFAS No.123, is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the fair value on the grant date. To compute the estimated grant date fair value of the Company's stock option grants in 1997, 1996, and 1995, respectively, the Black-Scholes method was used with the following weighted-average assumptions: expected volatility of 40.6%, 36.4%, and 34.6%, risk-free interest rates of 6.2%, 5.9%, and 6.6%, expected lives from vesting date of 0.56, 0.41, and 0.45 years, and dividend yields of 0%. The weighted-average fair value per share of stock options granted in 1997, 1996, and 1995 were $18.41, $10.23, and $8.74, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about fixed stock options outstanding at December 31, 1997:


                            --------------------------------------------------------------------------------------------------
                                              Options Outstanding                                 Options Exercisable
------------------------------------------------------------------------------------------------------------------------------
                                Number             Weighted                                   Number
                             Outstanding            Average              Weighted-          Exercisable           Weighted
Range of                     at 12/31/97           Remaining              Average           at 12/31/97            Average
Exercise Prices             (in thousands)      Contractual Life       Exercise Price      (in thousands)       Exercise Price
------------------------------------------------------------------------------------------------------------------------------
$  1.81- $ 6.12                  3,434              4.50 years             $  3.48               2,440              $  3.12
$  6.13- $ 9.25                  1,796              6.47                   $  7.15                 331              $  7.24
$  9.26- $20.88                  1,597              8.10                   $ 17.49                 166              $ 14.72
$ 20.89- $31.38                  3,071              8.25                   $ 25.50                 432              $ 25.98
$ 31.39- $38.69                  1,233              8.94                   $ 34.99                 112              $ 34.81
$ 38.70- $49.57                  1,049              9.31                   $ 47.97                   7              $ 44.90
$ 49.58- $63.82                    253              9.55                   $ 54.51                  --                   --
------------------------------------------------------------------------------------------------------------------------------


Effective January 30, 1998, the Company offered employees, except all officers and director level employees, the right to reprice their stock options granted from January 1, 1995 through January 19, 1998. The repriced options have an exercise price of $34.25, the fair value of the Company's common stock on the effective date, and the vesting schedule of such options was extended by three months. In connection with this action, approximately 1.3 million options were repriced which previously had a weighted average exercise price of $48.50.

EMPLOYEE STOCK PURCHASE PLAN Under the 1987 Employee Stock Purchase Plan, the Company is authorized to issue up to 2.8 million shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under the terms of the Plan, employees can choose each year to have up to 10 percent of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of the closing price at the beginning or at the end of each six-month offering period. Approximately 75 to 80 percent of eligible employees have participated in the Plan in the last two years.

Sales under the Employee Stock Purchase Plan in 1997, 1996, and 1995 were 173,294, 167,626, and 326,646 shares of common stock at an average price of $25.46, $21.49, and $7.91 per share, respectively. At December 31, 1997, there were 178,038 shares available for future purchases under the Employee Stock Purchase Plan.

Compensation cost is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1997,1996, and 1995, respectively: an expected life of six months for all years; expected volatility of 44.7%, 38.4%, and 30.7%; risk-free interest rates of 5.3%, 5.1%, and 6.0%; and dividend yields of 0%. The weighted-average fair value per share of those purchase rights granted in 1997,1996, and 1995, as defined by SFAS No.123, was $11.65, $5.55, and $4.35, respectively.

The Company received a $20.0 million, $4.5 million, and $5.3 million tax benefit in 1997, 1996, and 1995, respectively, on the exercise of non-qualified stock options and on the disposition of stock acquired with an incentive stock option or through the Employee Stock Purchase Plan.

PRO FORMA NET INCOME AND NET INCOME PER SHARE Had the Company recorded compensation costs based on the estimated grant date fair value as defined by SFAS No.123, for awards granted under its Stock Option Plans and Stock Purchase Plan, the Company's net income and net income per share would have been reduced to the pro forma amounts below for the years ended December 31, 1997, 1996, and 1995:


----------------------------------------------------------------------------------------
                                              1997              1996            1995
----------------------------------------------------------------------------------------
Pro forma net income (in thousands)       $   116,054       $    99,885      $    83,815
Pro forma net income per share:
        Basic                             $      1.31       $      1.14      $       .97
        Diluted                                  1.21              1.08              .92
----------------------------------------------------------------------------------------

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The pro forma amounts reflect compensation expense related to 1997, 1996, and 1995 stock option grants only. In future years, the annual compensation expense will increase as a result of the fair value of stock options granted in those future years.

Note 11: Common Stock Repurchases

On July 15, 1996, the Board of Directors authorized the repurchase of up to 2 million shares of the Company's common stock. The repurchased shares offset the dilution caused by the Company's employee stock purchase and stock option plans.

During July 1996, the Company repurchased 300,000 shares of common stock for a total price of $4.3 million. In January 1998, the Company repurchased an additional 540,000 shares of common stock for a total price of $17.0 million. The repurchased shares were retired upon acquisition.

Note 12: Litigation

In June 1993, Xilinx, Inc. (Xilinx) brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx. In June 1993, the Company brought suit against Xilinx, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of certain patents held by the Company. In April 1995, the Company filed a separate lawsuit against Xilinx in Delaware, Xilinx's state of incorporation, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of one of the Company's patents. In May 1995, Xilinx counterclaimed against the Company in Delaware, asserting defenses and seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by Xilinx. Subsequently, the Delaware case has been transferred to California. Due to the nature of the litigation with Xilinx and because the lawsuits are still in the pre-trial stage, the Company's management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that Xilinx will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Company's MAX 5000, MAX 7000, FLEX 8000, or MAX 9000 families of products, or succeed in invalidating any of the Company's patents. Although no assurances can be given as to the results of these cases, based on the present status, management does not believe that any of such results will have a material adverse effect on the Company's financial condition or results of operations.

In August 1994, Advanced Micro Devices ("AMD") brought suit against the Company seeking monetary damages and injunctive relief based on the Company's alleged infringement of certain patents held by AMD. In September 1994, Altera answered the complaint asserting that it is licensed to use the patents which AMD claims are infringed and filed a counterclaim against AMD alleging infringement of certain patents held by the Company. In October 1997, upon completion of trials bifurcated from the infringement claims, the Court ruled that the Company is licensed under all patents asserted by AMD in the suit. In December 1997, AMD filed a Notice of Appeal of the Court's rulings. Due to the nature of the litigation with AMD, and because AMD has appealed the court rulings that the Company is licensed under all of the patents asserted by AMD in the suit, the Company's management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that AMD will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Classic, MAX 5000, MAX 7000, FLEX 8000, MAX 9000, FLEX 10K, and FLASHlogic product families, or succeed in invalidating any of the Company's patents remaining in the suit. Although no assurances can be given to

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

the results of this case, based on its present status, management does not believe that any of such results will have a material adverse effect on the Company's financial condition or results of operations. Note 13: Income Taxes The Company's income before taxes is composed primarily of domestic income. The Company expects that the proportion of foreign income before taxes will increase in the future. The components of the provision for income taxes were as follows:


                                                        YEAR ENDED DECEMBER 31
                                               ---------------------------------------
(IN THOUSANDS)                                   1997            1996           1995
--------------------------------------------------------------------------------------
Current tax expense:
United States                                  $ 70,399        $ 57,680       $ 64,931
State                                            14,328           9,799         10,663
Foreign                                           1,695             586            400
                                               ---------------------------------------
        Total current tax expense                86,422          68,065         75,994
Deferred taxes                                   (8,368)         (8,063)       (24,974)
                                               ---------------------------------------
        Total provision for income taxes       $ 78,054        $ 60,002       $ 51,020
--------------------------------------------------------------------------------------


Deferred tax assets (liabilities) were as follows:

                                                    DECEMBER 31
                                             ------------------------
(IN THOUSANDS)                                 1997            1996
---------------------------------------------------------------------
Assets:
Accrued expenses and reserves                $ 56,592        $ 38,404
Acquisition costs                               7,273           7,282
State taxes                                     4,200           3,675
Other                                           1,726           1,590
                                             ------------------------
        Gross deferred tax assets              69,791          50,951
Deferred tax liabilities                       (2,084)           (909)
Deferred tax asset valuation allowance         (4,631)         (4,640)
                                             ------------------------
        Net deferred tax assets              $ 63,076        $ 45,402
---------------------------------------------------------------------


The change in deferred taxes includes $9.3 million of deferred taxes included in the cumulative effect of change in accounting principle. The valuation allowance of $4.6 million at December 31, 1997 and 1996 is attributable to deferred tax assets from the 1994 acquisition of Intel's programmable logic business. Sufficient uncertainty exists regarding the realizability of these assets and, accordingly, valuation allowances are required.

The provision for taxes reconciles to U.S. statutory taxes as follows:


                                                          YEAR ENDED DECEMBER 31
                                               ----------------------------------------
(IN THOUSANDS)                                     1997            1996            1995
---------------------------------------------------------------------------------------
Tax provision at U.S. statutory rates          $ 80,350        $ 59,198        $ 48,262
State taxes, net of federal benefit               7,290           6,172           6,315
Interest income on municipal obligations         (4,270)         (2,975)         (1,435)
Other, net                                       (5,316)         (2,393)         (2,122)
                                               ----------------------------------------
Total provision for income taxes               $ 78,054        $ 60,002        $ 51,020
---------------------------------------------------------------------------------------

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14: Quarterly Financial Information (UNAUDITED)


                                                                        First             Second             Third            Fourth
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              Quarter            Quarter           Quarter           Quarter
------------------------------------------------------------------------------------------------------------------------------------
1997
Sales
        As originally reported                                    $   142,439        $   164,115       $   162,126       $   157,088
        Effect of revenue recognition change                            3,604              1,742                --                --
                                                                  ------------------------------------------------------------------
        As restated for first three quarters and
        as reported for fourth quarter                                146,043            165,857           162,126           157,088
                                                                  ------------------------------------------------------------------
Gross profit
        As originally reported                                         88,345            102,872           101,377            98,121
        Effect of revenue recognition change                            2,343              1,098                --                --
                                                                  ------------------------------------------------------------------
        As restated for first three quarters and
               as reported for fourth quarter                          90,688            103,970           101,377            98,121
                                                                  ------------------------------------------------------------------
Cumulative effect of change in accounting principle                    18,064
                                                                  ------------------------------------------------------------------
Net income
        As originally reported                                         34,056             39,729            38,811            36,650
        Effect of revenue recognition change                          (16,518)               725                --                --
                                                                  ------------------------------------------------------------------
        As restated for first three quarters and
               as reported for fourth quarter                          17,538             40,454            38,811            36,650
                                                                  ------------------------------------------------------------------
Basic income per share: Income before
     cumulative effect of accounting change
        As originally reported                                           0.39               0.45              0.44              0.41
        Effect of revenue recognition change                             0.02               0.01                --                --
                                                                  ------------------------------------------------------------------
        As restated for first three quarters and
               as reported for fourth quarter                            0.41               0.46              0.44              0.41
                                                                  ------------------------------------------------------------------
Cumulative effect of change in accounting principle                     (0.20)
                                                                  ------------------------------------------------------------------
Net income
        As originally reported                                           0.39               0.45              0.44              0.41
        Effect of revenue recognition change                            (0.19)              0.01                --                --
        As restated for first three quarters and
               as reported for fourth quarter                            0.20               0.46              0.44              0.41
                                                                  ------------------------------------------------------------------
Diluted income per share: Income before
     cumulative effect of accounting change
        As originally reported                                           0.35               0.40              0.40              0.38
        Effect of revenue recognition change                             0.01               0.01                --                --
                                                                  ------------------------------------------------------------------
        As restated for first three quarters and
               as reported for fourth quarter                            0.36               0.41              0.40              0.38
                                                                  ------------------------------------------------------------------
Cumulative effect of change in accounting principle                     (0.18)
                                                                  ------------------------------------------------------------------
Net income
        As originally reported                                           0.35               0.40              0.40              0.38
        Effect of revenue recognition change                            (0.16)              0.01                --                --
                                                                  ------------------------------------------------------------------
        As restated for first three quarters and
               as reported for fourth quarter                            0.19               0.41              0.40              0.38
                                                                  ------------------------------------------------------------------
1996
Sales                                                             $   137,098        $   116,295       $   116,728       $   127,185
Gross profit                                                           84,044             71,446            71,634            78,224
Net income                                                             31,440             24,265            24,118            29,312
Basic net income per share                                               0.36               0.28              0.28              0.33
Diluted net income per share                                             0.33               0.26              0.26              0.31
Pro forma amounts for 1996 assuming the change in
accounting principle related to revenue recognition
was applied retroactively:
        Sales                                                         133,329            114,919           116,885           131,873
        Gross profit                                                   81,628             70,524            71,739            81,290
        Net income                                                     29,894             23,675            24,185            31,336
        Basic net income per share                                       0.34               0.27              0.28              0.36
        Diluted net income per share                                     0.32               0.25              0.26              0.33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Altera Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Altera Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 5 to the consolidated financial statements, in 1997 the Company changed its method of recognizing revenue.



/s/ PRICE WATERHOUSE LLP

San Jose, California
January 20, 1998

                              Corporate Directory

Board of Directors

Rodney Smith
Chairman, President, and Chief Executive Officer
Altera Corporation

Charles M. Clough
Former Chairman, President, and Chief Executive Officer
Wyle Electronics

Michael A. Ellison
Chief Executive Officer
Steller, Inc.

Paul Newhagen
Vice President, Administration
Altera Corporation

Robert W. Reed
Former Senior Vice President
Intel Corporation

William E. Terry
Former Director and Executive Vice President
Hewlett-Packard Company

Deborah Triant, Ph.D.
President and Chief Executive Officer
CheckPoint Software Technologies, Inc.

Corporate Officers

Rodney Smith
President and Chief Executive Officer

C. Wendell Bergere
Vice President, General Counsel, and Secretary

Denis Berlan
Executive Vice President and Chief Operating Officer

Erik R. Cleage
Vice President, Marketing

John R. Fitzhenry
Vice President, Human Resources

Paul Newhagen
Vice President, Administration

Thomas J. Nicoletti
Vice President, Investor Relations and Business Development

Nathan Sarkisian
Vice President, Finance and Chief Financial Officer

Peter Smyth
Vice President, Sales

Appointed Officers

Bahram Ahanin
Vice President, CAD and Design Automation

Donald Faria
Vice President, Customer Marketing

Bruce Mielke
Vice President, Product Engineering

Timothy J. Southgate
Vice President, Software Engineering

Clifton S. Tong
Vice President, Product Marketing

John E. Turner
Vice President, Design Engineering


Corporate Headquarters

101 Innovation Drive
San Jose, California 95134
(408) 544-7000

Independent Accountants
Price Waterhouse LLP
San Jose, California

Form 10-K

A copy of the Company's Form 10-K, as filed with the Securities and Exchange Commission (without exhibits), is available from:

Altera Corporation
101 Innovation Drive
San Jose, California 95134
(408) 544-7707

Stock Listing

Altera's common stock is quoted on The Nasdaq Stock Market under the symbol "ALTR."

For the past two years, the quarterly high and low closing sales prices for the common stock were:


                     1997                        1996
             -------------------------------------------------
Quarter       High          Low           High          Low
-------------------------------------------------------------
First        48 1/8       35 7/8        38 1/2        22 9/16
Second       54           42 1/16       31 3/16       18 13/16
Third        64 7/8       49 3/8        27 5/8        14
Fourth       53 3/4       30 9/16       38 7/8        24 7/8
-------------------------------------------------------------

Registrar/Transfer Agent
Boston EquiServe, L.P.
Investor Relations
P.O. Box 8040
Boston, MA 02266-8040
(781) 575-3120



Altera, FLEX, FLEX 10K, FLEX 10KA, FLEX 10KE, FLEX 8000, FLEX 6000, MAX, MAX 9000, MAX 9000A, MAX 7000, MAX 7000S, MAX 5000, Classic, FLASHlogic, MAX+PLUS, MAX+PLUS II, and individual device designations are trademarks and/or service marks of Altera Corporation in the United States and other countries. Altera Corporation acknowledges the trademarks of other organizations for their respective products or services mentioned in this document.