Form 10-K, Exhibit 13
period 1998-12-31
ALTERA CORP
filed 1999-03-30
CIK 768251

                                                                    EXHIBIT 13.1

                             ABOUT YOUR INVESTMENT

Stock Ownership Profile

The Company estimates that at December 31, 1998, there were more than 36,000 holders of Altera stock.

Stock Price

Altera's initial public offering took place on March 31, 1988. The Company's price-to-earnings ratio at each year-end for the last five years, was as follows:

1994   1995   1996   1997   1998
----   ----   ----   ----   ----
26.2   26.2   29.6   21.4   39.0

Excludes R&D in-process write-off associated with the acquisition of Intel's programmable logic business in 1994 and the cumulative effect of change in accounting principle in 1997.

Trading Volume

The average trading volume in the Company's stock decreased 7% in 1998 over 1997, as measured by Nasdaq. Trading volume in 1998 averaged 2.6 million shares per day, compared to 2.8 million per day in 1997, and 4.4 million in 1996, retroactively adjusted for 2-for-1 splits of the Company's common stock in the second quarter of 1995 and the fourth quarter of 1996.

         Officers, Directors            Institutional Investors 80%
           & Employees 5%               Individuals 15%

                                  [Pie Chart]


                           Estimated Stock Ownership

                                    [Graph]


                         Comparative Stock Performance

                                  [Bar Graph]


                          Average Daily Trading Volume

                      SELECTED CONSOLIDATED FINANCIAL DATA

FIVE-YEAR SUMMARY                                                       YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                               1998          1997         1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
------------------------------------------------------------------------------------------------------------------------------------
Sales                                                               $  654,342     $631,114     $497,306     $401,598    $198,796
Cost of sales                                                          249,474      236,958      191,958      158,808      77,672
                                                                    ----------------------------------------------------------------
Gross profit                                                           404,868      394,156      305,348      242,790     121,124
Research and development expenses                                       59,864       54,417       49,513       33,849      45,994
Selling, general and administrative expenses                           113,161      112,784       87,742       74,658      45,771
                                                                    ----------------------------------------------------------------
Income from operations                                              $  231,843     $226,955     $168,093     $134,283    $ 29,359
                                                                    ----------------------------------------------------------------
Income before income taxes, equity investment and cumulative
  effect of change in accounting principle                          $  244,183     $229,571     $169,137     $137,891    $ 31,496
                                                                    ----------------------------------------------------------------
Income before equity investment and cumulative effect of
  change in accounting principle                                    $  164,827     $151,517     $109,135     $ 86,871    $ 14,608
Equity in loss of WaferTech, LLC                                        10,440           --           --           --          --
                                                                    ----------------------------------------------------------------
Income before cumulative effect of change in accounting
  principle                                                            154,387      151,517      109,135       86,871      14,608
Cumulative effect of change in accounting principle                         --       18,064           --           --          --
                                                                    ----------------------------------------------------------------
Net income                                                          $  154,387     $133,453     $109,135     $ 86,871     $14,608
                                                                    ----------------------------------------------------------------
Income per share before cumulative effect of change in
  accounting principle:
    Basic                                                           $     1.65     $   1.71     $   1.25     $   1.00     $  0.18
    Diluted                                                               1.56         1.55         1.16         0.95        0.17
Net income per share:
    Basic                                                           $     1.65     $   1.51     $   1.25     $   1.00     $  0.18
    Diluted                                                               1.56         1.37         1.16         0.95        0.17
Shares used in computing income per share:
    Basic                                                               93,493       88,525       87,406       86,625      83,253
    Diluted                                                            101,589      102,616      100,813       95,931      86,490

Balance Sheet Data:
------------------------------------------------------------------------------------------------------------------------------------
Working capital                                                     $  587,923     $430,371     $295,020     $346,242    $121,479
Total assets                                                         1,093,331      952,518      778,212      715,554     213,882
Long-term debt                                                              --      230,000      230,000      288,600          --
Stockholders' equity                                                   881,721      536,687      370,245      255,189     158,019
Book value per share                                                      9.03         6.02         4.23         2.93        1.84




                                                 [FOUR BAR GRAPHS]


(Dollars in millions)        (percentage of sales)        (percentage of sales)             (dollars in millions)
R&D In-Process Charge
------------------------   ------------------------      ------------------------      ------------------------------
    RESEARCH AND                    GROSS                         SG&A                          INCOME FROM
    DEVELOPMENT                    MARGIN                                                        OPERATIONS
------------------------   ------------------------      ------------------------      ------------------------------





CORPORATE DIRECTORY

Board of Directors                              Corporate Officers                      Corporate Headquarters
Rodney Smith                                    Rodney Smith                            101 Innovation Drive
Chairman, President, and                        President and Chief Executive Officer   San Jose, California 95134
Chief Executive Officer                                                                 (408) 544-7000
Altera Corporation                              C. Wendell Bergere
                                                Vice President, General Counsel,        Independent Accountants
Charles M. Clough                               and Secretary                           PricewaterhouseCoopers LLP
Former Chairman, President, and                                                         San Jose, California
Chief Executive Officer                         Denis Berian
Wyle Electronics                                Executive Vice President and            Stock Listing
                                                Chief Operating Officer                 Altera's common stock trades on
Michael A. Ellison                                                                      The Nasdaq Stock Market(R) under
Chief Executive Officer                         Erik R. Cleage                          the symbol "ALTR".
Steller, Inc.                                   Vice President, Marketing
                                                                                        For the past two years, the quarterly
Paul Newhagen                                   John R. Fitzhenry                       high and low closing sales prices for
Former Vice President,                          Vice President, Human Resources         the common stock were:
Administration
Altera Corporation                              Nathan Sarkisian                                    1998        1997
                                                Senior Vice President and               ------------------------------------------
Robert W. Reed                                  Chief Financial Officer                  Quarter  High     Low      High     Low
Former Senior Vice President                                                            ------------------------------------------
Intel Corporation                               Peter Smyth                             First    44-1/4   28-3/4   48-1/8  35-7/8
                                                Vice President, Sales                   Second   44-5/8   28-1/4   54      42-1/16
William E. Terry                                                                        Third    43       29       64-7/8  49-3/8
Former Director and                                                                     Fourth   61-7/8   29-1/2   53-3/4  30-9/16
Executive Vice President
Hewlett-Packard Company
                                                                                        Registar/Transfer Agent
Deborah Rieman, Ph.D.                                                                   BankBoston, NA
President and Chief Executive Officer                                                   c/o EquiServe
CheckPoint Software Technologies, Inc.                                                  P.O. Box 8040
                                                                                        Boston, MA 02266-8040
Appointed Officers                                                                      (800) 730-6001
Bahram Ahanin                                   Bruce Mielke                            www.equiserve.com
Vice President, CAD and                         Vice President, Product Engineering
Design Automation                                                                       WEB SITE
                                                Thomas B. Murchie                       For current information on Altera
Melonie C. Brophy                               Vice President, Operations              Corporation, visit our web site at
Vice President, Finance,                                                                http://www.altera.com.
and Treasurer                                   Timothy J. Propeck
                                                Vice President, North America Sales     ADDITIONAL INFORMATION
Donald Faria                                                                            Please direct all requests to:
Vice President, Customer Marketing              Timothy J. Southgate                    Investor Relations
and Applications                                Vice President, Software Engineering    101 Innovation Drive
                                                                                        San Jose, California 95134
Frank L. Hannig                                 Clifton S. Tong                         (408) 544-7707
Vice President and                              Vice President, Product Marketing
Chief Information Officer                                                               Earnings releases may be requested
                                                Nigel Toon                              from Altera's Fax-on-Demand service
Lance M. Lissner                                Vice President and                      at (800) 789-2587 in the United States
Vice President, Business                        Managing Director -- Europe             and Canada and at (408) 894-0466
Development and Investor Relations                                                      from other international locations.
                                                John E. Turner
                                                Vice President, Design Engineering

Copyright (c) 1999 Altera Corporation, Altera, The Programmable Solutions Company, APEX 20K, FLEX, FLEX 10K, FLEX 10KA, FLEX 10KE, FLEX 8000, FLEX 6000, MAX, MAX 9000, MAX 9000A, MAX 7000, MAX 7000S, MAX 7000A, MAX 7000B, MAX 5000,
Classic, FLASHlogic, Quartus, MAX+PLUS II, MegaCore, AMPP, System-on-a-Programmable-Chip, and individual device designations are trademarks and/or service marks of Altera Corporation in the United States and other countries. Altera Corporation acknowledges the trademarks of other organizations for their respective products or services mentioned in this document. All rights reserved.