Form 10-K/A, Exhibit 13
period 1999-12-31
ALTERA CORP
filed 2000-03-29
CIK 768251

                                                                   EXHIBIT #13.1





                               ALTERA CORPORATION


                               1999 ANNUAL REPORT

                             LETTER TO SHAREHOLDERS


I am pleased to again report record revenues and income for the year. Our revenues increased 28% to $837 million. Income from continuing operations was $218 million, and expressed as a percent of revenue, increased 2.4 points to 26.0%. Growth, which accelerated in the second half of the year, was aided by conditions in our end markets as the entire semiconductor industry pulled out of a three-year slump in 1999. Our market strength in Japan and Asia-Pacific was an important source of growth as those markets recovered dramatically in 1999. For the year, our revenues in Japan increased 34% to $159 million, and our Asia-Pacific revenues increased 76% to $49 million. North America, which is our largest market, grew 31% to $469 million, and Europe grew a more moderate 7% to $160 million.

More salient than the regional comparisons, however, is the strength of our new products and the growth we experienced in the communications market sector. Our new products, consisting of our 2.5- and 3.3-volt offerings, grew 222% for the year, contributing a total of $175 million in incremental revenues or 96% of our total revenue growth. These sales were driven by new design wins, not just recovering markets. New product sales growth, more than any other factor, was the reason for our growth in 1999 and indicates that our product development efforts over the last several years have been well targeted. The communications segment has been an increasing portion of our revenue base, and last year that trend continued. Our sales into the communications segment grew 33%, and for the year comprised 66% of our total sales. In the December quarter, the communications sector accounted for 70% of our sales. New products are being used by the telecommunications, networking, and wireless industries to facilitate the rapid growth in infrastructure caused by the communications revolution.

Sales growth translated into exceptional performance on the bottom line. Gross margins were an all-time record at 64.0% of revenue, up from the 61.9% reported in 1998. Selling, general, and administrative expenses declined as a percent of revenue, and we benefited from higher interest rates. Operating income increased to 36.6% of revenue. Net margins expanded through the year and in the December quarter were 27.0% (excluding non-recurring items). While improving our margins, we also increased our investment in research and development by 44% to $86 million--$26 million more than we spent in 1998. While much of our increased effort is embodied in products still in the development pipeline, we had a banner year in new product introductions. We began to roll out the APEX(TM) 20KE family and completed the introductions of the FLEX(R) 10KE, MAX(R) 7000A, MAX 3000A, and APEX 20K families. We introduced our Quartus(TM) software to the marketplace, and we deployed several new proprietary packaging technologies, including the FineLine BGA(TM) (ball-grid array) and flip-chip packages.

New products drove our revenue growth and are our primary assets in the competitive situation. As I mentioned last year, the programmable logic marketplace consists of two distinct segments: "product-term" architectures, including our Classic(TM) and MAX families, and "look-up table" architectures, including our FLEX and APEX families.

Product-term architectures, which offer lower densities and are growing more slowly, comprised 47% of our revenue, and we maintained market share at an estimated 40%. Until the Lattice acquisition of AMD's programmable logic subsidiary Vantis, Altera had been the market-share leader in this segment. Our goal is to increase our market share and regain the number one position in this segment. In 1999, we refocused our efforts in this area; as previously mentioned, we introduced the MAX 7000A and MAX 3000A architectures, and began development of the MAX 7000B family at 2.5 volts.

In the look-up table segment, which offers higher densities and faster growth, we captured market share, increasing to an estimated 31% in 1999 from 28% in 1998. Total look-up table revenues increased 60%, and at year-end exceeded our product-term revenues for the first time. Our new product offerings in this area--the APEX 20K, APEX 20KE, FLEX 10KA, FLEX 10KE, and FLEX 6000 families--grew 187% on a combined basis.

We started the year behind the competition on the ultra-high density front, introducing the APEX architecture relatively late to the marketplace and delivering a tool set that was not robust. We have made good progress this year in addressing these issues. We completed the introduction of the 2.5-volt APEX 20K family, and the 1.8-volt APEX 20KE architecture was introduced at the end of the year with initial shipments of the APEX EP20K400E. We believe this family, which will roll out over the first half of 2000, has the feature set and performance to recapture our customers' mind-share and reestablish Altera as the high-density leader. Moreover, our Quartus software has been the subject of continuous engineering and refinement; two major releases shipped in 1999 and another in the first quarter of 2000. I am confident that the APEX/Quartus combination will put us in a position to again become the fastest growing programmable logic supplier.

As I stated earlier, growth in the communications industry drove Altera's growth in 1999, and the communications industry will drive our growth for the foreseeable future. Several major forces are shaping the communications equipment industry today. First, data traffic is increasing geometrically, driven by the explosive growth of the Internet. Secondly, the mobile communications infrastructure is expanding to support the increased demand for multifunction, low-cost, hand-held devices. Finally, the entertainment industry's drive to provide consumers with customized and tailored programming is pushing the limits of the communications infrastructure. In all cases, our customers are challenged to move more information faster through the communications medium, including traditional copper wires, fiber optic cable, and wireless systems. The need for more bandwidth will rise as fast as industry's ability to supply it, and there will be a large premium for the vendor who can supply it first.

Our challenge and our opportunity lies in our ability to help our customers build increasingly complex and higher performance systems, and to help them get their product to the marketplace first. Our response to that challenge, and our strategy, is a concept we call "system on a programmable chip" or "SOPC." Increased integration, i.e., more functionality on a single piece of silicon, enables faster end-system performance, and our customers are leveraging advances in semiconductor processing technology to integrate more and more functions on a single chip. Historically, the highest levels of integration have been achieved by using "standard cell" devices. Standard cells are designed using a "library" of pre-existing functions (often called "cores" or silicon intellectual property) that can be "stitched" together to form a unique device tailored to the end customer's objective. Standard cells, then, are custom devices, built using customized tooling through the fabrication process.

We believe that the standard cell methodology has inherent limitations compared to programmable devices. Unique tooling in the batch-oriented wafer fabrication process leads to manufacturing (cost) inefficiencies for all but the highest volume standard-cell applications. Further, the long lead-time from design to prototype and verification (compared to programmable devices) inserts unnecessary delay in the design cycle. Finally, the costs of repairing undetected design errors in standard cells are enormous--scrapped tooling and additional delays. Despite these drawbacks, designers have preferred standard cells for many applications because historically, they provided higher levels of integration and performance, and integrated more effectively into the design flows used by system-level designers. Further, standard cell vendors were early developers of reusable functions, or cores.

SOPC changes all of that. We have the design methodology, the library of functions, and the silicon that not only makes programmable systems residing on a single piece of silicon technically possible, but a practical reality. The Quartus software links seamlessly with major EDA design platforms and contains unique features designed to simplify and facilitate large-scale designs. Complimenting this methodology is a growing library of 145 standard functions that can be downloaded at no cost from the web, parameterized by the user to meet their exact requirements, and implemented on our silicon on a trial basis. With this technology, our customers can combine microprocessors, memory, and many other standardized functions as well as their own proprietary intellectual property into a design. Finally, our APEX 20KE family, with up to 1.5 million usable gates (2.5 million maximum system gates), has the density to accommodate system-level designs and the performance to meet today's demanding specifications. The combination of design software that fits into the customer's existing design flow, parameterized cores, and programmable silicon as the test and delivery vehicle constitutes our definition of SOPC, and is our vision for our future.

Today, we can provide the functionality and integration of typical standard cell designs with an added benefit: programmability. Programmability has always shortened design cycles by reducing the time from design to working silicon. Going forward, this advantage is amplified by hardware/software co-design. In the realm of system on a chip, designers are faced with the complexity of simultaneously designing their system software and hardware. Programmable logic facilitates this process through an iterative design methodology and flexible partitioning between the hardware and software. System on a programmable chip is an integrated approach to system design that accelerates time-to-market, a proposition with ever-increasing value.

Our business began, seventeen years ago, selling programmable logic components that helped customers integrate small-scale standard logic devices and get to market quickly with lower design cost and more flexible inventory. Our business is evolving towards the selling of a solution that is indeed a complete system. Going forward, we will augment our knowledge of programmable silicon and design tools with end-applications expertise. Our acquisitions of Boulder Creek Engineering and Hammercores are the most visible signs to date of our determination to acquire systems expertise. We have also begun to realign our structure to facilitate the accumulation and development of systems expertise within the organization. We will leverage this expertise to help customers develop leading-edge systems and to focus our product development efforts. SOPC marks the beginning of a new era in system design and also a new period in Altera's evolution.

At the end of 1999, I announced my intention to retire from my position as CEO of Altera, while remaining as Chairman of the Board. As of this writing, the search for my successor is underway. I remain confident that the vision we have in place will endure and that our management team and employees have the leadership and skills to execute our goals. The foundational technologies we have in place and the steps that we have taken will continue to push Altera toward the goal of becoming the #1 ASIC supplier.

Thank you for your continued support.


Rodney Smith
Chairman, Chief Executive Officer, and President

                      SELECTED CONSOLIDATED FINANCIAL DATA




                                                                                Five-Year Summary
                                                                              Year ended December 31,
                                                 ------------------------------------------------------------------------------
                                                    1999             1998             1997             1996             1995
                                                 ----------       ----------       ----------       ----------       ----------
                                                                   (in thousands, except per share amounts)
Statements of Operations Data:
Sales                                            $  836,623       $  654,342       $  631,114       $  497,306       $  401,598
Cost of sales                                       301,322          249,474          236,958          191,958          158,808
Gross margin                                        535,301          404,868          394,156          305,348          242,790
Research and development expenses                    86,065           59,864           54,417           49,513           33,849
Selling, general, and administrative expenses       143,214          113,161          112,784           87,742           74,658
Income from operations                           $  306,022       $  231,843       $  226,955       $  168,093       $  134,283
Income before income taxes, equity
  investment and cumulative effect
  of change in accounting principle              $  343,077       $  244,183       $  229,571       $  169,137       $  137,891
Income before equity investment and
  cumulative effect of change in
  accounting principle                           $  231,578       $  164,827       $  151,517       $  109,135       $   86,871
Equity in loss of WaferTech, LLC                      7,584           10,440               --               --               --
Income before cumulative effect of
  change in accounting principle                    223,994          154,387          151,517          109,135           86,871
Cumulative effect of change in
  accounting principle                                   --               --           18,064               --               --
Net income                                       $  223,994       $  154,387       $  133,453       $  109,135       $   86,871
Income per share before cumulative
  effect of change in accounting principle:
    Basic                                        $     1.13       $     0.83       $     0.85       $     0.62       $     0.50
    Diluted                                            1.08             0.78             0.77             0.58             0.48
Net income per share:
    Basic                                        $     1.13       $     0.83       $     0.75       $     0.62       $     0.50
    Diluted                                            1.08             0.78             0.68             0.58             0.48
Shares used in computing income per share:
    Basic                                           198,079          186,986          177,050          174,812          173,250
    Diluted                                         207,464          203,178          205,232          201,626          191,862
Balance Sheet Data:
Working capital                                  $  785,359       $  587,923       $  430,371       $  295,020       $  346,242
Total assets                                      1,439,599        1,093,331          952,518          778,212          715,554
Long-term debt                                           --               --          230,000          230,000          288,600
Stockholders' equity                              1,118,073          881,721          536,687          370,245          255,189
Book value per share                                   5.63             4.52             3.01             2.11             1.46

                              ABOUT YOUR INVESTMENT


Stock Ownership Profile

The Company estimates that at December 31, 1999 there were more than 45,000 holders of Altera Stock.



Stock Price

Altera's initial public offering took place on March 31, 1988. The Company's price-to-earnings ratio at each year-end for the last five years was as follows:


1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
26.2                  29.6                  21.4                  39.0                  45.9

Computed using earnings that exclude the cumulative effect of change in accounting principle in 1997.



Trading Volume

The average trading volume in the Company's stock decreased 15% in 1999 over 1998, as measured by Nasdaq(R). Trading volume in 1999 averaged 4.4 million shares per day, compared to 5.1 million shares per day in 1998 and 5.6 million in 1997, retroactively adjusted for 2-for-1 splits of the Company's common stock in the second quarter of 1995, the fourth quarter of 1996, and the second quarter of 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA



                            Research and Development
                              (dollars in millions)


 1995                  1996                  1997                  1998                  1999
 ----                  ----                  ----                  ----                  ----
  34                    50                    54                    60                    86


                                  Gross Margin
                              (percentage of sales)


 1995                  1996                  1997                  1998                  1999
 ----                  ----                  ----                  ----                  ----
  61                    61                    62                    62                    64



                                    S, G & A
                              (percentage of sales)


 1995                  1996                  1997                  1998                  1999
 ----                  ----                  ----                  ----                  ----
  19                    18                    18                    17                    17


                             Income From Operations
                              (dollars in millions)

1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
 134                   168                   227                   232                   306

                                      Sales
                              (dollars in millions)


1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
 402                   497                   631                   654                   837


                               Sales Per Employee
                             (dollars in thousands)


1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
 519                   553                   630                   585                   656


                                   Units Sold
                               (units in millions)


1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
 39                    41                    54                    58                    69


                              Capital Expenditures
                              (dollars in millions)


1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
 46                    45                    81                    24                    30


                       1999 Revenue -- Geographic Channel
                                 $836.6 Million



North America           Asia-Pacific               Japan                   Europe
-------------           ------------               -----                   ------
     56%                     6%                     19%                     19%

                         1999 Revenue -- Market Segment
                                 $836.6 Million


Communications               EDP                Consumer & Other        Industrial
--------------               ---                ----------------        ----------
66%                          16%                      7%                     11%


                           1999 CMOS PLD Market Share*
                                  $2.6 Billion


Xilinx               Altera               Actel                Lucent               Lattice              Other
------               ------               -----                ------               -------              -----
  35%                 32%                   7%                   5%                  16%                   5%

*Company reports and Altera estimates



                                  Total Assets
                              (dollars in millions)


1995                  1996                  1997                  1998                   1999
----                  ----                  ----                  ----                   ----
 716                   778                   953                  1,093                  1440


                                 Working Capital
                              (dollars in millions)

1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
 346                   295                   430                   588                   785

                              Book Value Per Share
                                    (dollars)


1995                  1996                  1997                  1998                  1999
----                  ----                  ----                  ----                  ----
1.46                  2.11                  3.01                  4.52                  5.63


                              Stockholders' Equity
                              (dollars in millions)


1995                  1996                  1997                  1998                   1999
----                  ----                  ----                  ----                   ----
 255                   370                   537                   882                  1,118

CORPORATE DIRECTORY

Board of Directors

Rodney Smith
Chairman, President, and
Chief Executive Officer
Altera Corporation


Charles M. Clough
Former Chairman, President, and
Chief Executive Officer
Wyle Electronics


Michael A. Ellison
Chief Executive Officer
Steller, Inc.


Paul Newhagen
Former Vice President, Administration
Altera Corporation


Robert W. Reed
Former Senior Vice President
Intel Corporation


William E. Terry
Former Director and
Executive Vice President
Hewlett-Packard Company


Deborah Rieman, Ph.D.
Former President and
Chief Executive Officer
CheckPoint Software Technologies, Inc.


Corporate Officers

Rodney Smith
President and Chief Executive Officer


C. Wendell Bergere
Vice President, General Counsel,
and Secretary


Denis Berlan
Executive Vice President and
Chief Operating Officer


Erik R. Cleage
Senior Vice President, Marketing


John R. Fitzhenry
Vice President, Human Resources


Nathan Sarkisian
Senior Vice President and
Chief Financial Officer


Peter Smyth
Vice President, Sales



Appointed Officers

Bahram Ahanin
Vice President, CAD and
Design Automation


Melonie C. Brophy
Vice President, Finance,
and Treasurer

Donald F. Faria
Vice President, Customer Marketing,
Applications and Product Planning


Frank L. Hannig
Vice President and
Chief Information Officer


William Y. Hata
Vice President, Product Engineering


Lance M. Lissner
Vice President, Business Development and Investor Relations


Bruce Mielke
Vice President, Test Development


Thomas B. Murchie
Vice President, Operations


Timothy J. Propeck
Vice President, North America Sales


Timothy J. Southgate
Vice President, Software Engineering


Clifton S. Tong
Vice President, Corporate Marketing


Nigel Toon
Vice President and
Managing Director--Europe


John E. Turner
Vice President, Design Engineering


Corporate Headquarters

101 Innovation Drive
San Jose, California 95134
(408) 544-7000


Independent Accountants

PricewaterhouseCoopers LLP
San Jose, California

Stock Listing

Altera's common stock trades
on The Nasdaq Stock Market(R)
under the symbol ALTR.

For the past two years,
the quarterly high and low
closing sales prices for the
common stock were:



                            1999                                   1998
                  --------------------------            --------------------------
Quarter            High                Low               High                Low
-------           ------             -------            ------              ------
First             34-1/2             24-5/16            22-1/8              14-3/8
Second            40-5/16            32-1/16            22-5/16             14-1/8
Third             55-1/4             35-1/8             21-1/2              14-1/2
Fourth            67-3/4             41-3/4             30-15/16            14-3/4


Registrar/Transfer Agent

Fleet National Bank
c/o EquiServe
Investor Relations
P.O. Box 8040
Boston, MA 02266-8040
(781) 575-3120
http://www.EquiServe.com


Web Site

For current information on Altera Corporation, visit our web site at http://www.altera.com.


Additional Information

Please direct all requests to:
Investor Relations
101 Innovation Drive
San Jose, California 95134
(408) 544-7707

Earnings releases may be requested from Altera's Fax-on-Demand service at
(800) 789-2587 in the United States and Canada and at (408) 894-0466 from other international locations.

Copyright (C) 2000 Altera Corporation. Altera, The Programmable Solutions Company, APEX, APEX 20K, APEX 20KE, FLEX, FLEX 10K, FLEX 10KA, FLEX 10KE, FLEX 8000, FLEX 6000, FLEX 6000A, MAX, MAX 9000, MAX 9000A, MAX 7000, MAX 7000S, MAX
7000A, MAX 7000B, MAX 5000, MAX 3000, MAX 3000A, AMPP, Classic, FLASHlogic, FastTrack, FineLine BGA, Quartus, MAX+PLUS, MAX+PLUS II, MegaCore, MultiVolt, and individual device designations are trademarks and/or service marks of Altera Corporation in the United States and other countries. Altera Corporation acknowledges the trademarks of other organizations for their respective products or services mentioned in this document. All rights reserved.