Form 10-K, Exhibit 13
period 2000-12-31
ALTERA CORP
filed 2001-03-08
CIK 768251

                                                                    EXHIBIT 13.1

CORPORATE PROFILE

Altera Corporation, The Programmable Solutions Company(R), is a world leader in one of the fastest growing segments of the semiconductor industry: high-density programmable logic devices (PLDs). Altera PLDs are standard integrated circuits that offer significant advantages over custom logic chips such as application-specific integrated circuits (ASICs). Today's high-density PLDs, used in concert with Altera's desktop software design tools and optimized intellectual property building blocks, allow electronic systems manufacturers to execute on a single chip the same functionality that previously consumed an entire printed circuit board. This methodology, called "system on a programmable chip" (SOPC), helps electronic systems manufacturers shorten time-to-market and reduce development costs.

Altera serves over 13,000 customers in three primary market segments: communications, electronic data processing, and industrial applications. The Company sells its chips worldwide and derives nearly half of its revenues from markets outside the United States. Altera common stock is traded on The Nasdaq Stock Market(R) under the symbol ALTR. Altera's web site is located at http://www.altera.com.

SELECTED CONSOLIDATED FINANCIAL DATA

FIVE-YEAR SUMMARY
Years ended December 31,
(In thousands, except per share amounts)          2000          1999          1998        1997        1996
-----------------------------------------   ----------    ----------    ----------    --------    --------
STATEMENTS OF OPERATIONS DATA:
Sales                                       $1,376,815    $  836,623    $  654,342    $631,114    $497,306
Cost of sales                                  466,994       301,322       249,474     236,958     191,958
                                            ----------    ----------    ----------    --------    --------

Gross margin                                   909,821       535,301       404,868     394,156     305,348
Research and development expenses              172,373        86,065        59,864      54,417      49,513
Selling, general, and administrative
  expenses                                     209,979       143,214       113,161     112,784      87,742
Acquired in-process research and
  development expense                            6,305            --            --          --          --
                                            ----------    ----------    ----------    --------    --------
Income from operations                         521,164       306,022       231,843     226,955     168,093
Gain on sale of WaferTech, LLC                 178,105            --            --          --          --
Interest and other income (expense), net        46,145        37,055        12,340       2,616       1,044
                                            ----------    ----------    ----------    --------    --------
Income before income taxes, equity
  investment and cumulative effect
  of change in accounting principle            745,414       343,077       244,183     229,571     169,137
                                            ----------    ----------    ----------    --------    --------
Income before equity investment and
  cumulative effect of change in
  accounting principle                         498,307       231,578       164,827     151,517     109,135
Equity in loss of WaferTech, LLC                 1,400         7,584        10,440          --          --
                                            ----------    ----------    ----------    --------    --------
Income before cumulative effect of
  change in accounting principle               496,907       223,994       154,387     151,517     109,135
Cumulative effect of change in
  accounting principle                              --            --            --      18,064          --
                                            ----------    ----------    ----------    --------    --------
Net income                                  $  496,907    $  223,994    $  154,387    $133,453    $109,135
                                            ----------    ----------    ----------    --------    --------
Income per share before cumulative
  effect of change in accounting
  principle:
    Basic                                   $     1.25    $     0.57    $     0.41    $   0.43    $   0.31
    Diluted                                       1.19          0.54          0.39        0.39        0.29
Net income per share:
    Basic                                   $     1.25    $     0.57    $     0.41    $   0.38    $   0.31
    Diluted                                       1.19          0.54          0.39        0.34        0.29
Shares used in computing income per
  share:
    Basic                                      396,849       396,158       373,972     354,100     349,624
    Diluted                                    416,629       414,928       406,356     410,464     403,252

BALANCE SHEET DATA:
Working capital                             $1,013,155    $  785,359    $  587,923    $430,371    $295,020
Total assets                                 2,004,134     1,439,599     1,093,331     952,518     778,212
Long-term debt                                      --            --            --     230,000     230,000
Stockholders' equity                         1,247,930     1,118,073       881,721     536,687     370,245
Book value per share                              3.21          2.81          2.26        1.50        1.06

About Your Investment

STOCK OWNERSHIP PROFILE

The Company estimates that at December 31, 2000, there were more than 100,000 holders of Altera stock.

STOCK PRICE

Altera's initial public offering took place on March 31, 1988. The Company's price-to-earnings ratio at each year-end for the last five years was as follows:

          1996        1997       1998       1999       2000
          ----        ----       ----       ----       ----
           29.6       21.4       39.0       45.9       27.7

Computed using earnings that exclude the cumulative effect of change in accounting principle in 1997, and the one-time effects relating to the WaferTech transaction in 2000.

TRADING VOLUME

The average trading volume in the company's stock increased 6.8% in 2000 over 1999, as measured by Nasdaq(R). Trading volume in 2000 averaged 9.4 million shares per day, compared to 8.8 million shares per day in 1999 and 10.2 million shares in 1998, retroactively adjusted for 2-for-1 splits of the Company's common stock in the fourth quarter of 1996, the second quarter of 1999, and the third quarter of 2000.

ESTIMATED STOCK OWNERSHIP PERCENTAGE

     Institutional Investors                           80%

     Individuals                                       15%

     Officers, Directors & Employees                    5%

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Rodney Smith
Chairman of the Board
Altera Corporation

John Daane
President and Chief Executive Officer
Altera Corporation

Charles M. Clough
Former Chairman, President,
and Chief Executive Officer
Wyle Electronics

Michael A. Ellison
Former Chief Executive Officer
Steller, Inc.

Paul Newhagen
Former Vice President, Administration
Altera Corporation

Robert W. Reed
Former Senior Vice President
Intel Corporation

William E. Terry
Former Director and
Executive Vice President
Hewlett-Packard Company

Deborah Rieman, Ph.D.
Former President and
Chief Executive Officer
CheckPoint Software Technologies, Inc.

CORPORATE OFFICERS

John Daane
President and Chief Executive Officer

C. Wendell Bergere
Vice President, General Counsel,
and Secretary

Denis Berlan
Executive Vice President and
Chief Operating Officer

Erik R. Cleage
Senior Vice President, Marketing

John R. Fitzhenry
Vice President, Human Resources

Jordan Plofsky
Senior Vice President,
Embedded Processor Products

Lance M. Lissner
Senior Vice President,
Business Development

Nathan Sarkisian
Senior Vice President and
Chief Financial Officer

Michael Jacobs
Senior Vice President,
Worldwide Sales

APPOINTED OFFICERS

Bahram Ahanin
Vice President, Design Automation

Alain Bismuth
Vice President,
New Market Development

Robert Blake
Vice President, Product Planning

Melonie C. Brophy
Vice President, Finance and Treasurer

Misha R. Burich
Senior Vice President,
Software Development

James W. Callas
Vice President, Finance and
Corporate Controller

Timothy W. Colleran
Vice President, Product Marketing

Donald F. Faria
Vice President, Customer Marketing
and Applications

Francois Gregoire
Vice President, Technology

Frank L. Hannig
Vice President and
Chief Information Officer

William Y. Hata
Vice President, Product Engineering

Ben A. Lee
Vice President, Asia Pacific

Craig Lytle
Vice President,
Intellectual Property Business Unit

Robert C. Mahoney
Vice President, Strategic Accounts

Bruce Mielke
Vice President, Test Development

Thomas B. Murchie
Vice President, Operations

Chris T. K. Oh
Vice President, Asia Pacific Operations

Timothy J. Propeck
Vice President, North America Sales

Timothy J. Southgate
Vice President, Software Engineering

Clifton S. Tong
Vice President, Corporate Marketing

Nigel Toon
Vice President and
Managing Director, Europe

John E. Turner
Senior Vice President,
Design Engineering

Scott Wylie
Vice President, Investor Relations

CORPORATE HEADQUARTERS

101 Innovation Drive
San Jose, California 95134
(408) 544-7000

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
San Jose, California

STOCK LISTING

For the past two years, the quarterly high and low closing sales prices for the common stock, retroactively adjusted for 2-for-1 splits in 1999 and 2000, were:

                   2000                      1999
           --------------------      -------------------
Quarter      High        Low          High         Low
-------    --------    --------      -------     -------
First      48 1/2      24            17 1/4      12 5/32
Second     57 5/16     36 9/32       20 5/32     16 1/32
Third      64 13/16    43 31/32      27 5/8      17 9/16
Fourth     51 1/16     23 15/16      33 7/8      20 7/8

REGISTRAR/TRANSFER AGENT

Fleet National Bank
c/o EquiServe
P.O. Box 43010
Providence, Rhode Island 02940
(781) 575-3120
http://www.EquiServe.com

WEB SITE

For current information on Altera Corporation, visit our web site at http://www.altera.com.

ADDITIONAL INFORMATION

Please direct all requests to:

Investor Relations
101 Innovation Drive
San Jose, California 95134
(408) 544-7707

Business releases may be requested from our Fax-on-Demand service at
(800) 789-2587 in the United States and Canada, and at (408) 894-0466 from other international locations.