Form 10-K, Exhibit 13
period 2001-12-31
ALTERA CORP
filed 2002-03-08
CIK 768251

                                                                    EXHIBIT 13.1

                      SELECTED CONSOLIDATED FINANCIAL DATA

FIVE-YEAR SUMMARY
Years ended December 31,
(In thousands, except per share amounts)                           2001        2000         1999        1998         1997
-----------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
Net sales                                                       $  839,376  $1,376,815   $  836,623  $  654,342    $ 631,114
Cost of sales                                                      458,699     466,994      301,322     249,474      236,958
                                                                -------------------------------------------------------------
Gross margin                                                       380,677     909,821      535,301     404,868      394,156
Research and development expenses                                  170,869     172,373       86,065      59,864       54,417
Selling, general, and administrative expenses                      215,318     209,979      143,214     113,161      112,784
Acquired in-process research and development expense                     -       6,305            -           -            -
Restructuring and other special charges                             47,669           -            -           -            -
                                                                -------------------------------------------------------------
Income (loss) from operations                                      (53,179)    521,164      306,022     231,843      226,955
Gain on sale of WaferTech, LLC                                           -     178,105            -           -            -
Interest and other income, net                                      40,176      46,145       37,055      12,340        2,616
                                                                -------------------------------------------------------------
Income (loss) before income taxes, equity investment, and
   cumulative effect of change in accounting principle             (13,003)    745,414      343,077     244,183      229,571
Provision for income taxes                                          26,779     247,107      111,499      79,356       78,054
Equity in loss of WaferTech, LLC                                         -       1,400        7,584      10,440            -
Cumulative effect of change in accounting principle                      -           -            -           -       18,064
                                                                -------------------------------------------------------------
Net income (loss)                                               $  (39,782) $  496,907   $  223,994  $  154,387    $ 133,453
                                                                =============================================================
Net income (loss) per share:
       Basic                                                    $    (0.10) $     1.25   $     0.57  $     0.41    $    0.38
       Diluted                                                       (0.10)       1.19         0.54        0.39         0.34
Shares used in computing income (loss) per share:
       Basic                                                       386,097     396,849      396,158     373,972      354,100
       Diluted                                                     386,097     416,629      414,928     406,356      410,464

BALANCE SHEET DATA:

Working capital                                                 $  882,421  $1,013,155   $  785,359  $  587,923    $ 430,371
Total assets                                                     1,361,427   2,004,134    1,439,599   1,093,331      952,518
Long-term debt                                                           -           -            -           -      230,000
Stockholders' equity                                             1,114,500   1,247,930    1,118,073     881,721      536,687
Book value per share                                                  2.89        3.21         2.81        2.26         1.50