Form 10-K, Exhibit 13
period 2002-12-31
ALTERA CORP
filed 2003-03-11
CIK 768251

                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 13.1

                                   SELECTED CONSOLIDATED FINANCIAL DATA

FIVE-YEAR SUMMARY
Years ended December 31,
(In thousands, except per share amounts)                       2002            2001          2000            1999           1998
----------------------------------------                       ----            ----          ----            ----           ----
STATEMENTS OF OPERATIONS DATA:
Net sales                                                   $  711,684     $  839,376     $1,376,815     $  836,623      $  654,342
Cost of sales                                                  263,067        458,699        466,994        301,322         249,474
                                                             ---------      ---------      ---------      ---------       ---------
Gross margin                                                   448,617        380,677        909,821        535,301         404,868
Research and development expenses                              182,766        170,869        172,373         86,065          59,864
Selling, general, and administrative expenses                  168,484        215,318        209,979        143,214         113,161
Acquired in-process research and development expense                 -              -          6,305              -               -
Restructuring and other special charges                              -         47,669              -              -               -
                                                             ---------      ---------      ---------      ---------       ---------
Income (loss) from operations                                   97,367        (53,179)       521,164        306,022         231,843
Gain on sale of WaferTech, LLC                                       -              -        178,105              -               -
Interest and other income, net                                  25,961         40,176         46,145         37,055          12,340
                                                             ---------      ---------      ---------      ---------       ---------
Income (loss) before income taxes and equity investment        123,328        (13,003)       745,414        343,077         244,183
Provision for income taxes                                      32,065         26,779        247,107        111,499          79,356
Equity in loss of WaferTech, LLC                                     -              -          1,400          7,584          10,440
                                                             ---------      ---------      ---------      ---------       ---------
Net income (loss)                                           $   91,263     $  (39,782)    $  496,907     $  223,994      $  154,387
                                                             =========      =========      =========      =========       =========
Net income (loss) per share:
       Basic                                                $     0.24     $    (0.10)    $     1.25     $     0.57      $     0.41
       Diluted                                                    0.23          (0.10)          1.19           0.54            0.39
Shares used in computing income (loss) per share:
       Basic                                                   383,619        386,097        396,849        396,158         373,972
       Diluted                                                 391,708        386,097        416,629        414,928         406,356

BALANCE SHEET DATA:
Working capital                                             $  935,675     $  882,421     $1,013,155     $  785,359      $  587,923
Total assets                                                 1,371,737      1,361,427      2,004,134      1,439,599       1,093,331
Long-term debt                                                       -              -              -              -               -
Stockholders' equity                                         1,131,236      1,114,500      1,247,930      1,118,073         881,721
Book value per share                                              2.95           2.89           3.21           2.81            2.26