Form 10-K, Exhibit 13
period 2003-12-31
ALTERA CORP
filed 2004-03-15
CIK 768251

EXHIBIT 13.1

Selected Consolidated Financial Data

Five-Year Summary

	Years ended December 31,
(In thousands, except per share amounts)	2003	2002	2001	2000	1999
Statements of Operations Data:
Net sales	$827,207	$711,684	$839,376	$1,376,815	$836,623
Cost of sales	265,873	263,067	458,699	466,994	301,322

Gross margin	561,334	448,617	380,677	909,821	535,301
Research and development expenses	178,543	182,766	170,869	172,373	86,065
Selling, general, and administrative expenses	184,609	168,484	215,318	209,979	143,214
Acquired in-process research and development expense	—	—	—	6,305	—
Restructuring and other special charges	—	—	47,669	—	—

Income (loss) from operations	198,182	97,367	(53,179)	521,164	306,022
Gain on sale of WaferTech, LLC	—	—	—	178,105	—
Interest and other income, net	14,319	25,961	40,176	46,145	37,055

Income (loss) before income taxes and equity investment	212,501	123,328	(13,003)	745,414	343,077
Provision for income taxes	57,376	32,065	26,779	247,107	111,499
Equity in loss of WaferTech, LLC	—	—	—	1,400	7,584

Net income (loss)	$155,125	$91,263	$(39,782)	$496,907	$223,994

Net income (loss) per share:
Basic	$0.41	$0.24	$(0.10)	$1.25	$0.57
Diluted	0.40	0.23	(0.10)	1.19	0.54
Shares used in computing income (loss) per share:
Basic	381,387	383,619	386,097	396,849	396,158
Diluted	389,753	391,708	386,097	416,629	414,928
Balance Sheet Data:
Working capital	$884,830	$909,858	$850,561	$1,002,764	$782,768
Total assets	1,487,606	1,371,737	1,361,427	2,004,134	1,439,599
Stockholders’ equity	1,102,404	1,131,236	1,114,500	1,247,930	1,118,073
Book value per share	2.93	2.95	2.89	3.21	2.81