Form 10-K, Exhibit 13
period 2004-12-31
ALTERA CORP
filed 2005-03-11
CIK 768251

EXHIBIT 13.1

Selected Consolidated Financial Data

Five-Year Summary

Five Years ended December 31, 2004 (In thousands, except per share amounts)	2004	2003	2002	2001	2000
Statements of Operations Data:
Net sales	$1,016,364	$827,207	$711,684	$839,376	$1,376,815
Cost of sales	310,168	265,873	263,067	458,699	466,994

Gross margin	706,196	561,334	448,617	380,677	909,821
Research and development expenses	180,525	178,543	182,766	170,869	172,373
Selling, general, and administrative expenses	210,745	184,609	168,484	215,318	209,979
Acquired in-process research and development expense	—	—	—	—	6,305
Restructuring and other special charges	—	—	—	47,669	—

Income (loss) from operations	314,926	198,182	97,367	(53,179)	521,164
Gain on sale of WaferTech, LLC	—	—	—	—	178,105
Interest and other income, net	15,857	14,319	25,961	40,176	46,145

Income (loss) before income taxes and equity investment	330,783	212,501	123,328	(13,003)	745,414
Provision for income taxes	55,672	57,376	32,065	26,779	247,107
Equity in loss of WaferTech, LLC	—	—	—	—	1,400

Net income (loss)	$275,111	$155,125	$91,263	$(39,782)	$496,907

Net income (loss) per share:
Basic	$0.74	$0.41	$0.24	$(0.10)	$1.25
Diluted	0.72	0.40	0.23	(0.10)	1.19
Shares used in computing income (loss) per share:
Basic	373,785	381,387	383,619	386,097	396,849
Diluted	382,473	389,753	391,708	386,097	416,629

Balance Sheet Data:
Working capital	$1,069,055	$884,830	$909,858	$850,561	$1,002,764
Total assets	1,746,666	1,523,760	1,371,737	1,361,427	2,004,134
Stockholders’ equity	1,278,624	1,102,404	1,131,236	1,114,500	1,247,930
Book value per share	3.42	2.93	2.95	2.89	3.21

Note: Certain reclassifications have been made to the 2003 balance sheet to conform to the 2004 presentation.